EXHIBIT 10.65

                                                  EXECUTION COPY

                               U.S.$500,000,000

                               CREDIT AGREEMENT

                         Dated as of February 28, 1996

                                     Among

                               IMC GLOBAL INC.,
                          IMC GLOBAL OPERATIONS INC.,
                       INTERNATIONAL MINERALS & CHEMICAL
                           (CANADA) GLOBAL LIMITED,
                            KALIUM CANADA, LTD. and
                         CENTRAL CANADA POTASH, INC.,

                                 as Borrowers

                                      and

                      IMC GLOBAL INC. AND THE SUBSIDIARY
                           GUARANTORS NAMED HEREIN,

                                 as Guarantors

                                      and

                       THE INITIAL LENDERS NAMED HEREIN,

                              as Initial Lenders

                                      and

                                CITIBANK, N.A.,

             as U.S. Administrative Agent and Documentation Agent

                                      and

                               CITIBANK CANADA,

                       as Canadian Administrative Agent

                                      and

                      NATIONSBANC CAPITAL MARKETS, INC.,

                             as Syndication Agent

                                      and

       CITICORP SECURITIES, INC. and NATIONSBANC CAPITAL MARKETS, INC.,

                                 as Arrangers
                               TABLE OF CONTENTS

                                                                 Page


     ARTICLE I

     DEFINITIONS AND ACCOUNTING TERMS

     1.01.  Certain Defined Terms                                  2
     1.02.  Computation of Time Periods                           33
     1.03.  Accounting Terms                                      33


     ARTICLE II

     AMOUNTS AND TERMS OF THE ADVANCES
     AND THE LETTERS OF CREDIT

     2.01.  The Regular Advances                                  34
     2.02.  Making the Regular Advances                           35
     2.03.  Repayment of Regular Advances                         38
     2.04.  Reduction of the Commitments                          39
     2.05.  Prepayments of Regular Advances                       40
     2.06.  Interest on Regular Advances                          41
     2.07.  Fees                                                  43
     2.08.  Conversion of Regular Advances                        44
     2.09.  Increased Costs, Etc.                                 45
     2.10.  Payments and Computations                             47
     2.11.  Taxes                                                 49
     2.12.  Sharing of Payments, Etc.                             51
     2.13.  Letters of Credit                                     52
     2.14.  The Competitive Bid Advances                          58
     2.15.  Use of Proceeds                                       62
     2.16.  Defaulting Lenders                                    63
     2.17.  Replacement of Certain Lenders                        65


     ARTICLE III

     CONDITIONS TO EFFECTIVENESS AND LENDING

     3.01.  Conditions to Effectiveness                           66
     3.02.  Conditions Precedent to Initial Extension
             of Credit                                            68
     3.03.  Conditions Precedent to Each Regular Borrowing
              and Each Issuance, Etc.                             71
     3.04.  Conditions Precedent to Each Competitive
              Bid Borrowing                                       71
     3.05.  Determinations Under Sections 3.01 and 3.02           72


     ARTICLE IV

     REPRESENTATIONS AND WARRANTIES

     4.01.  Representations and Warranties of the Borrowers
              and the Guarantors                                  73


     ARTICLE V

     COVENANTS OF THE BORROWERS AND THE GUARANTORS

     5.01.  Affirmative Covenants                                 79
     5.02.  Negative Covenants                                    83
     5.03.  Reporting Requirements                                93
     5.04.  Financial Covenants                                   97


     ARTICLE VI

     EVENTS OF DEFAULT

     6.01.  Events of Default                                     98
     6.02.  Actions in Respect of the Letters of Credit
              upon Default                                       101


     ARTICLE VII

     GUARANTY

     7.01.  Guaranty                                             102
     7.02.  Guaranty Absolute                                    103
     7.03.  Waiver  104
     7.04.  Payments Free and Clear of Taxes, Etc.               104
     7.05.  Continuing Guaranty; Assignments                     105
     7.06.  Subrogation  106
     7.07.  Release of Subsidiary Guarantors                     107


     ARTICLE VIII

     THE AGENTS

     8.01.  Authorization and Action                             107
     8.02.  Agents' Reliance, Etc.                               107
     8.03.  Citibank, NationsBanc and Affiliates                 108
     8.04.  Lender Credit Decision                               108
     8.05.  Indemnification                                      109
     8.06.  Successor Agents                                     109


     ARTICLE IX

     MISCELLANEOUS

     9.01.  Amendments, Etc.                                     110
     9.02.  Notices, Etc.                                        111
     9.03.  No Waiver; Remedies                                  111
     9.04.  Costs and Expenses                                   111
     9.05.  Right of Setoff                                      113
     9.06.  Binding Effect                                       114
     9.07.  Assignments, Designations and Participations         114
     9.08.  Governing Law                                        118
     9.09.  Execution in Counterparts                            118
     9.10.  No Liability of the Issuing Banks                    118
     9.11.  Confidentiality                                      119
     9.12.  Acknowledgements                                     119
     9.13.  Judgment                                             119
     9.14.  Jurisdiction, Etc.                                   120
     9.15.  Interest Act (Canada)                                121
     9.16.  Currency                                             121
     9.17.  Waiver of Jury Trial                                 121


Schedules

  Schedule I         -           Commitments and Applicable Lending Offices

  Schedule 2.13(f)   -           Existing Letters of Credit

  Schedule 4.01(b)   -           List of Relevant Subsidiaries

  Schedule 4.01(d)   -           List of Authorizations, Approvals, Actions,
Notices and Filings

  Schedule 5.02(a)   -           Existing Liens

  Schedule 5.02(b)   -           Existing Debt

  Schedule 5.02(e)   -           Existing Investments
Exhibits

  Exhibit A-1 -  Form of Canadian RC Note

  Exhibit A-2    -  Form of U.S. RC Note

  Exhibit A-3 - Form of Competitive Bid Note

  Exhibit A-4 -  Form of Term Note

  Exhibit B-1 -  Form of Notice of Borrowing

  Exhibit B-2 - Form of Notice of Competitive Bid Borrowing

  Exhibit C   -  Form of Assignment and Acceptance

  Exhibit D   -  Form of Designation Agreement

  Exhibit E   -  Form of Opinion of Canadian Counsel for the Loan Parties

  Exhibit F   -  Form of Opinion of Canadian Counsel for the Lenders

  Exhibit G   -  Form of Opinion of New York Counsel
                   for the Loan Parties

  Exhibit H   - Form of Opinion of General Counsel of Global with respect to the Loan Parties

  Exhibit I   -  Form of Confidentiality Agreement

  Exhibit J   -  Form of Opinion of Canadian Counsel for the Loan Parties



                               CREDIT AGREEMENT


          CREDIT AGREEMENT dated as of February 28, 1996 among IMC GLOBAL INC., a Delaware corporation ("Global"), IMC GLOBAL OPERATIONS INC. ("Global Operations"), a Delaware corporation, INTERNATIONAL MINERALS & CHEMICAL (CANADA) GLOBAL LIMITED, a corporation organized under the federal laws of Canada ("IMC Canada"), KALIUM CANADA, LTD., a corporation organized under the federal laws of Canada ("Kalium"), and CENTRAL CANADA POTASH, INC., a Delaware corporation ("CCP"), as borrowers (to the extent hereinafter described), GLOBAL and the Subsidiary Guarantors (as hereinafter defined), as guarantors (to the extent hereinafter described), the banks and financial institutions (the "Initial Lenders") listed on the signature pages hereof, CITIBANK, N.A. ("Citibank"), as U.S. administrative agent (together with any successor appointed pursuant to Article VIII, the "U.S. Administrative Agent") and documentation agent (together with any successor appointed pursuant to Article VIII, the "Documentation Agent"), CITIBANK CANADA ("Citibank Canada"), as Canadian administrative agent (together with any successor appointed pursuant to Article VIII, the "Canadian Administrative Agent"), NATIONSBANC CAPITAL MARKETS, INC., as syndication agent (the "Syndication Agent", and together with the U.S. Administrative Agent, the Documentation Agent and the Canadian Administrative Agent, the "Agents") and CITICORP SECURITIES, INC. and NATIONSBANC CAPITAL MARKETS, INC., as Arrangers.

          PRELIMINARY STATEMENTS.

          (1) Pursuant to the Agreement and Plan of Merger dated as of November 13, 1995 (as amended, supplemented or otherwise modified in accordance with its terms, to the extent consented to pursuant to Section 3.02 and as permitted in accordance with the Loan Documents (as hereinafter defined), the "Merger Agreement") among Global, Bull Merger Company, a Delaware corporation and wholly-owned subsidiary of Global ("Bull Merger"), and The Vigoro Corporation, a Delaware corporation ("Vigoro"), Global has agreed to consummate a merger (the "Merger") of Bull Merger with and into Vigoro, in which Vigoro will be the surviving corporation.

          (2) In order to provide funds for the refinancing of certain existing Debt (as hereinafter defined) of Global Operations, Vigoro and Kalium and for other general corporate purposes, the Borrowers have entered into this Agreement pursuant to which the Lenders have indicated their willingness to agree to lend to the Borrowers an aggregate principal amount of up to $500,000,000 on the terms and conditions set forth herein. The Guarantors have agreed to guarantee, on the terms and conditions set forth herein, the due and punctual payment and performance by the Borrowers of their Obligations (as hereinafter defined) to the Agents and the Lenders pursuant hereto.

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:


                                   ARTICLE I

                       DEFINITIONS AND ACCOUNTING TERMS

          Section 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Adjusted Net Assets" has the meaning specified in Section 7.01(b).

          "Adjusted Tangible Net Worth" means, at any time of determination, an amount equal to the amount by which (a) Consolidated total shareholders' equity (excluding the aggregate liquidation preference of the Vigoro Series E Preferred Stock) in Global and its Subsidiaries exceeds
     (b) Consolidated total intangible assets of Global and its Subsidiaries; provided, however, that in calculating Adjusted Tangible Net Worth, the one time and ongoing impact of the change in the functional currency of any foreign Subsidiary for purposes of the Consolidation of their accounts with those of Global and its other Subsidiaries in the financial statements of Global recorded as the foreign currency translation adjustment in the equity accounts of the Consolidated financial statements of Global shall be excluded.

          "Advance" means a Term Advance, an RC Advance, a Swing Line Advance, a Competitive Bid Advance or a Letter of Credit Advance.

          "Affected Lender" has the meaning specified in Section 2.17.

          "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

          "Agents" has the meaning specified in the recital of parties to this Agreement.

          "Agreement Accounting Principles" shall mean U.S. GAAP or Canadian GAAP, as the case may be, as applied in the preparation of the financial statements referred to in Section 4.01(f), applied in all material respects on a consistent basis, together with any changes in U.S. GAAP or Canadian GAAP, as the case may be, after the date hereof or any inconsistent applications by Global or any of its Subsidiaries arising as a result of the Merger, in each case, which are not Material Accounting Changes, to the extent permitted under Section 5.02(h). In the event an amendment is entered into pursuant to Section 5.02(h), all references in this Agreement to Agreement Accounting Principles, U.S. GAAP or Canadian GAAP shall mean U.S. GAAP or Canadian GAAP, as applicable, as in effect from time to time after the date of such amendment, applied in all material respects thereafter on a consistent basis taking into account such amendment, together with any changes in U.S. GAAP or Canadian GAAP, as applicable, or any inconsistent applications by Global or any of its Subsidiaries arising as a result of the Merger after the date of such amendment in each case which are not Material Accounting Changes, to the extent permitted under Section 5.02(h).

          "Applicable Lending Office" means, with respect to (a) each U.S. RC Lender and each Term Lender, such Lender's Domestic Lending Office in the case of a Base Rate Advance and such Lender's Eurodollar Lending Office in the case of a Eurodollar Rate Advance, (b) each Canadian RC Lender, such Lender's Canadian Lending Office in the case of a Base Rate Advance and such Lender's Eurodollar Lending Office in the case of a Eurodollar Rate Advance and (c) in the case of a Competitive Bid Advance, the office of such Lender notified by such Lender to the Appropriate Administrative Agent as its Applicable Lending Office with respect to such Competitive Bid Advance.

          "Applicable Margin" means, in the case of Base Rate Advances and Eurodollar Rate Advances, at any time (a) from the date hereof until the date on which financial statements are delivered or required to be delivered pursuant to Section 5.03(b), 0.00% for Base Rate Advances and 1/2 of 1% for Eurodollar Rate Advances and (b) thereafter, a rate equal to the rate per annum set forth in the table below under the heading "Applicable Margin for Base Rate Advances" or "Applicable Margin for Eurodollar Rate Advances", as the case may be, opposite the leverage ratio (calculated as set forth in Section 5.04(c) (the "Leverage Ratio")) set forth below as calculated based on the most recent financial statements required to be delivered by Global pursuant to Section 5.03(b) or (c).

                                    Applicable     Applicable
                                    Margin for     Margin for
     Level   Leverage Ratio          Base Rate     Eurodollar
                                     Advances       Advances

     Level 1 Less than or equal           0.00%          0.3750%
             to 0.35
     Level 2 Greater than 0.35            0.00%          0.4375%
             and less than or
             equal to 0.40
     Level 3 Greater than 0.40            0.00%          0.5000%
             and less than or
             equal to 0.45
     Level 4 Greater than 0.45             .50%          0.6250%
             and less than or
             equal to 0.50
     Level 5 Greater than 0.50            1.00%          0.7500%

     The Applicable Margin for Swing Line Advances shall be a percentage per annum equal to the Applicable Margin in effect from time to time for RC Advances that are Base Rate Advances less the Unused Commitment Fee Rate in effect at such time. In the determination of the Applicable Margin hereunder, (A) no change in the Applicable Margin shall be effective until two Business Days after the date on which the U.S. Administrative Agent receives financial statements pursuant to Section 5.03(b) or (c) and a certificate of the chief financial officer or treasurer of Global pursuant to Section 5.03(b) or (c) demonstrating such ratio and (B) if Global has not submitted to the U.S. Administrative Agent the information described in clause (A) above as and when required under Section 5.03(b) or 5.03(c), as the case may be, the Applicable Margin shall be at Level 5 until the Business Day on which such information has been received by the U.S. Administrative Agent, at which time the Applicable Margin shall be based on such information.

          "Appropriate Administrative Agent" means, at any time, with respect to (a) the U.S. RC Facility, the U.S. Borrowers, the Term Facility or the Term Borrowers, the U.S. Administrative Agent and (b) with respect to the Canadian RC Facility or the Canadian Borrowers, the Canadian
     Administrative Agent.

          "Appropriate Administrative Agent's Account" means, with respect to
     (a) the U.S. Administrative Agent, the account of the U.S. Administrative Agent maintained by the U.S. Administrative Agent with Citibank at its office at 399 Park Avenue, New York, New York 10043, Account No. 36852248, Account Name: NAIB Agency/MTF Ref: IMC Global, Attention: Philip Green,
     (b) the Canadian Administrative Agent, the account of the Canadian Administrative Agent with Citibank, N.A. at its office at 399 Park Avenue, New York, New York 10043, Account No. 36006535, Account Name: Citibank Canada, Attention: Lita Pulumbarit, and (c) either Administrative Agent, such other account maintained by such Administrative Agent and designated by such Administrative Agent in a written notice to the Borrowers and the Appropriate Lenders.

          "Appropriate Lender" means, at any time, with respect to (a) any of the Term, Canadian RC or U.S. RC Facilities, a Lender that has a Commitment with respect to such Facility at such time, (b) the Letter of Credit Facility, (i) any Issuing Bank and (ii) if the other RC Lenders have made Letter of Credit Advances pursuant to Section 2.13(c) that are outstanding at such time, each such other RC Lender and (c) the Swing Line Facility, (i) any Swing Line Bank and (ii) if the other RC Lenders have made Swing Line Advances pursuant to Section 2.02(b) that are outstanding at such time, each such other RC Lender.

          "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an Eligible Assignee, accepted and, if applicable, approved by the U.S. Administrative Agent and, if applicable, approved by Global, in accordance with Section 9.07 and in substantially the form of Exhibit C hereto.

          "Available Amount" of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

          "Base Rate" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

               (a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank's base rate;

               (b) the sum (adjusted to the nearest 1/4 of 1% or, if there is no nearest 1/4 of 1%, to the next higher 1/4 of 1%) of (i) 1/2 of 1% per annum, plus (ii) the rate obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average (adjusted to the basis of a year of 360 days) being determined weekly on each Monday (or, if such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for Citibank with respect to liabilities consisting of or including (among other liabilities) three-month U.S. dollar non-personal time deposits in the United States, plus (iii) the average during such three-week period of the annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring U.S. dollar deposits of Citibank in the United States; and

               (c)  1/2 of 1% per annum above the Federal Funds Rate.

          "Base Rate Advance" means a Regular Advance that bears interest as provided in Section 2.06(a)(i).

          "Borrower" means (i) with respect to the Term Facility and the Advances made thereunder, the Term Borrower; (ii) with respect to the U.S. RC Facility and the Advances made thereunder, either U.S. Borrower; (iii) with respect to the Canadian RC Facility and the Advances made thereunder, any Canadian Borrower; (iv) with respect to the Swing Line Facility and the Advances made thereunder, either U.S. Borrower; (v) with respect to the Letter of Credit Facility under the U.S. RC Facility, the Letters of Credit issued thereunder and the Letter of Credit Advances resulting therefrom, either U.S. Borrower; (vi) with respect to the Letter of Credit Facility under the Canadian RC Facility, the Letters of Credit issued thereunder and the Letter of Credit Advances resulting therefrom, any Canadian Borrower; and (vii) in all other respects, any of either U.S. Borrower, any Canadian Borrower and/or the Term Borrower, as applicable.

          "Borrower's Account" means, with respect to Borrowings by Global, Global Operations, IMC Canada, Kalium or CCP, as the case may be, (i) the account of Global maintained by Global with Citibank at its office at 399 Park Avenue, New York, New York 10043, Account No. 40506006, (ii) the account of Global Operations maintained by Global Operations with Citibank at its office at 399 Park Avenue, New York, New York 10043, Account
     No. 40508677, (iii) the account of Kalium maintained by Kalium with Royal Bank of Canada, Business Banking Centre, P.O. Box 4422, 2010 11th Avenue, 8th Floor, Regina, Saskatchewan S4P 3W7, Account No. 400-045-1 and (iv) with respect to either CCP or IMC Canada, such account or accounts maintained by Kalium with Royal Bank of Canada, Business Banking Centre, P.O. Box 4422, 2010 11th Avenue, 8th Floor, Regina, Saskatchewan S4P 3W7, Account No. 400-045-1, and designated by CCP or IMC Canada, as the case may be, as its "Borrower's Account" in a written notice to the Canadian Administrative Agent.

          "Borrowing" means a Term Borrowing, an RC Borrowing, a Competitive Bid Borrowing or a Swing Line Borrowing.

          "Bull Merger" has the meaning specified in the recital of the parties to this Agreement.

          "Business Day" means (i) for all purposes other than as covered by clauses (ii) and (iii) below, a day of the year on which banks are not required or authorized to close in New York, NY or Chicago, IL; (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, the Canadian RC Advances or the Term Advances, a day of the year on which banks are not required or authorized to close in Toronto, Ontario, or Regina, Saskatchewan; and (iii) with respect to all notices and determinations in connection with, and payments of principal and interest on, the Eurodollar Rate Advances, a day of the year under clause (i) above and on which dealings are carried on in the London interbank market.

          "Canadian Administrative Agent" has the meaning specified in the recitals of the parties to this Agreement.

          "Canadian Borrower" means any of IMC Canada, Kalium or CCP.

          "Canadian GAAP" shall mean, at any time, accounting principles generally accepted in Canada as recommended in the Handbook of the Canadian Institute of Chartered Accountants, applied, except as otherwise provided in Section 5.02(h), on a consistent basis.

          "Canadian Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Canadian Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Canadian Borrowers and the Canadian Administrative Agent.

          "Canadian Plan" means any plan, arrangement or agreement relating to retirement savings or pensions including, without limiting the generality of the foregoing, any defined benefit pension plan, defined contribution pension plan, or group registered retirement savings plan, in respect of which any Canadian Borrower is a party or is bound, or has any liability or contingent liability (other than the Canada Pension Plan and other plans established and administered by the federal or any provincial government of Canada).

          "Canadian RC Advance" has the meaning specified in Section
     2.01(a)(ii).

          "Canadian RC Borrowing" means a borrowing consisting of simultaneous Canadian RC Advances of the same Type made by the Canadian RC Lenders.

          "Canadian RC Commitment" means, with respect to any Canadian RC Lender at any time, the amount set forth opposite such Canadian RC Lender's name on Schedule I hereto under the caption "Canadian RC Commitment" or, if such Canadian RC Lender has entered into one or more Assignments and Acceptances, the amount set forth for such Canadian RC Lender in the Register maintained by the U.S. Administrative Agent pursuant to Section 9.07(g) as such Canadian RC Lender's "Canadian RC Commitment", as such amount may be reduced at or prior to such time pursuant to Section 2.04.

          "Canadian RC Facility" means, at any time, the aggregate amount of the Canadian RC Lenders' Canadian RC Commitments at such time.

          "Canadian RC Lender" means any Lender that has a Canadian RC
     Commitment.

          "Canadian RC Note" means a promissory note of any Canadian Borrower payable to the order of any Canadian RC Lender, in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Canadian RC Advances made by such Lender.

               "Canpotex" means Canpotex Limited, a corporation organized under the federal laws of Canada.

          "Canpotex Debt" means all Debt of IMC Canada and Kalium or any other Subsidiary of Global arising out of or related to their membership in Canpotex, including all Debt under (i) the Ground Lease and the Facilities Lease with the Port of Portland and related documents in connection with the issuance by the Port of Portland of $48,000,000 in aggregate principal amount of its Special Obligation Revenue Bonds, Series 1996 (Portland Bulk Terminals, L.L.C. Project and (ii) the Loan Agreement with London Life Insurance Company and the corresponding Neptune Port Expansion Agreement with Neptune Bulk Terminal (Canada) Ltd. and related documents in the aggregate principal amount of Canadian $30,000,000.

          "Capitalization" means the sum of (a) Adjusted Tangible Net Worth plus (b) Consolidated Funded Debt.

          "Capitalized Leases" has the meaning specified in clause (e) of the definition of Debt.

          "Cash Equivalents" means, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States, or Canada or any province thereof, or any agency or instrumentality thereof (provided that the full faith and credit of the United States, or Canada or any province thereof, is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (ii) time deposits and certificates of deposit of any commercial bank incorporated in the United States or Canada of recognized standing having capital and surplus in excess of $250,000,000 having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least "A" or the equivalent thereof from S&P or "A-2" or the equivalent thereof from Moody's or at least A or the equivalent thereof by Canadian Bond Rating Service Limited or at least A Middle or the equivalent thereof by Dominion Bond Rating Service Limited with maturities of not more than six months from the date of acquisition by such Person, (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by any Person incorporated in the United States, or Canada or any province thereof, rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's or at least A-1 or the equivalent thereof by Canadian Bond Rating Service Limited or at least R-1 (Middle or High) or the equivalent thereof by Dominion Bond Rating Service Limited and in each case maturing not more than six months after the date of acquisition by such Person, (v) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses
     (i) through (iv) above and (vi) investments in funds substantially all of whose assets are comprised of securities of the types described in clauses
     (i) through (v) above in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding without regard to the credit rating qualifications set forth in any of such clauses.

          "CCP" has the meaning specified in the recital of parties to this Agreement.

          "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as the same may be amended from time to time.

          "Chemical Supplier Debt" shall mean indebtedness incurred in the ordinary course of business owing by Global or any of its Subsidiaries to chemical suppliers, which indebtedness represents a financing of the purchase price of such goods.

          "Citibank" has the meaning specified in the recital of parties to this Agreement.

          "Citibank Canada" has the meaning specified in the recital of parties to this Agreement.

          "Commitment" means a Term Commitment, a U.S. RC Commitment, a Canadian RC Commitment or a Letter of Credit Commitment.

          "Competitive Bid Advance" means an advance by a Lender to either U.S. Borrower as part of a Competitive Bid Borrowing resulting from the competitive bidding procedure described in Section 2.14 and refers to a Fixed Rate Advance or a LIBO Rate Advance.

          "Competitive Bid Borrowing" means a borrowing consisting of simultaneous Competitive Bid Advances from each of the Lenders whose offer to make one or more Competitive Bid Advances as part of such borrowing has been accepted under the competitive bidding procedure described in
     Section 2.14.

          "Competitive Bid Note" means a promissory note of either U.S. Borrower payable to the order of any Lender, in substantially the form of Exhibit A-3 hereto, evidencing the indebtedness of such U.S. Borrower to such Lender resulting from a Competitive Bid Advance made by such Lender.

          "Competitive Bid Reduction" has the meaning specified in Section 2.01(a)(i).

          "Confidential Information" means information that any Loan Party or any of its Subsidiaries furnishes to any Agent or any Lender on a confidential basis, including, without limitation, information subject to the confidentiality provisions contained in the applicable Lender's Confidentiality Agreement, the Pre-Commitment Information, but does not include any such information that is or becomes generally available to the public other than as a result of a breach by any Agent or any Lender of its obligations hereunder or under its Confidentiality Agreement or that is or becomes available to such Agent or such Lender from a source other than any other Lender or any Loan Party or any of its Subsidiaries.

          "Confidentiality Agreement" means (a) for each Agent or Lender party hereto as of the Effective Date, the confidentiality agreement entered into among Global, Vigoro and such Agent or Lender (or its Affiliate) in contemplation of the financing transaction evidenced by this Agreement and
     (b) otherwise has the meaning specified in Section 9.07(i).

          "Consolidated" refers to the consolidation of accounts in accordance with Agreement Accounting Principles.

          "Consolidated Funded Debt" as of any date means the aggregate amount of the Funded Debt of Global and its Consolidated Subsidiaries outstanding on that date (but excluding, to the extent otherwise included therein, Excluded Debt).

          "Conversion", "Convert" and "Converted" each refer to a conversion of Regular Advances of one Type into Regular Advances of the other Type pursuant to Section 2.08 or 2.09.

          "Current Interest" has the meaning specified in Section 4.01 of the Partnership Agreement.

          "Disclosure Letter" means the disclosure letter dated as of the date hereof from the Loan Parties to the Lenders and the Agents.

          "Debt" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all payment Obligations of such Person for the deferred purchase price of property or services (other than trade payables and other accrued expenses not overdue by more than 180 days incurred in the ordinary course of such Person's business and other than Obligations of such Person arising in connection with take-or-pay contracts not overdue by more than 180 days with suppliers of ammonia, phosphate, natural gas or other fertilizer, or for the transport of such products, to meet its normal raw material supply requirements in the ordinary course of business) such as take-or-pay and similar Obligations,
     (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Obligations of such Person as lessee under leases that have been or should be, in accordance with Agreement Accounting Principles, recorded as capital leases ("Capitalized Leases"), (f) all Obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any capital stock of or other ownership or profit interest in such Person or any of its Affiliates or any warrants, rights or options to acquire such capital stock, valued, in the case of Redeemable Preferred Stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Obligations of such Person for production payments from property operated by or on behalf of such Person and other similar arrangements with respect to natural resources, (i) all Obligations of such Person in respect of Hedge Agreements, (j) all Debt of others referred to in clauses (a) through (i) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (k) all Debt referred to in clauses (a) through (j) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt. For purposes only of Section 5.02(b), the term Debt shall include obligations incurred in connection with the limited recourse sale of accounts receivable. For all other purposes, including, without limitation, for purposes of the financial covenants in Section 5.04, Debt shall not be interpreted to include any such obligations.

          "Default" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

          "Defaulted Advance" means, with respect to any Lender at any time, the amount of any Advance required to be made by such Lender to any Borrower pursuant to Section 2.01 at or prior to such time which has not been so made as of such time; provided, however, any Advance made by either Administrative Agent for the account of such Lender pursuant to
     Section 2.02(e) shall not be considered a Defaulted Advance even if, at such time, such Lender shall not have reimbursed the Appropriate Administrative Agent therefor as provided in Section 2.02(e). In the event that a portion of a Defaulted Advance shall be deemed made pursuant to Section 2.16(a), the remaining portion of such Defaulted Advance shall be considered a Defaulted Advance originally required to be made pursuant to Section 2.01 on the same date as the Defaulted Advance so deemed made in part.

          "Defaulted Amount" means, with respect to any Lender at any time, any amount required to be paid by such Lender to either Administrative Agent or any other Lender hereunder or under any other Loan Document at or prior to such time which has not been so paid as of such time, including, without limitation, any amount required to be paid by such Lender to (a) any Swing Line Bank pursuant to Section 2.02(b) to purchase a portion of a Swing Line Advance made by such Swing Line Bank, (b) any Issuing Bank pursuant to Section 2.13(c) to purchase a portion of a Letter of Credit Advance made by such Issuing Bank, (c) either Administrative Agent pursuant to Section 2.02(e) to reimburse such Administrative Agent for the amount of any Advance made by such Administrative Agent for the account of such Lender, (d) any other Lender pursuant to Section 2.12 to purchase any participation in Advances owing to such other Lender and (e) any Agent pursuant to Section 8.05 to reimburse such Agent for such Lender's ratable share of any amount required to be paid by the Lenders to such Agent as provided therein. In the event that a portion of a Defaulted Amount shall be deemed paid pursuant to Section 2.16(b), the remaining portion of such Defaulted Amount shall be considered a Defaulted Amount originally required to be made hereunder or under any other Loan Document on the same date as the Defaulted Amount so deemed paid in part.

          "Defaulting Lender" means, at any time, any Lender that, at such time, (a) owes a Defaulted Advance or a Defaulted Amount or (b) shall take or be the subject of any action or proceeding of a type described in
     Section 6.01(f).

          "Designated Bidder" means (a) an Eligible Assignee or (b) an Affiliate of a Lender (other than a Designated Bidder) that is generally in the business of commercial banking or is a special purpose corporation that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and that issues (or the parent of which issues) commercial paper rated at least "Prime-1" (or the then equivalent grade) by Moody's or "A-1" (or the then equivalent grade) by S&P that, in the case of either clause (a) or (b), (i) is organized under the laws of the United States or any State thereof, (ii) shall have become a party hereto pursuant to Section 9.07(d), (e) and (f) and
     (iii) is not otherwise a Lender.

          "Designation Agreement" means a designation agreement entered into by a Lender (other than a Designated Bidder) and a Designated Bidder, and accepted by the U.S. Administrative Agent, in substantially the form of Exhibit D hereto.

          "Disclosed Litigation" has the meaning specified in Section 3.01(c).

          "Documentation Agent" has the meaning specified in the recital of parties to this Agreement.

          "Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrowers and the U.S. Administrative Agent.

          "EBITDA" means, for any period, net income (or net loss) (calculated prior to giving effect to any dividends on the Vigoro Series E Preferred Stock) plus the sum of (a) interest expense, (b) income tax expense, (c) the "JV Consolidation Adjustment" (calculated on substantially the same basis as set forth in Exhibit A to the Disclosure Letter), (d) depreciation, amortization and depletion expense (including, without limitation, depreciation, amortization and depletion expense relating to oil and gas-producing properties but excluding depreciation, amortization and depletion expense included in the "JV Consolidation Adjustment" referred to in clause (c) above), (e) any non-cash foreign exchange losses, (f) extraordinary losses (other than extraordinary losses realized in cash from the utilization of net operating loss carry forwards) and (g) any income, loss or expense of the Joint Venture Company attributable to Freeport (calculated based on the Current Interest then held by it in the Joint Venture Company), in each case determined in accordance with Agreement Accounting Principles for such period minus (i) any non-cash foreign exchange gains and (ii) extraordinary gains (other than extraordinary gains realized in cash from the utilization of net operating loss carry forwards).

          "Effective Date" has the meaning specified in Section 3.01.

          "Eligible Assignee" means (a) with respect to any Facility (other than the Letter of Credit Facility or Canadian RC Facility) (i) an affiliate of a Lender at least 50% of the Voting Stock of which is owned by such Lender; (ii) a Lender (other than a Designated Bidder);
     (iii) (A) a commercial bank organized under the laws of the United States, or any State thereof, and having a combined capital and surplus of at least $250,000,000; (B) a bank listed in Schedule I or Schedule II to the Bank Act (Canada), and having a combined capital and surplus of at least $250,000,000; or (C) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, and having a combined capital and surplus of at least $250,000,000, so long as such bank is acting through a branch or agency located in the United States, in each case under clauses (A) through (C), so long as no Event of Default under Section 6.01(a), (c) (with respect to Section 5.04) or (f) shall have occurred and be continuing, as approved by Global, such approval not to be unreasonably withheld or delayed; and
     (iv) any other Person approved by the Appropriate Administrative Agent and, so long as no Event of Default under Section 6.01(a), (c) (with respect to Section 5.04) or (f) shall have occurred and be continuing, as approved by Global, such approval not to be unreasonably withheld or delayed, (b) with respect to the Canadian RC Facility, a bank listed in
     Schedule I or II to the Bank Act (Canada), and having a combined capital and surplus of at least $250,000,000 and, so long as no Event of Default under Section 6.01(a), (c) (with respect to Section 5.04) or (f) shall have occurred and be continuing, approved by Global, such approval not to be unreasonably withheld or delayed, and (c) with respect to the Letter of Credit Facility, (i) under the U.S. RC Facility, a Person that is an Eligible Assignee under subclause (iii)(A) or (iii)(C) of clause (a) of this definition and (ii) under the Canadian RC Facility, any Person that is an Eligible Assignee under clause (b) and, in each case, approved by the Appropriate Administrative Agent and, so long as no Event of Default under Section 6.01(a), (c) (with respect to Section 5.04) or (f) shall have occurred and be continuing, by Global, such approval not to be unreasonably withheld or delayed; provided, however, that no Affiliate of any Borrower shall qualify as an Eligible Assignee under clause (a), (b) or (c) of this definition.

          "Environmental Claims" means any and all applicable administrative, regulatory or judicial actions, suits, demands, directives, demand letters, claims that have been threatened or asserted, liens, notices of noncompliance or violation, investigations, fines, penalties, injunctions, orders or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter "Claims"), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Laws, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

          "Environmental Law" means any international, foreign, federal, regional, provincial, state or local treaty, statute, law, rule, regulation, ordinance, code or rule of common law now or hereafter in effect and in each case as amended, and any final judicial or administrative interpretation thereof, including any final judicial or administrative order, consent decree or judgment, relating to the environment, natural resource conservation, pollution, health, safety or Hazardous Materials, including, without limitation, CERCLA, the Hazardous Materials Transportation Act, as amended, 49 U.S.C. 1801 et seq., RCRA, the Federal Water Pollution Control Act, as amended, 33 U.S.C. 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. 2601 et seq., the Clean Air Act, 42 U.S.C. 7401 et seq., the Safe Drinking Water Act, 42 U.S.C. 3808 et seq., the Oil Pollution Act, 33 U.S.C. 2701 et seq.
     and any Canadian federal, provincial, municipal or local counterparts or equivalents thereof, including the Canadian Environmental Protection Act, as amended, the Environmental Protection Act (Ontario), as amended, the Ontario Water Resources Act, the Environmental Management and Protection Act (Saskatchewan) and Clean Air Act (Saskatchewan) and any foreign counterparts or equivalents thereof; and the terms and conditions of any required environmental permits issued pursuant to any environmental laws to a Loan Party or any of its Subsidiaries.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

          "ERISA Affiliate" of any Person means any other Person that for purposes of Title IV of ERISA is a member of such Person's controlled group, or under common control with such Person, within the meaning of
     Section 414 of the Internal Revenue Code.

          "ERISA Event" with respect to any Person means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan of such Person or any of its ERISA Affiliates unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11),
     (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the provision by the administrator of any Plan of such Person or any of its ERISA Affiliates of a notice of intent to terminate such Plan, pursuant to
     Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (c) the cessation of operations at a facility of such Person or any of its ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (d) the withdrawal by such Person or any of its ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (e) the failure by such Person or any of its ERISA Affiliates to make a payment to a Plan required under
     Section 302(f)(1) of ERISA; (f) the adoption of an amendment to a Plan of such Person or any of its ERISA Affiliates requiring the provision of security to such Plan, pursuant to Section 307 of ERISA; or (g) the institution by the PBGC of proceedings to terminate a Plan of such Person or any of its ERISA Affiliates, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that could constitute grounds for the termination of, or the appointment of a trustee to administer, such Plan.
          "Eurocurrency Liabilities" has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

          "Eurodollar Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrowers and the U.S. Administrative Agent.

          "Eurodollar Rate" means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not a multiple) of the rate per annum at which deposits in U.S. dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank's Eurodollar Rate Advance comprising part of such Borrowing to be outstanding during such Interest Period (or, if any Reference Bank shall not have such a Eurodollar Rate Advance, $1,000,000) and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period. The Eurodollar Rate for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing shall be determined by the U.S. Administrative Agent on the basis of applicable rates furnished to and received by the U.S. Administrative Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.06.

          "Eurodollar Rate Advance" means a Regular Advance that bears interest as provided in Section 2.06(a)(ii).

          "Eurodollar Rate Borrowing" means a Borrowing consisting of Eurodollar Rate Advances.

          "Eurodollar Rate Reserve Percentage" for any Interest Period for all Eurodollar Rate Advances or LIBO Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

          "Events of Default" has the meaning specified in Section 6.01.

          "Excluded Debt" means Chemical Supplier Debt, Debt consisting of obligations in respect of Hedge Agreements and contingent obligations in respect of Membership Debt.

          "Existing Credit Agreements" means the Global Operations Credit Agreement and the Vigoro Credit Agreement.

          "Existing Debt" has the meaning specified in Section 5.02(b)(ii)(B).

          "Existing Issuing Banks" means the Lenders that are "Issuing Banks" under the Global Operations Credit Agreement or the Vigoro Credit Agreement.

          "Existing Lender" means any Lender that is party to an Existing Credit Agreement.

          "Existing Letters of Credit" has the meaning specified in Section 2.13(f).

          "Facility" means the Term Facility, the RC Facilities, the Swing Line Facility and the Letter of Credit Facility.

          "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the U.S. Administrative Agent from three Federal funds brokers of recognized standing selected by it.

          "Fixed Rate Advances" has the meaning specified in Section
     2.14(a)(i).

          "Freeport" means Freeport-McMoRan Resource Partners, Limited Partnership, a Delaware limited partnership.
          "Funded Debt" means, with respect to any Person, all Debt of such Person which by its terms or by the terms of any instrument or agreement relating thereto matures, or which is otherwise payable or unpaid, more than one year from, or is directly or indirectly renewable or extendible at the option of the debtor to a date more than one year (including an option of the debtor under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year) from, the date of the creation thereof (except Debt in respect of Hedge Agreements) and shall include, without limitation, the current portion of Funded Debt.

          "Funding Date" means the first date on which all of the conditions in
     Article III shall have been satisfied.

          "Global" has the meaning specified in the recital of parties to this Agreement.

          "Global Operations" has the meaning specified in the recital of parties to this Agreement.

          "Global Operations Credit Agreement" means the Amended and Restated Credit Agreement dated as of July 31, 1995, as amended, among Global Operations, as borrower, Global, as guarantor, the banks parties thereto, Citibank, as administrative agent, co-agent and swing line bank and NationsBank and Cooperatieve Centrale Raiffeissen-Boerenleenbank B.A., as co-agents.

          "Guaranteed Obligations" has the meaning specified in Section 7.01.

          "Guarantors" means (a) Global, (b) prior to the Release Date, the Subsidiary Guarantors (except Global Operations) and (c) prior to the Operations Release Date, Global Operations.

          "Guaranty" means the Guaranty set forth in Article VII.

          "Hazardous Materials" means any material which is hazardous or toxic and includes: (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", "contaminants", "pollutants", "subject wastes", "deleterious substances" or words of similar import under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable governmental authority, including, without limitation, any contaminant as defined in the Environmental Protection Act (Ontario), as amended.

          "Hedge Agreements" means interest rate swap, cap or collar agreements, interest rate future or option contracts, foreign exchange contracts, currency swap agreements, currency future or option contracts, commodities contracts (including, without limitation, options, forwards, futures and similar agreements) and other similar agreements.

          "IMC Canada" has the meaning specified in the recital of the parties to this Agreement.

          "IMC Global Potash Holdings" means IMC Global Potash Holdings Inc., a Delaware corporation and a Subsidiary of Global.

          "IMC Partner" means IMC-Agrico GP Company, a Delaware corporation, or any successor corporation otherwise permitted hereunder.

          "Indemnified Party" has the meaning specified in Section 9.04(b).

          "Information Memoranda" means (a) the joint Global and Vigoro binder of information, dated January, 1996, (b) the binder of information entitled "Overview of The Vigoro Corporation" dated January, 1996 and (c) the binder of information regarding Global and its subsidiaries issued January, 1996, in each case, used by the Arrangers in connection with the syndication of the Commitments.

          "Initial Extension of Credit" means the earlier to occur of the initial Borrowing and the initial issuance of a Letter of Credit hereunder.

          "Initial Lenders" has the meaning specified in the recital of parties to this Agreement.

          "Insufficiency" means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

          "Interest Period" means, for each Eurodollar Rate Advance comprising part of the same Regular Borrowing and for each LIBO Rate Advance comprising part of the same Competitive Bid Borrowing, the period commencing on the date of such Eurodollar Rate Advance or LIBO Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, and ending on the last day of the period selected by the Borrower requesting such Borrowing pursuant to the provisions below and, thereafter, with respect to Eurodollar Rate Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by such Borrower pursuant to the provisions below. The duration of each such Interest Period for each Eurodollar Rate Advance shall be one, two, three, six or, if available to all Appropriate Lenders, nine or twelve months, and the duration of each such Interest Period for each LIBO Rate Advance shall be the number of days or months, in each case, as such Borrower may, upon notice received by the Appropriate Administrative Agent not later than 12:00 noon (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

                    (a) the Borrowers may not select any Interest Period that ends after the Termination Date;

               (b) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Regular Borrowing shall be of the same duration;

               (c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

               (d) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

          "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

          "Investment" in any Person means any loan or advance to such Person, any purchase or other acquisition of any capital stock, warrants, rights, options, obligations or other securities of such Person, any capital contribution to such Person or any other investment in such Person, including, without limitation, any arrangement pursuant to which the investor incurs Debt of the types referred to in clauses (i) and (j) of the definition of "Debt" in respect of such Person.

          "Issuing Bank" means (a) with respect to the Canadian RC Facility, Citibank Canada, any other Canadian RC Lender approved as an Issuing Bank under the Canadian RC Facility by the Canadian Administrative Agent and, so long as no Event of Default under Section 6.01(a), (c) (with respect to Section 5.04) or (f), shall have occurred and be continuing, by Global (such approvals not to be unreasonably withheld or delayed) and each Eligible Assignee to which a Letter of Credit Commitment hereunder has been assigned pursuant to Section 9.07 and (b) with respect to the U.S. RC Facility, Citibank, NationsBank and any other U.S. RC Lender approved as an Issuing Bank under the U.S. RC Facility by the U.S. Administrative Agent and, so long as no Default shall have occurred and be continuing, by Global (such approvals not to be unreasonably withheld or delayed) and each Eligible Assignee to which a Letter of Credit Commitment hereunder has been assigned pursuant to Section 9.07, in the case of each such RC Lender or Eligible Assignee, so long as such RC Lender or Eligible Assignee expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Appropriate Administrative Agent of its Applicable Lending Office and the amount of its Letter of Credit Commitment (which information shall be recorded by the U.S. Administrative Agent in the Register), and shall include the issuers of Existing Letters of Credit.

          "Joint Venture Company" means IMC-Agrico Company, a Delaware general partnership established pursuant to the terms of the Partnership Agreement.

          "Kalium" has the meaning specified in the recital of parties to this Agreement.

          "L/C Cash Collateral Account" has the meaning specified in
     Section 6.02.

          "L/C Related Documents" has the meaning specified in Section
     2.13(d)(i).

          "Lenders" means the Initial Lenders, each Person that shall become a party hereto pursuant to Sections 9.07(a), (b) and (c) and, except when used (i) in reference to a Regular Advance, a Regular Borrowing, a Note (other than a Competitive Bid Note), a Commitment or a related term, or
     (ii) in connection with the reporting requirements set forth in Section 5.02(h) and 5.03, each Designated Bidder.

          "Letter of Credit" has the meaning specified in Section 2.13(a).

          "Letter of Credit Advance" means an advance made by any Issuing Bank or any Lender pursuant to Section 2.13(c).

          "Letter of Credit Agreement" has the meaning specified in Section 2.13(b).

          "Letter of Credit Commitment" means, with respect to any Issuing Bank under the Canadian RC Facility or the U.S. RC Facility at any time, the amount set forth opposite such Issuing Bank's name on Schedule I hereto under the caption "Canadian RC Facility L/C Commitment" or "U.S. RC Facility L/C Commitment", as the case may be, or, if such Issuing Bank has entered into one or more Assignments and Acceptances, set forth for such Issuing Bank in the Register maintained by the Administrative Agent pursuant to Section 9.07(g) as such Issuing Bank's "Canadian RC Facility L/C Commitment" or "U.S. RC Facility L/C Commitment", as the case may be, as such amount may be reduced at or prior to such time pursuant to Section 2.04.

          "Letter of Credit Facility" means, at any time, (a) with respect to the Canadian RC Facility, an amount equal to the lesser of (i) the aggregate amount of the Letter of Credit Commitments of the Issuing Banks under the Canadian RC Facility at such time and (ii) $15,000,000, as such amount may be reduced at or prior to such time pursuant to Section 2.04, and (b) with respect to the U.S. RC Facility, an amount equal to the lesser of (i) the aggregate amount of the Letter of Credit Commitments of the Issuing Banks under the U.S. RC Facility at such time and (ii) $75,000,000, as such amount may be reduced at or prior to such time pursuant to Section 2.04.

          "Leverage Ratio" means the leverage ratio described in Section
     5.04(c).

          "LIBO Rate" means, for any Interest Period for all LIBO Rate Advances comprising part of the same Competitive Bid Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to the amount that would be the Reference Banks' respective ratable shares of such Borrowing if such Borrowing were to be a Regular Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period. The LIBO Rate for any Interest Period for each LIBO Rate Advance comprising part of the same Competitive Bid Borrowing shall be determined by the U.S. Administrative Agent on the basis of applicable rates furnished to and received by the U.S. Administrative Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.06(d).

          "LIBO Rate Advances" has the meaning specified in Section 2.14(a)(i).

          "Lien" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

          "Loan Documents" means this Agreement, the Notes and each Letter of Credit Agreement.

          "Loan Parties" means the Borrowers and the Guarantors.

          "Managing Partner" means IMC-Agrico MP, Inc., a Delaware corporation.

          "Margin Stock" has the meaning specified in Regulation U.

          "Material Accounting Changes" has the meaning specified in Section 5.02(h).

          "Material Adverse Change" means any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of Global and its Subsidiaries taken as a whole.

          "Material Adverse Effect" means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of Global and its Subsidiaries taken as a whole,
     (b) the rights and remedies of any Agent or any Lender under any Loan Document or (c) the ability of any Loan Party to perform its Obligations under any Loan Document or Related Document to which it is or is to be a party.

          "Membership Debt" means, with respect to Global or any of its Subsidiaries, (a) Canpotex Debt and (b) all Debt arising out of or related to its membership in SKMG, PhosChem or Phosrock.

          "Merger" has the meaning specified in the Preliminary Statements.

          "Merger Agreement" has the meaning specified in the Preliminary Statements.

          "Moody's" means Moody's Investors Service, Inc.
          "Multiemployer Plan" of any Person means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which such Person or any of its ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

          "Multiple Employer Plan" of any Person means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of such Person or any of its ERISA Affiliates and at least one Person other than such Person and its ERISA Affiliates or (b) was so maintained and in respect of which such Person or any of its ERISA Affiliates could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

          "NationsBanc" has the meaning specified in the recital of parties to this Agreement.

          "NationsBank" means NationsBank, N.A. (formerly known as NationsBank of North Carolina, N.A.).

          "Non-Guarantor Subsidiary" means any Subsidiary of Global other than a Subsidiary Guarantor.

          "Note" means a U.S. RC Note, a Canadian RC Note, a Term Note or a Competitive Bid Note.

          "Notice of Borrowing" has the meaning specified in Section 2.02(a).

          "Notice of Competitive Bid Borrowing" has the meaning specified in
     Section 2.14(a).

          "Notice of Issuance" has the meaning specified in Section 2.13(b)(i).

          "Notice of Renewal" has the meaning specified in Section 2.13(a).

          "Notice of Swing Line Borrowing" has the meaning specified in
     Section 2.02(b).

          "Obligation" means, with respect to any Loan Party or its Subsidiaries, any obligation of such Loan Party or Subsidiary of any kind, including, without limitation, any liability of such Loan Party or such Subsidiary on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in
     Section 6.01(f). Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, reasonable attorneys' fees and disbursements, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation to reimburse any amount in respect of any of the foregoing that any Lender, in its reasonable discretion, may elect to pay or advance on behalf of such Loan Party.

          "OECD" means the Organization for Economic Cooperation and Development.

          "Operations Release Date" means the later to occur of the Release Date and the date on which Global Operations is permanently released as a guarantor under the Prudential Guarantee.

          "Other Taxes" has the meaning specified in Section 2.11(b).

          "Partnership Agreement" means the Amended and Restated Partnership Agreement dated as of July 1, 1993 (as further amended and restated as of May 26, 1995, as further amended as of January 25, 1996) among IMC Partner, Agrico, Limited Partnership, the Managing Partner and Global Operations, together with all schedules and exhibits thereto, as amended, supplemented or otherwise modified from time to time in accordance with its terms to the extent permitted in accordance with the Loan Documents.

          "PBGC" means the Pension Benefit Guaranty Corporation.

          "Permitted Liens" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced or as to which such enforcement, collection, execution, levy or foreclosure proceeding is being contested in good faith in a proper proceeding, and is not reasonably likely to have a Material Adverse Effect: (a) liens imposed by law, such as suppliers', vendors', carriers', landlords', warehousemen's, workmen's, materialmen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure obligations other than for money borrowed and that are not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on Global's books; (b) easements, building restrictions, zoning restrictions, reservations, exceptions, encroachments, rights of way, covenants running with the land, encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not materially affect the marketability of such real property or interfere in any material respect with the ordinary conduct of Global or its Subsidiaries; (c) liens securing the performance of any contract or undertaking made in the ordinary course of business (as such business is currently conducted) other than for the borrowing of money; (d) deposits or pledges under worker's compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business; (e) liens which arise by operation of law under Article 4 of the Uniform Commercial Code in favor of a collecting bank; and (f) liens with respect to the payment of taxes, assessments or governmental charges in all cases which are not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established.

          "Person" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

          "PhosChem" means The Phosphate Chemicals Export Association.

          "Phosrock" means The Phosphate Rock Export Association.

          "Plan" means a Single Employer Plan or a Multiple Employer Plan.

          "Potash" means IMC Potash Corporation, a Delaware corporation and a wholly owned Subsidiary of Global Operations.

          "Pre-Commitment Information" has the meaning specified in Section 3.01(e).

          "Preferred Stock" means, with respect to any corporation, capital stock issued by such corporation that is entitled to a preference or priority over any other capital stock issued by such corporation upon any distribution of such corporation's assets, whether by dividend or upon liquidation.

          "Prepayment Account" means, as the context may require, the account of either of the U.S. Borrowers to be established and maintained by such U.S. Borrowers with Citibank at its office at 399 Park Avenue, New York, New York 10043, in the name of such U.S. Borrowers but under the sole control and dominion of the U.S. Administrative Agent and subject to the terms of this Agreement in connection with Section 2.05(a)(iv) or the account of any of the Canadian Borrowers to be established and maintained by such Canadian Borrowers with Citibank Canada at its office at Citibank Place, 123 Front Street, West, Toronto, Ontario, M5J 2M3, in the name of such Canadian Borrowers but under the sole control and dominion of the Canadian Administrative Agent and subject to the terms of the Agreement in connection with Section 2.05(a)(iv).

          "Pro Rata Share" of any amount means (a) with respect to any Canadian RC Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender's Canadian RC Commitment at such time and the denominator of which is the Canadian RC Facility at such time and (b) with respect to any U.S. RC Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender's U.S. RC Commitment at such time and the denominator of which is the U.S. RC Facility at such time.

          "Process Agent" has the meaning specified in Section 9.14.

          "Prudential Guarantee" means the amended and restated affiliate guaranty dated as of February 28, 1996 issued by Global Operations and certain other Subsidiary Guarantors in favor of The Prudential Insurance Company of America as in effect on the date hereof.

          "RC Advance" means a Canadian RC Advance or a U.S. RC Advance.

          "RC Commitment" means a Canadian RC Commitment or a U.S. RC
     Commitment.

          "RC Facility" means the Canadian RC Facility or the U.S. RC Facility.

          "RC Lender" means any Canadian RC Lender or any U.S. RC Lender.

          "Redeemable" means, with respect to any capital stock, Debt or other right or Obligation, any such right or Obligation that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

          "Reference Banks" means Citibank and NationsBank, provided, however, that if the rating of the long-term debt of any Reference Bank is downgraded or put on credit watch by Moody's or S&P and as a result of such downgrading or credit watch, there is an increase by 1/16 or greater in the Eurodollar Rate quoted by such Reference Bank over the Eurodollar Rate quoted by the other Reference Bank, then Global may, by written notice to the Administrative Agents, replace such Reference Bank with another RC Lender (so long as such RC Lender has agreed to act as a Reference Bank hereunder).

          "Register" has the meaning specified in Section 9.07(g).

          "Regular Advance" means any Advance other than a Competitive Bid Advance.

          "Regular Borrowing" means a Term Borrowing, an RC Borrowing or a Swing Line Borrowing.

          "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

          "Related Documents" means the Merger Agreement and the Partnership Agreement.

          "Release Date" means the earlier of (a) the later of (i) the Termination Date and (ii) the date on which the Obligations of the Loan Parties under the Loan Documents shall be paid in full in cash and (b) the date on which Global shall have received a rating of BBB- or above from S&P or Baa3 or above from Moody's on any class of Global's non-credit enhanced long-term senior unsecured Debt, provided that no Default shall have occurred and shall be continuing on such date.

          "Relevant Subsidiary" means, at any time, a Subsidiary of Global having (a) at least 5% of the total Consolidated assets of Global and its Subsidiaries (determined as of the last day of the most recent fiscal quarter of such Person) or (b) at least 5% of the Consolidated EBITDA of Global and its Subsidiaries for the four consecutive fiscal quarters most recently ended, in each case as shown in a certificate of the treasurer or chief financial officer of Global.

          "Required Lenders" means at any time Lenders owed or holding at least a majority in interest of (a) the aggregate principal amount of the Regular Advances outstanding at such time, (b) the aggregate Available Amount of all Letters of Credit outstanding at such time, (c) the aggregate unused Term Commitments and (d) the aggregate Unused RC Commitments at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (i) the aggregate principal amount of the Regular Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time, (ii) such Lender's Pro Rata Share of the aggregate Available Amount of all Letters of Credit issued by such Lender outstanding at such time, (iii) the unused Term Commitment of such Lender at such time and (iv) the aggregate Unused RC Commitments of such Lender at such time. For purposes of this definition, the aggregate principal amount of Letter of Credit Advances owing to any Issuing Bank and the Available Amount of each Letter of Credit under the Canadian RC Facility shall be considered to be owed to the Canadian RC Lenders ratably in accordance with their respective Canadian RC Commitments, the aggregate principal amount of Swing Line Advances owing to any Swing Line Bank and of Letter of Credit Advances owing to any Issuing Bank and the Available Amount of each Letter of Credit under the U.S. RC Facility shall be considered to be owed to the U.S. RC Lenders ratably in accordance with their respective U.S. RC Commitments.

          "Responsible Officer" means the chief executive officer, chief operating officer, chief financial officer, treasurer or chief accounting officer of Global or any other officer of Global involved principally in its financial administration or its controllership function.

          "S&P" means Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc.

          "Single Employer Plan" of any Person means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of such Person or any of its ERISA Affiliates and no Person other than such Person and its ERISA Affiliates or (b) was so maintained and in respect of which such Person or any of its ERISA Affiliates could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

          "SKMG" means The Sulphate of Potash Magnesia Export Association.

          "Subsidiary" of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries; provided that in any event, the Joint Venture Company shall be deemed to be a Subsidiary of Global Operations and Global.

          "Subsidiary Guarantors" means the Subsidiaries listed on Part I of
     Schedule 4.01(b) hereto and any other Relevant Subsidiaries (other than IMC Canada, IMC Global Potash Holdings and the Joint Venture Company) that shall be required to execute and deliver a Guaranty or otherwise become a Guarantor hereunder pursuant to Section 5.01(l).

          "Swing Line Advance" means an advance made by (a) a Swing Line Bank pursuant to Section 2.01(b) or (b) any Lender pursuant to Section 2.02(b).

          "Swing Line Bank" means each of Citibank and NationsBank.

          "Swing Line Borrowing" means a borrowing consisting of a Swing Line Advance made by any Swing Line Bank or made by any Lender pursuant to
     Section 2.02(b).

          "Swing Line Facility" has the meaning specified in Section 2.01(b).

          "Syndication Agent" has the meaning specified in the recital of parties of this Agreement.

          "Taxes" has the meaning specified in Section 2.11(a).

          "Term Advance" has the meaning specified in Section 2.01(c).

          "Term Borrower" means Kalium.

          "Term Borrowing" means a borrowing consisting of simultaneous Term Advances of the same Type made by the Term Lenders.

          "Term Commitment" means, with respect to any Term Lender at any time, the amount set forth opposite such Term Lender's name on Schedule I hereto under the caption "Term Commitment" or, if such Term Lender has entered into one or more Assignments and Acceptances, set forth for such Term Lender in the Register maintained by the U.S. Administrative Agent pursuant to Section 9.07(g) as such Term Lender's "Term Commitment", as such amount may be reduced at or prior to such time pursuant to Section 2.04.

          "Term Facility" means, at any time, the aggregate amount of the Term Lenders' Term Commitments at such time.

          "Term Lender" means any Lender that has a Term Commitment.

          "Term Note" means a promissory note of the Term Borrower payable to the order of any Term Lender, in substantially the form of Exhibit A-4 hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Term Advances made by such Lender.

          "Termination Date" means (a) with respect to the RC Facilities, the Swing Line Facility and the Letter of Credit Facilities, the earlier of March 1, 1999 and the date of termination in whole of the RC Commitments pursuant to Section 2.04 or 6.01 and (b) with respect to the Term Facility, the earlier of (i) the day immediately succeeding the five-year anniversary of the date of the last Term Advance and (ii) the date of termination in whole of the Term Commitments pursuant to Section 2.04(a) or 6.01.

          "Type" refers to the distinction between Regular Advances bearing interest at the Base Rate and Regular Advances bearing interest at the Eurodollar Rate.

          "Unused Canadian RC Commitment" means, with respect to any Canadian Lender at any time, (a) such Lender's Canadian RC Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all RC Advances and Letter of Credit Advances made by such Lender under the Canadian RC Facility and outstanding at such time, plus (ii) such Lender's Pro Rata Share of (A) the aggregate Available Amount of all Letters of Credit outstanding under the Canadian RC Facility at such time and (B) the aggregate principal amount of all Letter of Credit Advances made by the Issuing Banks under the Canadian RC Facility pursuant to Section 2.13(c) and outstanding at such time other than any such Letter of Credit Advance which, at or prior to such time, has been assigned in part to such Lender pursuant to Section 2.13(c).

          "Unused Commitment Fee Rate" has the meaning specified in
     Section 2.07.

          "Unused RC Commitment" means an Unused Canadian RC Commitment or an Unused U.S. RC Commitment.

          "Unused U.S. RC Commitment" means, with respect to any U.S. RC Lender at any time, (a) such Lender's U.S. RC Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Advances, Swing Line Advances and Letter of Credit Advances made by such Lender under the U.S. RC Facility and outstanding at such time, plus (ii) such Lender's Pro Rata Share of (A) the aggregate Available Amount of all Letters of Credit outstanding under the U.S. RC Facility at such time, (B) the aggregate principal amount of all Letter of Credit Advances made by the Issuing Banks under the U.S. RC Facility pursuant to Section 2.13(c) and outstanding at such time and (C) the aggregate principal amount of all Swing Line Advances made by the Swing Line Banks pursuant to Section 2.01(b) and outstanding at such time.

          "U.S. Administrative Agent" has the meaning specified in the recital of parties to this Agreement.

          "U.S. Borrower" means either of Global or Global Operations.

          "U.S. GAAP" shall mean, at any time, accounting principles generally accepted in the United States of America as recommended by the Financial Accounting Standards Board, applied, except as otherwise provided in
     Section 5.02(h), on a consistent basis.

          "U.S. RC Advance" has the meaning specified in Section 2.01(a)(i).

          "U.S. RC Borrowing" means a borrowing consisting of simultaneous U.S. RC Advances of the same Type made by the U.S. RC Lenders.

          "U.S. RC Commitment" means, with respect to any RC Lender at any time, the amount set forth opposite such RC Lender's name on Schedule I hereto under the caption "U.S. RC Commitment" or, if such RC Lender has entered into one or more Assignments and Acceptances, set forth for such RC Lender in the Register maintained by the U.S. Administrative Agent pursuant to Section 9.07(g) as such RC Lender's "U.S. RC Commitment", as such amount may be reduced at or prior to such time pursuant to Section 2.04.

          "U.S. RC Facility" means, at any time, the aggregate amount of the U.S. RC Lenders' U.S. RC Commitments at such time.

          "U.S. RC Lender" means any Lender that has a U.S. RC Commitment.

          "U.S. RC Note" means a promissory note of either U.S. Borrower payable to the order of any U.S. RC Lender, in substantially the form of Exhibit A-2 hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the U.S. RC Advances made by such Lender.

          "Vigoro" has the meaning specified in the Preliminary Statements. "Vigoro Credit Agreement" means the Amended and Restated Credit
     Agreement dated as of December 22, 1994 by and among Vigoro, Kalium, CCP, the banks parties thereto, Bankers Trust Company, as Administrative Agent and Harris Trust and Savings Bank, as Paying Agent.

          "Vigoro Series E Preferred Stock" means the shares of preferred stock of Vigoro, par value $100 per share, designated Series E.

          "Voting Stock" means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

          "Welfare Plan" means a welfare plan, as defined in Section 3(1) of ERISA.

          "Withdrawal Liability" has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

          Section 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

          Section 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with Agreement Accounting Principles.

          Section 1.04 Optional Removal of Global Operations as a Borrower. Global Operations may, at any time after the Release Date, as long as no Default has occurred and is continuing, by written notice to the U.S. Administrative Agent, elect to be removed as a Borrower under this Agreement. From and after giving such notice and notwithstanding anything herein to the contrary, each reference in this Agreement or any of the other Loan Documents to a "Borrower" or "U.S. Borrower" shall no longer include Global Operations. Effective on the date of such notice: (a) Global hereby irrevocably, absolutely, unconditionally and expressly assumes the due and punctual payment of all of the principal of, interest on, and all other amounts due in respect of U.S. RC Advances, Swing Line Advances, Competitive Bid Advances and Letter of Credit Advances owing at any time by Global Operations and Letters of Credit issued for the account of Global Operations (the "Assumed Obligations"); and
(b) Global Operations shall be released hereby from the Assumed Obligations; provided, however, the foregoing shall in no way impair, limit, discharge or otherwise affect the liabilities and obligations, if any, of Global Operations as a Subsidiary Guarantor. Each of the U.S. Lenders shall, upon request of the U.S. Administrative Agent or Global Operations given on or after such election has been made, promptly return to Global Operations each of the Notes issued by it marked cancelled.


                                  ARTICLE II

                       AMOUNTS AND TERMS OF THE ADVANCES
                           AND THE LETTERS OF CREDIT

          Section 2.01. The Regular Advances. (a) (i) The U.S. RC Advances. Each U.S. RC Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each a "U.S. RC Advance") to either U.S. Borrower from time to time on any Business Day during the period from the Funding Date until the Termination Date in an amount for each such U.S. RC Advance not to exceed such Lender's Unused U.S. RC Commitment at such time, provided that the aggregate amount of the U.S. RC Commitments of the U.S. RC Lenders shall be deemed used from time to time to the extent of the aggregate amount of the Competitive Bid Advances then outstanding and such deemed use of the aggregate amount of the U.S. RC Commitments shall be allocated among such Lenders ratably according to their respective U.S. RC Commitments (such deemed use of the aggregate amount of the U.S. RC Commitments being a "Competitive Bid Reduction"). Each U.S. RC Borrowing shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof (other than a Borrowing the proceeds of which shall be used solely to repay or prepay in full outstanding Swing Line Advances made by any Swing Line Bank) or, if less, an aggregate amount equal to the amount by which the aggregate amount of a proposed Competitive Bid Borrowing requested by either U.S. Borrower exceeds the aggregate amount of Competitive Bid Advances offered to be made by the U.S. RC Lenders and accepted by such U.S. Borrower in respect of such Competitive Bid Borrowing, if such Competitive Bid Borrowing is made on the same date as such Regular Borrowing. Each U.S. RC Borrowing shall consist of U.S. RC Advances made simultaneously by the U.S. RC Lenders ratably according to their U.S. RC Commitments. Within the limits of each U.S. RC Lender's Unused U.S. RC Commitment in effect from time to time, the U.S. Borrowers may borrow under this Section 2.01(a)(i), prepay pursuant to Section 2.05(a) and reborrow under this Section 2.01(a)(i).

          (ii) The Canadian RC Advances. Each Canadian RC Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each a "Canadian RC Advance") to any Canadian Borrower from time to time on any Business Day during the period from the Funding Date until the Termination Date in an amount for each such Advance not to exceed such Lender's Unused Canadian RC Commitment at such time. Each Canadian RC Borrowing shall be in an aggregate amount of $2,500,000 or an integral multiple of $1,000,000 in excess thereof and shall consist of Canadian RC Advances made simultaneously by the Canadian RC Lenders ratably according to their Canadian RC Commitments. Within the limits of each Canadian RC Lender's Unused Canadian RC Commitment in effect from time to time, a Canadian Borrower may borrow under this Section 2.01(a)(ii), prepay pursuant to Section 2.05(a) and reborrow under this Section 2.01(a)(ii).

          (b) The Swing Line Advances. Either U.S. Borrower may request any Swing Line Bank to make, and such Swing Line Bank may, if in its sole discretion it elects to do so, make, on the terms and conditions hereinafter set forth, Swing Line Advances to such U.S. Borrower from time to time on any Business Day during the period from the Funding Date until the Termination Date
(i) in an aggregate amount owing from the U.S. Borrowers to all Swing Line Banks not to exceed at any time outstanding $25,000,000 (the "Swing Line Facility") and (ii) in an amount for each such Swing Line Borrowing not to exceed the aggregate of the Unused U.S. RC Commitments of the Lenders at such time. No Swing Line Advance shall be used for the purpose of funding the payment of principal of any other Swing Line Advance. Each Swing Line Borrowing shall be in an amount of $500,000 or an integral multiple of $250,000 in excess thereof and shall be made as a Base Rate Advance. Upon the making of a Swing Line Borrowing by either U.S. Borrower, such Borrower shall, at such time, be contingently liable for any such Swing Line Advance made at any time by any Lender in satisfaction of its obligations under Section 2.02(b). Within the limits of the Swing Line Facility and within the limits referred to in clause (ii) above, so long as any Swing Line Bank, in its sole discretion, elects to make Swing Line Advances, the U.S. Borrowers may borrow under this
Section 2.01(b), repay pursuant to Section 2.03(c) or prepay pursuant to
Section 2.05(a) and reborrow under this Section 2.01(b).

          (c) The Term Advances. Each Term Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single advance (a "Term Advance") to the Term Borrower on the Funding Date in an amount not to exceed such Lender's Term Commitment at such time. The Term Borrowing shall consist of Term Advances made simultaneously by the Term Lenders ratably according to their Term Commitments. Amounts borrowed under this Section 2.01(c) and repaid or prepaid may not be reborrowed.

          Section 2.02. Making the Regular Advances. (a) Except as otherwise provided in Section 2.02(b) or 2.13, each Regular Borrowing shall be made on notice, given not later than 1:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing, in the case of a Borrowing consisting of Eurodollar Rate Advances, and not later than 1:00 P.M. (New York City time) on the date of the proposed Borrowing, in the case of a Borrowing consisting of Base Rate Advances, by any Borrower to the Appropriate Administrative Agent, which shall give to each Appropriate Lender (and, in the case of the Canadian Administrative Agent, to the U.S. Administrative Agent) prompt notice thereof by telex, telecopier or cable. Each such notice of a Regular Borrowing (a "Notice of Borrowing") shall be by telex, telecopier or cable, promptly confirmed in writing, in substantially the form of Exhibit B-1 hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance and (v) Facility under which such Borrowing is being made. In the case of a proposed Borrowing comprised of Eurodollar Rate Advances, the Appropriate Administrative Agent shall promptly notify the relevant Borrower and each Appropriate Lender of the applicable interest rate under Section 2.06(a)(ii). Each Appropriate Lender shall, before 2:00 P.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Appropriate Administrative Agent at the Appropriate Administrative Agent's Account, in same day funds, such Lender's ratable portion of such Borrowing in accordance with the respective Commitments under the applicable Facility of such Lender and the other Appropriate Lenders. After such Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, such Administrative Agent will make such funds available to the relevant Borrower making such Borrowing by crediting the relevant Borrower's Account; provided, however, that in the case of any U.S. RC Borrowing, the U.S. Administrative Agent shall first make a portion of such funds equal to the aggregate principal amount of any Swing Line Advances and Letter of Credit Advances then outstanding under the U.S. RC Facility and owing to any Swing Line Bank or any Issuing Bank, as the case may be, and to any other Lender on the date of such Borrowing, available to such Swing Line Bank or such Issuing Bank, as the case may be, and such other Lenders for repayment of such Swing Line Advances and Letter of Credit Advances under the U.S. RC Facility and in the case of any Canadian RC Borrowing, the Appropriate Administrative Agent shall first make a portion of such funds equal to the aggregate principal amount of any Letter of Credit Advances then outstanding under the Canadian RC Facility and owing to any Issuing Bank and to any other Lender on the date of such Borrowing, available to such Issuing Bank and such other Lenders for repayment of such Letter of Credit Advances.

          (b) Each Swing Line Borrowing shall be made on notice, given not later than 1:00 P.M. (New York City time) on the date of the proposed Swing Line Borrowing, by either U.S. Borrower to any Swing Line Bank and the U.S. Administrative Agent. Each such notice of a Swing Line Borrowing (a "Notice of Swing Line Borrowing") shall be by telephone, promptly confirmed in writing, or telex or telecopier, specifying therein the requested (i) date of such Borrowing, (ii) amount of such Borrowing and (iii) maturity of such Borrowing (which maturity shall be no later than the 14th day after the requested date of such Borrowing). If, in its sole discretion, it elects to make the requested Swing Line Advance, such Swing Line Bank will make the amount thereof available to the U.S. Administrative Agent at the Appropriate Administrative Agent's Account, in same day funds. After the U.S. Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in
Article III, the U.S. Administrative Agent will make such funds available to such U.S. Borrower by crediting the relevant Borrower's Account. Upon written demand by any Swing Line Bank with any outstanding Swing Line Advance, with a copy of such demand to the U.S. Administrative Agent, each other U.S. RC Lender shall purchase from such Swing Line Bank, and such Swing Line Bank shall sell and assign to each such other U.S. RC Lender, such other U.S. RC Lender's Pro Rata Share of such outstanding Swing Line Advance as of the date of such demand, by making available for the account of its Applicable Lending Office to the U.S. Administrative Agent for the account of such Swing Line Bank, by deposit to the Appropriate Administrative Agent's Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Swing Line Advance to be purchased by such Lender. Each U.S. Borrower hereby agrees to each such sale and assignment. Each U.S. RC Lender agrees to purchase its Pro Rata Share of an outstanding Swing Line Advance on (i) the Business Day on which demand therefor is made by any Swing Line Bank that made such Advance, provided that notice of such demand is given not later than 12:00 noon (New York City time) on such Business Day or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. Upon any such assignment by a Swing Line Bank to any other U.S. RC Lender of a portion of a Swing Line Advance, such Swing Line Bank represents and warrants to such other Lender that such Swing Line Bank is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such Swing Line Advance, the Loan Documents or any Loan Party. If and to the extent that any U.S. RC Lender shall not have so made its Pro Rata Share of such Swing Line Advance available to the U.S. Administrative Agent, such Lender agrees to pay to the U.S. Administrative Agent forthwith on demand, but without duplication, such amount, together with interest thereon, for each day from the date of demand by such Swing Line Bank until the date such amount is paid to the U.S. Administrative Agent, at the Federal Funds Rate. If such U.S. RC Lender shall pay to the U.S. Administrative Agent such amount for the account of such Swing Line Bank on any Business Day, such amount so paid in respect of principal shall constitute a Swing Line Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Swing Line Advance made by such Swing Line Bank shall be reduced by such amount on such Business Day.

          (c) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrowers may not select Eurodollar Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than $5,000,000 or if the obligation of the Appropriate Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.09, (ii) the U.S. RC Advances may not be outstanding as part of more than 25 separate Eurodollar Rate Borrowings, (iii) the Canadian RC Advances may not be outstanding as part of more than 10 separate Eurodollar Rate Borrowings and (iv) the Term Advances may not be outstanding as part of more than 10 separate Eurodollar Rate Borrowings.

          (d) Each Notice of Borrowing and Notice of Swing Line Borrowing shall be irrevocable and binding on the Borrower giving such notice. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower giving such notice shall indemnify each Appropriate Lender against any loss (excluding loss of anticipated profits), cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

          (e) Unless the Appropriate Administrative Agent shall have received notice from an Appropriate Lender prior to the date of any Regular Borrowing that such Lender will not make available to such Administrative Agent such Lender's ratable portion of such Borrowing, such Administrative Agent may assume that such Lender has made such portion available to such Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this
Section 2.02 and such Administrative Agent may, in reliance upon such assumption, make available to such Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to such Administrative Agent, such Lender and such Borrower severally agree to repay or pay to such Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid or paid to such Administrative Agent, at (i) in the case of the Borrowers, the interest rate applicable at such time under Section 2.06 to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall pay to such Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender's Advance as part of such Borrowing for purposes of this Agreement.

          (f) The failure of any Lender to make the Advance to be made by it as part of any Regular Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

          Section 2.03. Repayment of Regular Advances. (a) U.S. RC Advances. Each U.S. Borrower shall repay to the U.S. Administrative Agent for the ratable account of the U.S. RC Lenders the aggregate outstanding principal amount of the U.S. RC Advances made to such U.S. Borrower on the Termination Date.

          (b) Canadian RC Advances. Each Canadian Borrower shall repay to the Canadian Administrative Agent for the ratable account of the Canadian RC Lenders the aggregate outstanding principal amount of the Canadian RC Advances made to such Canadian Borrower on the Termination Date.

          (c) Letter of Credit Advances. Each Borrower shall repay to the Appropriate Administrative Agent for the account of each Issuing Bank and each other Lender that has made a Letter of Credit Advance to or for the account of such Borrower the outstanding principal amount of each Letter of Credit Advance made to or for the account of such Borrower by each of them on demand and, in any event, on the Termination Date.

          (d) Swing Line Advances. Each U.S. Borrower shall repay to the U.S. Administrative Agent for the account of each Swing Line Bank and each other U.S. RC Lender that has made a Swing Line Advance the outstanding principal amount of each Swing Line Advance made by each of them and owing by such U.S. Borrower on the earlier of the maturity date specified in the applicable Notice of Swing Line Borrowing (which maturity shall be no later than the fourteenth day after the requested date of such Borrowing) and the Termination Date.

          (e) Term Advances. The Term Borrower shall repay to the Canadian Administrative Agent for the ratable account of the Term Lenders the aggregate outstanding principal amount of the Term Advances on the following dates in the amounts indicated (which amounts shall be reduced as a result of the application of optional prepayments in accordance with the order of priority set forth in Section 2.05(a)(iii)):

                    Date           Amount

               March 1, 1997       $3,125,000
               March 1, 1998       $3,125,000
               March 1, 1999       $3,125,000
               March 1, 2000       $3,125,000
               Termination Date
               for Term Advances        $37,500,000

provided, however, that the final principal installment shall be repaid on the Termination Date and in any event shall be in an amount equal to the aggregate principal amount of the Term Advances outstanding on such date.

          Section 2.04. Reduction of the Commitments. (a) Optional. (i) The U.S. Borrowers may, upon at least two Business Days' notice to the U.S. Administrative Agent, terminate in whole or reduce in part the Unused U.S. RC Commitments or the Letter of Credit Facility under which it may request Letters of Credit, (ii) the Canadian Borrowers may, upon at least two Business Days' notice to the Canadian Administrative Agent, terminate in whole or reduce in part the Unused Canadian RC Commitments or the Letter of Credit Facility under which they may request Letters of Credit and (iii) the Term Borrower may, upon at least two Business Days' notice to the U.S. Administrative Agent, terminate in whole or reduce in part the unused portion of the Term Commitments; provided, however, that each partial reduction of a Facility (i) shall be in an aggregate amount of $5,000,000 with respect to the U.S. RC Commitments or $2,500,000 with respect to the Canadian RC Commitments or, in each case, an integral multiple of $1,000,000 in excess thereof and (ii) shall be made ratably among the Appropriate Lenders in accordance with Commitments with respect to such Facility and provided further that the aggregate amount of the U.S. RC Commitments of the Lenders shall not be reduced to an amount that is less than the aggregate principal amount of the Competitive Bid Advances then outstanding.

          (b) Mandatory. (i) On the date of the Term Borrowing, after giving effect to such Term Borrowing, and from time to time thereafter upon each repayment or prepayment of the Term Advances, the aggregate Term Commitments of the Term Lenders shall be automatically and permanently reduced, on a pro rata basis, by an amount equal to the amount by which the aggregate Term Commitments immediately prior to such reduction exceed the aggregate unpaid principal amount of the Term Advances then outstanding.

          (ii) The Letter of Credit Facility under which the U.S. Borrowers may request Letters of Credit and the Swing Line Facility shall be permanently reduced from time to time on the date of each reduction in the U.S. RC Facility by the amounts, if any, by which the amounts of such Letter of Credit Facility and the Swing Line Facility, respectively, exceed the U.S. RC Facility after giving effect to such reduction of the U.S. RC Facility.

          (iii) The Letter of Credit Facility under which the Canadian Borrowers may request Letters of Credit shall be permanently reduced from time to time on the date of each reduction in the Canadian RC Facility by the amount, if any, by which the amount of such Letter of Credit Facility exceeds the Canadian RC Facility after giving effect to such reduction of the Canadian RC Facility.

          Section 2.05. Prepayments of Regular Advances. (a) Optional. Each Borrower may, upon at least two Business Days' notice, in the case of the prepayment of Eurodollar Rate Advances, and upon same day notice, in the case of the prepayment of Base Rate Advances (but in any event prior to such prepayment), to the Appropriate Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given such Borrower shall, prepay the outstanding aggregate principal amount of the Regular Advances made to such Borrower comprising part of the same Borrowing in whole or ratably in part; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $1,000,000 in excess thereof or such lesser amount as may then be outstanding, (ii) if any prepayment of a Eurodollar Rate Advance is made on a date other than the last day of an Interest Period for such Advance, such Borrower shall also pay any amounts owing pursuant to Section 9.04(c) and (iii) in the case of the prepayment of Term Advances, such prepayments shall be applied in order of scheduled maturity.

          (b) Mandatory. (i) The Canadian Borrowers shall, on each Business Day, prepay an aggregate principal amount of the Canadian RC Advances comprising part of the same Borrowings and the Letter of Credit Advances owing under the Canadian RC Facility equal to the amount by which (A) the sum of the aggregate principal amount of (x) the Canadian RC Advances and (y) the Letter of Credit Advances owing under the Canadian RC Facility then outstanding plus the aggregate Available Amount of all Letters of Credit then outstanding under the Canadian RC Facility exceeds (B) the Canadian RC Facility on such Business Day.

          (ii) The U.S. Borrowers shall, on each Business Day, prepay an aggregate principal amount of the U.S. RC Advances comprising part of the same Borrowings, the Letter of Credit Advances owing by it and the Swing Line Advances owing by it equal to the amount by which (A) the sum of the aggregate principal amount of (x) the U.S. RC Advances, (y) the Letter of Credit Advances owing by it and (z) the Swing Line Advances owing by it then outstanding plus the aggregate Available Amount of all Letters of Credit then outstanding under the U.S. RC Facility exceeds (B) the U.S. RC Facility on such Business Day.

          (iii) All prepayments under this subsection (b) shall be made without penalty or premium; and all accrued interest to the date of such prepayment on the principal amount prepaid shall be made on the last day of the month in which such prepayment is made.

          (iv) So long as no Default has occurred and is continuing, to the extent that the provisions of Section 2.05(b)(i) would otherwise require the application of any prepayment to Eurodollar Rate Advances on a date that is not the last day of the then existing Interest Period therefor, each Borrower shall have the right, in lieu of making such prepayment on such date, to deposit the amount of such prepayment in the relevant Prepayment Account for disbursement and application in accordance with the foregoing provisions of this Section
2.05 on the last day of the then existing Interest Period for such Eurodollar Rate Advances.

          Section 2.06. Interest on Regular Advances. (a) Ordinary Interest. Each Borrower shall pay interest on the unpaid principal amount of each Advance made to such Borrower and owing to each Appropriate Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

          (i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in effect from time to time, payable in arrears monthly on the last day of each month during such periods and on the date such Base Rate Advance shall be paid in full.

          (ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance plus (B) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period.

          (b) Default Interest. Upon the occurrence and during the continuance of an Event of Default, each Borrower shall pay interest on (i) to the fullest extent permitted by law, the unpaid principal amount of each Regular Advance made to such Borrower and owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and
(ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder which is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above.

          (c) Notice of Interest Rate. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), the U.S. Administrative Agent shall give notice to the relevant Borrower and each Appropriate Lender of the applicable interest rate determined by the U.S. Administrative Agent for purposes of clause (a)(i) or (a)(ii), and the applicable rate, if any, furnished by each Reference Bank for the purpose of determining the applicable interest rate under clause (a)(ii).

          (d) Interest Rate Determination. (i) Each Reference Bank agrees to furnish to the U.S. Administrative Agent timely information for the purpose of determining each Eurodollar Rate and each LIBO Rate. If any one or more of the Reference Banks shall not furnish such timely information to the U.S. Administrative Agent for the purpose of determining any such interest rate, the Administrative Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks.

          (ii) If fewer than two Reference Banks are able to furnish timely information to the U.S. Administrative Agent for determining the Eurodollar Rate or LIBO Rate for any Eurodollar Rate Advances or Competitive Bid Advances, as the case may be, the U.S. Administrative Agent shall apply an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum at which deposits in U.S. dollars are offered by the principal office of Citibank (or, if such rate is unavailable, by NationsBank or any replacement Reference Bank therefor) in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount of $1,000,000 and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period.

          (iii) If the U.S. Administrative Agent is not able to furnish the Eurodollar Rate as set forth in (ii) above,

          (A) the U.S. Administrative Agent shall forthwith notify the applicable Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances,

          (B) each such Advance will automatically, on the last day of the then existing Interest Period therefor, convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

          (C) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the U.S. Administrative Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist.

          Section 2.07. Fees. (a) Commitment Fee. Global shall pay to the Appropriate Administrative Agent for the account of each Lender (other than the Designated Bidders) a commitment fee, from (i) the earlier of (A) the Funding Date and (B) March 4, 1996 in the case of each Initial Lender, (ii) from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the date on which financial statements are delivered or required to be delivered pursuant to
Section 5.03(b) at .1500% per annum, and (iii) thereafter until the Termination Date, at a rate per annum (the "Unused Commitment Fee Rate") determined by reference to the Leverage Ratio in effect from time to time as set forth below, in each case, payable on the average daily Unused RC Commitments of such Lender (excluding, for the purposes of this Section 2.07(a), such Lender's Competitive Bid Advances) and such Lender's Pro Rata Share of the average daily outstanding Swing Line Advances during such quarter.

     Level     Leverage Ratio                     Unused
                                               Commitment Fee
                                                    Rate

     Level 1   Less than or equal to 0.35               0.1250%
     Level 2   Greater than 0.35 and less               0.1500%
               than or equal
               to 0.40
     Level 3   Greater than 0.40 and less               0.1875%
               than or equal
               to 0.45
     Level 4   Greater than 0.45 and less               0.2500%
               than or equal
               to 0.50
     Level 5   Greater than 0.50                        0.2500%

provided, however, that (A) no change in the Unused Commitment Fee Rate shall be effective until two Business Days after the date on which the U.S. Administrative Agent receives financial statements pursuant to Section 5.03(b) or 5.03(c) and a certificate of the treasurer or chief financial officer of Global pursuant to Section 5.03(b)(ii) or 5.03(c)(ii) demonstrating such ratio and (B) if Global has not submitted to the U.S. Administrative Agent the information described in clause (A) of this proviso as and when required under
Section 5.03(b) or 5.03(c), as the case may be, the Unused Commitment Fee Rate shall be at Level 5 until the Business Day on which such information is received by such Administrative Agent at which time the Unused Commitment Fee Rate shall be based on such information. Such commitment fee shall in all cases be payable in arrears quarterly on the last Business Day of each March, June, September and December, commencing on March 31, 1996 and on the Termination Date; provided, however, that (i) any commitment fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrowers so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrowers prior to such time, (ii) no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (iii) all accrued and unpaid commitment fees with respect to any Commitment reduced pursuant to
Section 2.04 shall be due and payable on the date of such reduction.

          (b) Administrative Agent's Fees. Global shall pay to each Administrative Agent for its own account such fees as may from time to time be agreed between Global and such Administrative Agent.

          Section 2.08. Conversion of Regular Advances. (a) Optional. Any Borrower may on any Business Day, upon notice given to the Appropriate Administrative Agent not later than 1:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Section 2.09, Convert all or any portion of the Regular Advances of one Type made to such Borrower comprising the same Borrowing into Regular Advances of the other Type; provided, however, that (i) if any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made on a date other than the last day of an Interest Period for such Eurodollar Rate Advances, such Borrower shall also pay any amounts owing pursuant to Section 9.04(c), (ii) any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(c), (iii) no Conversion of any Regular Advances shall result in more separate Eurodollar Rate Borrowings than permitted under Section 2.02(c) and (iv) each Conversion of Advances comprising part of the same Borrowing under any Facility shall be made ratably among the Appropriate Lenders in accordance with their Commitments under such Facility. Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for such Advances. Each notice of Conversion shall be irrevocable and binding on the Borrower giving such notice.

          (b) Mandatory. (i) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000 with respect to the U.S. RC Advances or $2,500,000 with respect to the Canadian RC Advances, such Advances shall automatically Convert into Base Rate Advances.

          (ii) If any Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances made to it in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01, the Appropriate Administrative Agent will forthwith so notify such Borrower and the Appropriate Lenders, whereupon each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.

          Section 2.09. Increased Costs, Etc. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances or LIBO Rate Advances (excluding for purposes of this Section 2.09 any such increased costs resulting from Taxes or Other Taxes (as to which Section 2.11 shall govern)) or of agreeing to issue or of issuing or maintaining Letters of Credit or of agreeing to make or of making or maintaining Letter of Credit Advances, then the Borrowers shall from time to time, upon demand by such Lender (with a copy of such demand to the Appropriate Administrative Agent), pay to the Appropriate Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the sole judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to the Borrowers by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

          (b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender's commitment to lend hereunder and other commitments of such type or the issuance or maintenance of the Letters of Credit (or similar contingent obligations), then, upon demand by such Lender (with a copy of such demand to the Appropriate Administrative Agent), the Borrowers shall pay to such Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's commitment to lend hereunder or to the issuance or maintenance of any Letters of Credit. A certificate as to such amounts submitted to the Borrowers by such Lender shall be conclusive and binding for all purposes, absent manifest error.

          (c) If, with respect to any Eurodollar Rate Advances or LIBO Rate Advances, the Required Lenders notify the Appropriate Administrative Agent that the Eurodollar Rate or LIBO Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Advances or LIBO Rate Advances for such Interest Period, such Administrative Agent shall forthwith so notify the Borrowers and the Lenders, whereupon (i) with respect to Eurodollar Rate Advances, each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Lenders to make Eurodollar Rate Advances or LIBO Rate Advances, or to Convert Base Rate Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrowers that such Lenders have determined that the circumstances causing such suspension no longer exist; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the sole judgment of such Lender, be otherwise disadvantageous to such Lender.

          (d) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or LIBO Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrowers through the Appropriate Administrative Agent, (i) each Eurodollar Rate Advance or LIBO Rate Advance, as the case may be, will automatically, upon such demand, Convert into a Base Rate Advance or an Advance that bears interest at the rate set forth in Section 2.06(a)(i), as the case may be, and (ii) the obligation of the Lenders to make Eurodollar Rate Advances or LIBO Rate Advances or to Convert Regular Advances into Eurodollar Rate Advances shall be suspended until such Administrative Agent shall notify the Borrowers that such Lender has determined that the circumstances causing such suspension no longer exist.

          (e) If any Default has occurred and is continuing, (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

          Section 2.10. Payments and Computations. (a) Each Borrower shall make each payment hereunder and under the Notes not later than 1:00 P.M. (New York City time) on the day when due in U.S. dollars to the Appropriate Administrative Agent at the Appropriate Administrative Agent's Account in same day funds. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by such Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the Notes to more than one Lender, to such Lenders for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lenders and (ii) if such payment by such Borrower is in respect of any Obligation then payable hereunder to one Lender, to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to
Section 9.07(c), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

          (b) Each Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under the Note held by such Lender, to charge from time to time against any or all of such Borrower's accounts with such Lender any amount so due.

          (c) All computations of interest based on the Base Rate shall be made by the Appropriate Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate, the LIBO Rate or the Federal Funds Rate and of all fees and Letter of Credit commissions shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by either Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

          (d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances or LIBO Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

          (e) Unless the Appropriate Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due by such Borrower to any Lender hereunder that such Borrower will not make such payment in full, such Administrative Agent may assume that such Borrower has made such payment in full to such Administrative Agent on such date and such Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Lender. If and to the extent any Borrower shall not have so made such payment in full to such Administrative Agent, each such Lender shall repay to such Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to such Administrative Agent, at the Federal Funds Rate.

          Section 2.11. Taxes. (a) Any and all payments by or on behalf of any Borrower hereunder or under the Notes shall be made, in accordance with
Section 2.10, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and each Agent, overall net income taxes that are imposed by the United States and franchise taxes and overall net income taxes that are imposed on such Lender or such Agent by the state or foreign jurisdiction under the laws of which such Lender or such Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, franchise taxes and overall net income taxes that are imposed on such Lender by the state or foreign jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If any Person shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or any Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11) such Lender or such Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Person shall make such deductions and
(iii) such Person shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

          (b) In addition, the Borrowers jointly and severally agree to pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made or receipt hereunder or under the Notes or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as "Other Taxes").

          (c) The Borrowers shall jointly and severally indemnify each Lender and each Agent for the full amount of Taxes and Other Taxes, and for the full amount of taxes imposed by any jurisdiction on amounts payable under this
Section 2.11, imposed on or paid by such Lender or Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or such Agent (as the case may be) makes written demand therefor.

          (d) Within 30 days after the date of any payment of Taxes, the Borrowers shall furnish to the Appropriate Administrative Agent, at its address referred to in Section 9.02, the original receipt of payment thereof or a certified copy of such receipt. In the case of any payment hereunder or under the Notes by or on behalf of the Borrowers through (i) an account or branch outside the United States, in the case of a U.S. Borrower, and (ii) an account or branch outside Canada, in the case of a Canadian Borrower, or by a payor that is not a United States Person or a Person Resident in Canada, as the case may be, if the Borrowers determine that no Taxes are payable in respect thereof, the Borrowers shall furnish, or shall cause such payor to furnish, to the Appropriate Administrative Agent, at such address, an opinion of counsel acceptable to the Appropriate Administrative Agent stating that such payment is exempt from Taxes. For purposes of this Agreement, the terms "United States" and "United States Person" shall have the meanings specified in Section 7701 of the Internal Revenue Code and the terms "Canada" and "Resident in Canada" shall have the meanings ascribed thereto for purposes of the Income Tax Act (Canada).
          (e) With respect to the U.S. Borrowers, each Lender organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender, and on the date of the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender, and from time to time thereafter if requested by the U.S. Borrowers or the U.S. Administrative Agent (but only so long thereafter as such Lender remains lawfully able to do so), provide the U.S. Administrative Agent and the U.S. Borrowers with Internal Revenue Service form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party that reduces the rate of withholding tax on payments under this Agreement or the Notes or certifying that the income receivable pursuant to this Agreement or the Notes is effectively connected with the conduct of a trade or business in the United States. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form 1001 or 4224, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Borrowers and shall not be obligated to include in such form or document such confidential information.

          (f) With respect to a Canadian Borrower, if at the time a Lender first becomes a party to this Agreement, payments hereunder or under the Notes are subject to Canadian interest withholding tax at a rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender becomes subject to withholding tax at a lesser rate, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods during which such lower rate applies; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender becomes a party to this Agreement, the Lender assignor was entitled to payments under Section 2.11(a) in respect of Canadian withholding tax with respect to interest paid at such date, then, to such extent, the term "Taxes" shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) Canadian withholding tax, if any, applicable with respect to the Lender assignee on such date.

          (g) For any period with respect to which a Lender has failed to provide the Borrowers with the appropriate form described in subsection (e) (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form otherwise is not required under subsection (e)), such Lender shall not be entitled to indemnification under subsection (a) or (c) with respect to Taxes imposed by the United States; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrowers shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

          (h) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 2.11 shall survive the payment in full of principal and interest hereunder and under the Notes.

          (i) Any Lender claiming any additional amounts payable pursuant to this Section 2.11 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the sole judgment of such Lender, be otherwise disadvantageous to such Lender.

          Section 2.12. Sharing of Payments, Etc. If any Lender shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) (a) on account of Obligations due and payable to such Lender hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the Notes at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the Notes at such time obtained by all the Lenders at such time or (b) on account of Obligations owing (but not due and payable) to such Lender hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the Notes at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the Notes at such time obtained by all the Lenders at such time, such Lender shall forthwith purchase from the other Lenders such participations in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price to the extent of such other Lender's ratable share (according to the proportion of (i) the purchase price paid to such Lender to (ii) the aggregate purchase price paid to all Lenders) of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such other Lender's required repayment to
(ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.12 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

          Section 2.13. Letters of Credit. (a) The Letter of Credit Facility. Each Issuing Bank severally agrees, on the terms and conditions hereinafter set forth, to issue letters of credit (together with the Existing Letters of Credit referred to in Section 2.13(f), the "Letters of Credit") for the account of either U.S. Borrower, in the case of Letters of Credit to be issued under the U.S. RC Facility, and any Canadian Borrower, in the case of Letters of Credit to be issued under the Canadian RC Facility, from time to time on any Business Day during the period from the Funding Date until 30 days before the Termination Date (i) in an aggregate Available Amount for all Letters of Credit issued by such Issuing Bank not to exceed at any time such Issuing Bank's Letter of Credit Commitment under the Facility which the Notice of Issuance specifies as the Facility under which such Letter of Credit is to be issued, (ii) in an Available Amount for each such Letter of Credit issued under the U.S. RC Facility not to exceed the lesser of (x) the Letter of Credit Facility at such time and (y) the Unused U.S. RC Commitments of the U.S. RC Lenders at such time and (iii) in an Available Amount for each such Letter of Credit issued under the Canadian RC Facility not to exceed the lesser of (x) the Letter of Credit Facility at such time and (y) the Unused Canadian RC Commitments of the Canadian RC Lenders at such time. No Letter of Credit shall have an expiration date (including all rights of such Borrower or the beneficiary to require renewal) later than the earlier of 20 days before the Termination Date and one year after the date of issuance thereof, but may by its terms be renewable annually either automatically unless notice is given by the Issuing Bank of non-renewal or upon notice (a "Notice of Renewal") given to the Issuing Bank that issued such Letter of Credit (which notice such Issuing Bank shall promptly supply to the U.S. Administrative Agent) on or prior to any date for notice of renewal set forth in such Letter of Credit but in any event at least three Business Days prior to the date of the proposed renewal of such Letter of Credit and upon fulfillment of the applicable conditions set forth in
Article III unless such Issuing Bank has notified the relevant Borrower (with a copy to the Appropriate Administrative Agent) on or prior to the date for notice of termination set forth in such Letter of Credit but in any event at least 30 Business Days prior to the date of automatic renewal of its election not to renew such Letter of Credit (a "Notice of Termination"); provided, however, that in the case of any Existing Letters of Credit, such Existing Letters of Credit may be renewed in accordance with their respective terms and the applicable conditions set forth in Article III shall be deemed to have been fulfilled unless the Issuing Bank thereof shall have received written notice to the contrary from the applicable Borrower or the U.S. Administrative Agent at least 10 days prior to the date of renewal; provided further that the terms of each Letter of Credit that is automatically renewable annually shall
(x) require the Issuing Bank that issued such Letter of Credit to give the beneficiary named in such Letter of Credit notice of any Notice of Termination,
(y) permit such beneficiary, upon receipt of such notice, to draw under such Letter of Credit prior to the date such Letter of Credit otherwise would have been automatically renewed and (z) not permit the expiration date (after giving effect to any renewal) of such Letter of Credit in any event to be extended to a date later than 20 days before the Termination Date. If either a Notice of Renewal is not given by the relevant Borrower or a Notice of Termination is given by the relevant Issuing Bank pursuant to the immediately preceding sentence, such Letter of Credit shall expire on the date on which it otherwise would have been automatically renewed; provided, however, that even in the absence of receipt of a Notice of Renewal the relevant Issuing Bank may in its discretion, unless instructed to the contrary by the Appropriate Administrative Agent or the Borrower giving such notice, deem that a Notice of Renewal had been timely delivered and in such case, a Notice of Renewal shall be deemed to have been so delivered for all purposes under this Agreement. Within the limits of the Letter of Credit Facility, and subject to the limits referred to above, the Borrowers may request the issuance of Letters of Credit under this
Section 2.13(a), repay any Letter of Credit Advances resulting from drawings thereunder pursuant to Section 2.13(c) and request the issuance of additional Letters of Credit under this Section 2.13(a).

          (b) Request for Issuance. (i) Each Letter of Credit shall be issued upon notice, given not later than 12:00 noon (New York City time) on the third Business Day prior to the date of the proposed issuance of such Letter of Credit, by a U.S. Borrower or a Canadian Borrower giving notice to any Issuing Bank, which shall give to the Appropriate Administrative Agent and each Appropriate Lender prompt notice thereof by telex, telecopier or cable. Each such notice of issuance of a Letter of Credit (a "Notice of Issuance") shall be by telex, telecopier or cable, promptly confirmed in writing, specifying therein the requested (A) date of such issuance (which shall be a Business
Day), (B) Available Amount of such Letter of Credit, (C) expiration date of such Letter of Credit, (D) name and address of the beneficiary of such Letter of Credit and (E) form of such Letter of Credit, and shall be accompanied by such application and agreement for letter of credit (a "Letter of Credit Agreement") as such Issuing Bank may specify to such Borrower for use in connection with such requested Letter of Credit. If (x) the requested form of such Letter of Credit is acceptable to such Issuing Bank in its sole discretion and (y) it has not received notice of objection to such issuance from the Required Lenders, such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to such Borrower at its office referred to in Section 9.02 or as otherwise agreed with such Borrower in connection with such issuance. Upon the issuance of any Letter of Credit for the account of any Borrower, such Borrower shall, at such time, be contingently liable for any Letter of Credit Advances resulting from a draw under such Letter of Credit made or deemed made at any time by any Issuing Bank or any other Lender in satisfaction of its obligations under Section 2.13(c). In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

          (ii) Each Issuing Bank shall furnish to Global and (A) to the Administrative Agent on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the previous month and drawings during such month under all Letters of Credit issued by such Issuing Bank, (B) to each Appropriate Lender on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the preceding quarter and drawings during such month under all Letters of Credit issued by such Issuing Bank and (C) to the Administrative Agent and each Appropriate Lender on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by such Issuing Bank.

          (c) Drawing and Reimbursement. The payment by any Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by such Issuing Bank of a Letter of Credit Advance, which shall be a Base Rate Advance, in the amount of such draft. Upon written demand by such Issuing Bank, with a copy of such demand to the Appropriate Administrative Agent, each other U.S. RC Lender, in the case of a Letter of Credit issued under the U.S. RC Facility, and each other Canadian RC Lender, in the case of a Letter of Credit issued under the Canadian RC Facility, shall purchase from such Issuing Bank, and such Issuing Bank shall sell and assign to each such other Lender, such other Lender's Pro Rata Share of such outstanding Letter of Credit Advance as of the date of such purchase, by making available for the account of its Applicable Lending Office to such Administrative Agent for the account of such Issuing Bank, by deposit to such Administrative Agent's Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Letter of Credit Advance to be purchased by such Lender. Each Borrower hereby agrees to each such sale and assignment. Each U.S. RC Lender or Canadian RC Lender agrees to purchase its Pro Rata Share of any Letter of Credit Advance outstanding under the U.S. RC Facility or the Canadian RC Facility, as the case may be, on (i) the Business Day on which demand therefor is made by the Issuing Bank which made such Advance, provided notice of such demand is given not later than 12:00 noon (New York City time) on such Business Day or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. Upon any such assignment by an Issuing Bank to any other Lender of a portion of a Letter of Credit Advance, such Issuing Bank represents and warrants to such other Lender that such Issuing Bank is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such Letter of Credit Advance, the Loan Documents or any Loan Party. If and to the extent that any Lender shall not have so made the amount of such Letter of Credit Advance available to such Administrative Agent, such Lender agrees to pay to such Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by such Issuing Bank until the date such amount is paid to such Administrative Agent, at the Federal Funds Rate. If such Lender shall pay to such Administrative Agent such amount for the account of such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Letter of Credit Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Letter of Credit Advance made by such Issuing Bank shall be reduced by such amount on such Business Day.

          (d) Obligations Absolute. The Obligations of each Borrower under this Agreement, any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by such Borrower is without prejudice to, and does not constitute a waiver of, any rights such Borrower might have or might acquire as a result of any failure to pay or any payment by any Issuing Bank of any draft or the reimbursement by such Borrower thereof):

          (i) any lack of validity or enforceability of this Agreement, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (this Agreement and all of the other foregoing being, collectively, the "L/C Related Documents");

          (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of any Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

          (iii) the existence of any claim, setoff, defense or other right that any Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), any Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;
          (iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

          (v) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit, unless such draft or certificate is substantially different from the applicable form specified by such Letter of Credit;

          (vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of any Borrower in respect of the L/C Related Documents; or

          (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower, any Guarantor or any other guarantor.

          (e) Compensation. (i) The U.S. Borrowers jointly and severally agree to pay to the U.S. Administrative Agent for the account of each U.S. RC Lender and the Canadian Borrowers jointly and severally agree to pay the Canadian Administrative Agent for the account of each Canadian RC Lender a commission on such Lender's Pro Rata Share of the average daily aggregate Available Amount of all Letters of Credit outstanding from time to time under the U.S. RC Facility or the Canadian RC Facility, as the case may be, at the rate per annum determined by reference to the Leverage Ratio in effect from time to time as set forth below, payable in arrears quarterly on the last Business Day of each March, June, September and December commencing March 31, 1996 and on the Termination Date:

       Level   Leverage Ratio               Letter of Credit
                                            Fee Rate

     Level 1   Less than or equal to 0.35                0.3750%
     Level 2   Greater than 0.35 and less                0.4375%
               than or equal to 0.40
     Level 3   Greater than 0.40 and less                0.5000%
               than or equal to 0.45
     Level 4   Greater than 0.45 and less                0.6250%
               than or equal to 0.50
     Level 5   Greater than 0.50                         0.7500%

          (ii) Any Borrower giving a Notice of Issuance shall pay to each Issuing Bank, for its own account, and any Borrower giving a Notice of Renewal with respect to any Existing Letter of Credit shall pay to the Issuing Bank renewing such Existing Letter of Credit, for its own account, such commissions, issuance fees, transfer fees and other fees and charges in connection with the issuance or administration of the requested Letter of Credit as such Borrower and such Issuing Bank shall agree.

          (f)  Existing Letters of Credit.  Effective as of the Funding Date,
(i) the "Letters of Credit" issued for the account of any Canadian Borrower, Global Operations, Global or Vigoro by any Existing Issuing Bank pursuant to an Existing Credit Agreement (such "Letters of Credit" as are outstanding thereunder on the date hereof and set forth on Schedule 2.13(f) hereto being the "Existing Letters of Credit"), will be deemed to be Letters of Credit hereunder for the account of such Canadian Borrower, in the case of an Existing Letter of Credit issued for the account of a Canadian Borrower, for the account of Global Operations, in the case of an Existing Letter of Credit issued for the account of Global Operations, and for the account of Global, in the case of Existing Letters of Credit issued for the account of Global or Vigoro, under the Canadian RC Facility or the U.S. RC Facility, as the case may be, (ii) the Existing Letters of Credit will no longer be Obligations outstanding under such Existing Credit Agreement and (iii) each such Existing Issuing Bank will be deemed to have sold and transferred an undivided interest and participation in respect of the Existing Letters of Credit issued by it and each Appropriate Lender hereunder will be deemed to have purchased and received, without further action on the part of any party, an undivided interest and participation in such Existing Letters of Credit, based on such Lender's Pro Rata Share of the Canadian RC Facility or the U.S. RC Facility, as the case may be. Global hereby expressly assumes all Obligations in respect of each Existing Letter of Credit issued for the account of Vigoro (including, without limitation, the repayment, in accordance with Section 2.03(c), of any Letter of Credit Advances resulting from a draw under any such Existing Letter of Credit).

          Section 2.14. The Competitive Bid Advances. (a) Each U.S. RC Lender severally agrees that the U.S. Borrowers may make Competitive Bid Borrowings under this Section 2.14 from time to time on any Business Day during the period from the Funding Date until the date occurring 30 days prior to the Termination Date in the manner set forth below; provided that, following the making of each Competitive Bid Borrowing, the aggregate amount of the U.S. RC Advances then outstanding shall not exceed the aggregate amount of the U.S. RC Commitments of the Lenders (computed without regard to any Competitive Bid Reduction).

          (i) The U.S. Borrowers may request a Competitive Bid Borrowing under this Section 2.14 by delivering to the U.S. Administrative Agent, by telecopier or telex, a notice of a Competitive Bid Borrowing (a "Notice of Competitive Bid Borrowing"), in substantially the form of Exhibit B-2 hereto, specifying therein the requested (v) date of such proposed Competitive Bid Borrowing, (w) aggregate amount of such proposed Competitive Bid Borrowing, (x) in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances, Interest Period, or in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances, maturity date for repayment of each Fixed Rate Advance to be made as part of such Competitive Bid Borrowing (which maturity date may not be earlier than the date occurring 7 days after the date of such Competitive Bid Borrowing or later than the earlier of (I) 180 days after the date of such Competitive Bid Borrowing and (II) the Termination Date), (y) interest payment date or dates relating thereto, and (z) other terms (if any) to be applicable to such Competitive Bid Borrowing, not later than 1:00 P.M. (New York City time) (A) at least one Business Day prior to the date of the proposed Competitive Bid Borrowing, if the U.S. Borrower giving such notice shall specify in the Notice of Competitive Bid Borrowing that the rates of interest to be offered by the U.S. RC Lenders shall be fixed rates per annum (the Advances comprising any such Competitive Bid Borrowing being referred to herein as "Fixed Rate Advances") and (B) at least five Business Days prior to the date of the proposed Competitive Bid Borrowing, if such U.S. Borrower shall instead specify in the Notice of Competitive Bid Borrowing that the rates of interest be offered by the U.S. RC Lenders are to be based on the LIBO Rate (the Advances comprising such Competitive Bid Borrowing being referred to herein as "LIBO Rate Advances"). Each Notice of Competitive Bid Borrowing shall be irrevocable and binding on such U.S. Borrower. The U.S. Administrative Agent shall in turn promptly notify each U.S. RC Lender of each request for a Competitive Bid Borrowing received by it from either U.S. Borrower by sending such Lender a copy of the related Notice of Competitive Bid Borrowing.

          (ii) Each U.S. RC Lender may, if, in its sole discretion, it elects to do so, irrevocably offer to make one or more Competitive Bid Advances to the U.S. Borrower requesting a Competitive Bid Borrowing as part of such proposed Competitive Bid Borrowing at a rate or rates of interest specified by such U.S. RC Lender in its sole discretion, by notifying the U.S. Administrative Agent (which shall give prompt notice thereof to the relevant U.S. Borrower), before 10:00 A.M. (New York City time) on the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances and before 10:00 A.M. (New York City time) three Business Days before the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances, of the minimum amount and maximum amount of each Competitive Bid Advance which such U.S. RC Lender would be willing to make as part of such proposed Competitive Bid Borrowing (which amounts may, subject to the proviso to the first sentence of this Section 2.14(a), exceed such Lender's U.S. RC Commitment, if any), the rate or rates of interest therefor and such Lender's Applicable Lending Office with respect to such Competitive Bid Advance; provided that if the U.S. Administrative Agent in its capacity as a U.S. RC Lender shall, in its sole discretion, elect to make any such offer, it shall notify such U.S. Borrower of such offer at least 30 minutes before the time and on the date on which notice of such election is to be given to it by the other U.S. RC Lenders and prior to reviewing any offer made by any other Lender. If any U.S. RC Lender shall elect not to make such an offer, such Lender shall so notify the U.S. Administrative Agent, before 10:00 A.M. (New York City time) on the date on which notice of such election is to be given to the U.S. Administrative Agent by the other U.S. RC Lenders, and such U.S. RC Lender shall not be obligated to, and shall not, make any Competitive Bid Advance as part of such Competitive Bid Borrowing; provided that the failure by any U.S. RC Lender to give such notice shall not cause such U.S. RC Lender to be obligated to make any Competitive Bid Advance as part of such proposed Competitive Bid Borrowing.

          (iii)     Such U.S. Borrower shall, in turn, before 1:00 P.M.
     (New York City time) on the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances and before 1:00 P.M. (New York City time) three Business Days before the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances, either:

                    (x) cancel such Competitive Bid Borrowing by giving the U.S. Administrative Agent notice to that effect, or

                    (y) accept one or more of the offers made by any U.S. RC Lender or Lenders pursuant to paragraph (ii) above, in its sole discretion, by giving notice to the U.S. Administrative Agent of the amount of each Competitive Bid Advance (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to such U.S. Borrower by the U.S. Administrative Agent on behalf of such Lender for such Competitive Bid Advance pursuant to paragraph (ii) above) to be made by each U.S. RC Lender as part of such Competitive Bid Borrowing, and reject any remaining offers made by U.S. RC Lenders pursuant to paragraph (ii) above by giving the U.S. Administrative Agent notice to that effect. The relevant U.S. Borrower shall accept the offers made by any U.S. RC Lender or U.S. RC Lenders to make Competitive Bid Advances in order of the lowest to the highest rates of interest offered by such Lenders. If two or more U.S. RC Lenders have offered the same interest rate, the amount to be borrowed at such interest rate will be allocated among such U.S. RC Lenders in proportion to the amount that each such U.S. RC Lender offered at such interest rate.

          (iv) If the U.S. Borrower requesting a Competitive Bid Borrowing notifies the U.S. Administrative Agent that such Competitive Bid Borrowing is cancelled pursuant to paragraph (iii)(x) above, the U.S. Administrative Agent shall give prompt notice thereof to the U.S. RC Lenders and such Competitive Bid Borrowing shall not be made.

          (v) If the U.S. Borrower requesting a Competitive Bid Borrowing accepts one or more of the offers made by any U.S. RC Lender or Lenders pursuant to paragraph (iii)(y) above, the U.S. Administrative Agent shall in turn promptly notify (A) each U.S. RC Lender that has made an offer as described in paragraph (ii) above, of the date and aggregate amount of such Competitive Bid Borrowing and whether or not any offer or offers made by such U.S. RC Lender pursuant to paragraph (ii) above have been accepted by such U.S. Borrower, (B) each U.S. RC Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing, of the amount of each Competitive Bid Advance to be made by such U.S. RC Lender as part of such Competitive Bid Borrowing, and (C) each U.S. RC Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing, upon receipt, that the U.S. Administrative Agent has received forms of documents appearing to fulfill the applicable conditions set forth in Article III. Each U.S. RC Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing shall, before 2:00 P.M. (New York City time) on the date of such Competitive Bid Borrowing specified in the notice received from the U.S. Administrative Agent pursuant to clause (A) of the preceding sentence or any later time when such U.S. RC Lender shall have received notice from the U.S. Administrative Agent pursuant to clause (C) of the preceding sentence, make available for the account of its Applicable Lending Office to the U.S. Administrative Agent at the Appropriate Administrative Agent's Account, in same day funds, such U.S. RC Lender's portion of such Competitive Bid Borrowing. Upon fulfillment of the applicable conditions set forth in Article III and after receipt by the U.S. Administrative Agent of such funds, the U.S. Administrative Agent will make such funds available to such U.S. Borrower at the applicable Borrower's Account. Promptly after each Competitive Bid Borrowing, the U.S. Administrative Agent will notify each U.S. RC Lender of the amount of the Competitive Bid Borrowing, the consequent Competitive Bid Reduction and the dates upon which such Competitive Bid Reduction commenced and will terminate.

          (vi) If a U.S. Borrower notifies the U.S. Administrative Agent that it accepts one or more of the offers made by any U.S. RC Lender or U.S. RC Lenders pursuant to paragraph (iii)(y) above, such notice of acceptance shall be irrevocable and binding on such U.S. Borrower. The U.S. Borrowers shall indemnify each U.S. RC Lender against any loss (excluding loss of anticipated profits), cost or expense incurred by such U.S. RC Lender as a result of any failure to fulfill on or before the date specified in the related Notice of Competitive Bid Borrowing for such Competitive Bid Borrowing the applicable conditions set forth in
     Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such U.S. RC Lender to fund the Competitive Bid Advance to be made by such U.S. RC Lender as part of such Competitive Bid Borrowing when such Competitive Bid Advance, as a result of such failure, is not made on such date.

          (b) Each Competitive Bid Borrowing shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and, following the making of each Competitive Bid Borrowing, the U.S. Borrowers shall be in compliance with the limitation set forth in the proviso to the first sentence of subsection (a) above.

          (c)  Within the limits and on the conditions set forth in this
Section 2.14, U.S. Borrowers may from time to time borrow under this
Section 2.14, repay or prepay pursuant to subsection (d) below, and reborrow under this Section 2.14, provided that a Competitive Bid Borrowing shall not be made within three Business Days of the date of any other Competitive Bid Borrowing.

          (d) Each U.S. Borrower shall repay to the U.S. Administrative Agent for the account of each U.S. RC Lender that has made a Competitive Bid Advance to such U.S. Borrower, on the maturity date of each Competitive Bid Advance (such maturity date being that specified by a U.S. Borrower for repayment of such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection (a)(i) above and provided in the Competitive Bid Note evidencing such Competitive Bid Advance), the then unpaid principal amount of such Competitive Bid Advance. Either U.S. Borrower may prepay any principal amount of any Competitive Bid Advance (i) on the terms specified by the U.S. Borrower for such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection (a)(i) above and set forth in the Competitive Bid Note evidencing such Competitive Bid Advance or
(ii) so long as such U.S. Borrower shall also pay any amounts owing pursuant to
Section 9.04(c), if prepaid other than on the terms set forth in the related Notice of Competitive Bid Borrowing.

          (e) Each U.S. Borrower shall pay interest on the unpaid principal amount of each Competitive Bid Advance owing by such U.S. Borrower from the date of such Competitive Bid Advance to the date the principal amount of such Competitive Bid Advance is repaid in full, at the rate of interest for such Competitive Bid Advance specified by the U.S. RC Lender making such Competitive Bid Advance in its notice with respect thereto delivered pursuant to subsection (a)(ii) above, payable on the interest payment date or dates specified by a U.S. Borrower for such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection (a)(i) above, as provided in the Competitive Bid Note evidencing such Competitive Bid Advance. Upon the occurrence and during the continuance of an Event of Default, such U.S. Borrower shall pay interest on the amount of unpaid principal of and interest on each Competitive Bid Advance owing to a U.S. RC Lender, payable in arrears on the date or dates interest is payable thereon, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Competitive Bid Advance under the terms of the Competitive Bid Note evidencing such Competitive Bid Advance unless otherwise agreed in such Competitive Bid Note.

          (f) The indebtedness of any U.S. Borrower resulting from each Competitive Bid Advance made to such U.S. Borrower as part of a Competitive Bid Borrowing shall be evidenced by a separate Competitive Bid Note of the U.S. Borrower payable to the order of the U.S. RC Lender making such Competitive Bid Advance.

          (g) Upon delivery of each Notice of Competitive Bid Borrowing, the U.S. Borrower giving such notice shall pay a non-refundable fee of $2,500 to the U.S. Administrative Agent for its own account.

          Section 2.15. Use of Proceeds. (a) The proceeds of the RC Advances shall be available (and the Borrowers agree that they shall use such proceeds) solely (i) to refinance Debt of Global Operations under the Global Operations Agreement, (ii) to refinance the Obligations in respect of Tranche A Term Loans (as defined in the Vigoro Credit Agreement) and the revolving loan facility under the Vigoro Credit Agreement, (iii) to refinance money market loans made to Global or any of its Subsidiaries and (iv) for general corporate purposes and (b) the proceeds of the Term Advances shall be available (and the Term Borrower agrees that it shall use such proceeds) solely to refinance the Obligations in respect of Tranche B Term Loans (as defined in the Vigoro Credit Agreement) under the Vigoro Credit Agreement.

          Section 2.16. Defaulting Lenders. (a) In the event that, at any one time, (i) any Lender shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Advance to any Borrower and (iii) any Borrower shall be required to make any payment hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then such Borrower may, so long as no Default shall occur or be continuing at such time and to the fullest extent permitted by applicable law, set off and otherwise apply the Obligation of such Borrower to make such payment to or for the account of such Defaulting Lender against the Obligation of such Defaulting Lender to make such Defaulted Advance. In the event that such Borrower shall so set off and otherwise apply the Obligation of such Borrower to make any such payment against the Obligation of such Defaulting Lender to make any such Defaulted Advance on any date, the amount so set off and otherwise applied by such Borrower shall constitute for all purposes of this Agreement and the other Loan Documents an Advance by such Defaulting Lender made on such date under the Facility pursuant to which such Defaulted Advance was originally required to have been made pursuant to Section 2.01. Such Advance shall be considered, for all purposes of this Agreement, to comprise part of the Borrowing in connection with which such Defaulted Advance was originally required to have been made pursuant to Section 2.01 and such Advance shall bear interest at the same rate as the other Advances comprising part of the same Borrowing. Each Borrower shall notify the Appropriate Administrative Agent at any time such Borrower reduces the amount of the Obligation of such Borrower to make any payment otherwise required to be made by it hereunder or under any other Loan Document as a result of the exercise by such Borrower of its right set forth in this subsection (a) and shall set forth in such notice (A) the name of the Defaulting Lender and the Defaulted Advance required to be made by such Defaulting Lender and (B) the amount set off and otherwise applied in respect of such Defaulted Advance pursuant to this subsection (a). Any portion of such payment otherwise required to be made by any Borrower to or for the account of such Defaulting Lender which is paid by any Borrower, after giving effect to the amount set off and otherwise applied by such Borrower pursuant to this subsection (a), shall be applied by such Administrative Agent as specified in subsection (b) or (c) of this Section 2.16.

          (b) In the event that, at any one time, (i) any Lender shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Amount to either Administrative Agent or any of the other Lenders and (iii) any Borrower shall make any payment hereunder or under any other Loan Document to the Administrative Agent for the account of such Defaulting Lender, then such Administrative Agent may, on its behalf or on behalf of such other Lenders and to the fullest extent permitted by applicable law, apply at such time the amount so paid by such Borrower to or for the account of such Defaulting Lender to the payment of each such Defaulted Amount to the extent required to pay such Defaulted Amount. In the event that such Administrative Agent shall so apply any such amount to the payment of any such Defaulted Amount on any date, the amount so applied by such Administrative Agent shall constitute for all purposes of this Agreement and the other Loan Documents payment, to such extent, of such Defaulted Amount on such date. Any such amount so applied by such Administrative Agent shall be retained by such Administrative Agent or distributed by such Administrative Agent to such other Lenders, ratably in accordance with the respective portions of such Defaulted Amounts payable at such time to such Administrative Agent and such other Lenders and, if the amount of such payment made by such Borrower shall at such time be insufficient to pay all Defaulted Amounts owing at such time to such Administrative Agent and the other Lenders, in the following order of priority:

          (i) first, to such Administrative Agent for any Defaulted Amount then owing to such Administrative Agent (in its capacity as Administrative Agent); and

          (ii) second, to any other Lenders for any Defaulted Amounts then owing to such other Lenders, ratably in accordance with such respective Defaulted Amounts then owing to such other Lenders.
Any portion of such amount paid by such Borrower for the account of such Defaulting Lender remaining, after giving effect to the amount applied by an Administrative Agent pursuant to this subsection (b), shall be applied by such Administrative Agent as specified in subsection (c) of this Section 2.16.

          (c) In the event that, at any one time, (i) any Lender shall be a Defaulting Lender, (ii) such Defaulting Lender shall not owe a Defaulted Advance or a Defaulted Amount and (iii) any Borrower, either Administrative Agent or any other Lender shall be required to pay or distribute any amount hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then such Borrower or such other Lender shall pay such amount to such Administrative Agent to be held by such Administrative Agent, to the fullest extent permitted by applicable law, in escrow or the Administrative Agent shall, to the fullest extent permitted by applicable law, hold in escrow such amount otherwise held by it. Any funds held by such Administrative Agent in escrow under this subsection (c) shall be deposited by such Administrative Agent in an account with Citibank, in the name and under the control of such Administrative Agent, but subject to the provisions of this subsection (c).
The terms applicable to such account, including the rate of interest payable with respect to the credit balance of such account from time to time, shall be Citibank's standard terms applicable to escrow accounts maintained with it.
Any interest credited to such account from time to time shall be held by such Administrative Agent in escrow under, and applied by such Administrative Agent from time to time in accordance with the provisions of, this subsection (c). Each Administrative Agent shall, to the fullest extent permitted by applicable law, apply all funds so held in escrow from time to time to the extent necessary to make any Advances required to be made by such Defaulting Lender and to pay any amount payable by such Defaulting Lender hereunder and under the other Loan Documents to the Administrative Agent or any other Lender, as and when such Advances or amounts are required to be made or paid and, if the amount so held in escrow shall at any time be insufficient to make and pay all such Advances and amounts required to be made or paid at such time, in the following order of priority:

          (i) first, to such Administrative Agent for any amount then due and payable by such Defaulting Lender to such Administrative Agent (in its capacity as Administrative Agent) hereunder;

          (ii) second, to any other Lenders for any amount then due and payable by such Defaulting Lender to such other Lenders hereunder, ratably in accordance with such respective amounts then due and payable to such other Lenders; and

          (iii) third, to such Borrower for any Advance then required to be made by such Defaulting Lender pursuant to a Commitment of such Defaulting Lender.

In the event that such Defaulting Lender shall, at any time, cease to be a Defaulting Lender, any funds held by such Administrative Agent in escrow at such time with respect to such Defaulting Lender shall be distributed by such Administrative Agent to such Defaulting Lender and applied by such Defaulting Lender to the Obligations owing to such Lender at such time under this Agreement and the other Loan Documents ratably in accordance with the respective amounts of such Obligations outstanding at such time.

          (d)  The rights and remedies against a Defaulting Lender under this
Section 2.16 are in addition to other rights and remedies that the Borrowers may have against such Defaulting Lender with respect to any Defaulted Advance and that any Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Defaulted Amount.

          Section 2.17. Replacement of Certain Lenders. In the event a Lender ("Affected Lender") shall: (i) be a Defaulting Lender, (ii) have required Conversion of or caused the suspension of availability of Eurodollar Rate Advances or LIBO Rate Advances pursuant to Section 2.09(d), (iii) have requested compensation from any Borrower under Sections 2.09 or (iv) have requested compensation from any Borrower under Section 2.11 to recover Taxes, Other Taxes or other additional costs incurred by such Lender then, in any such case, Global may make written demand on such Affected Lender (with a copy to the U.S. Administrative Agent) for the Affected Lender to assign, and such Affected Lender shall use its best efforts to assign pursuant to one or more duly executed assignment and acceptance agreements in substantially the form of Exhibit C five Business Days after the date of such demand, to one or more Eligible Assignees which the Borrower shall have engaged for such purpose ("Replacement Lender"), all of such Affected Lender's rights and obligations under this Agreement and other Loan Documents (including, without limitation, its RC Commitments, all Advances owing to it, all of its participation interest in outstanding Swing Line Advances, Letter of Credit Advances and Letters of Credit, and its obligation to participate in additional Swing Line Advances, Letter of Credit Advances and Letters of Credit hereunder) in accordance with
Section 9.07. The U.S. Administrative Agent agrees, upon the occurrence of such events with respect to an Affected Lender and upon the written request of the Borrower, to reasonably cooperate with the Borrower's efforts to obtain the commitments from one or more Eligible Assignees to act as a Replacement Lender. Further, with respect to such assignment, the Affected Lender shall have concurrently received, in cash, all amounts due and owing to the Affected Lender hereunder or under any other Loan Document, including, without limitation, the aggregate outstanding principal amount of the Advances owed to such Lender, together with accrued interest thereon through the date of such assignment, amounts payable under Sections 2.09 and 2.11 with respect to such Affected Lender and compensation payable under Section 9.04 in the event of any replacement of any Affected Lender under clause (iii) of this Section 2.17; provided that upon such Affected Lender's replacement, such Affected Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.09, 2.11 and 9.04, as well as to any fees accrued for its account hereunder and not yet paid, and shall continue to be obligated under Section 8.05. Upon the replacement of any Affected Lender pursuant to this Section 2.17, the provisions of Sections 2.09, 2.11 and 9.04 shall continue to apply with respect to Borrowings which are then outstanding with respect to which the Affected Lender failed to fund its Pro Rata Share and which failure has not been cured.


                                  ARTICLE III

                    CONDITIONS TO EFFECTIVENESS AND LENDING

          Section 3.01.  Conditions to Effectiveness.  Sections 2.01, 2.13 and
2.14 of this Agreement shall become effective on and as of the first date (the "Effective Date") on which the following conditions precedent shall have been met:

          (a) The Lenders shall be satisfied with the corporate and legal structure and capitalization of each Loan Party and the Joint Venture Company, including the terms and conditions of the charter, bylaws and each class of capital stock of each Loan Party and of each agreement or instrument relating to such structure or capitalization.

          (b) Before giving effect to the Merger and the other transactions contemplated by this Agreement, there shall have occurred no material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of Global and its Relevant Subsidiaries (other than Vigoro and its Subsidiaries), taken as a whole, or of Vigoro and its Subsidiaries, taken as a whole, in each case since June 30, 1995.

          (c) There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party or any Subsidiary of any Loan Party pending or threatened before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect other than the matters described in Exhibit B to the Disclosure Letter (the "Disclosed Litigation") or (ii) purports to affect the legality, validity or enforceability of this Agreement, any Note, any other Loan Document, any Related Document or the consummation of the Merger or the other transactions contemplated hereby, and there shall have been no change in the status or financial effect on Global and its Relevant Subsidiaries (other than Vigoro and its Subsidiaries), taken as a whole, or of Vigoro and its Subsidiaries, taken as a whole, of the Disclosed Litigation from that described in the Pre-Commitment Information that may have a Material Adverse Effect.

          (d) There shall exist no injunction or temporary restraining order in connection with any proceeding challenging the consummation of the Merger, and all applicable waiting periods shall have expired and no action shall have been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon the transactions contemplated thereby.

          (e) The Lenders shall have completed a due diligence investigation of Vigoro and its Subsidiaries in scope, and with results, satisfactory to the Lenders, and nothing shall have come to the attention of the Lenders to lead them to believe that the information provided by or on behalf of the Loan Parties to the Agents or to the Lenders generally, as a group, in connection with this Agreement and the transactions contemplated hereby prior to the date hereof, including, but not limited to, the Merger Agreement, the Information Memoranda, the proxy statement filed with the Securities Exchange Commission on January 30, 1996, the disclosure letters referred to in the Merger Agreement, the Disclosed Litigation and the environmental matters disclosed in writing prior to the Effective Date with respect to Global and its Subsidiaries prior to the Merger (the "Pre-Commitment Information") contains any material misstatement of fact or omitted to state a material fact necessary to make the statements contained therein (in the context of all other information provided, taken as a whole), not misleading; without limiting the generality of the foregoing, the Lenders shall have been given such access to the management, records, books of account, contracts and properties of each Loan Party and the Subsidiary of each Loan Party as the Lenders shall have reasonably requested.

          (f) All material governmental and third party consents and approvals necessary in connection with the Merger, the Loan Documents and the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect, and no law or regulation shall be applicable that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.

          (g) Global shall have notified each Lender and each Agent in writing as to the proposed Funding Date (if such Funding Date is other than March 1, 1996) and the proposed Effective Date (if such Effective Date is other than February 27, 1996).

          Section 3.02. Conditions Precedent to Initial Extension of Credit. The obligation of each Lender to make a Regular Advance or of any Issuing Bank to issue a Letter of Credit on the occasion of the Initial Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent before or concurrently with the Initial Extension of Credit:

          (a) The Merger shall have been consummated substantially in accordance with the terms of the Merger Agreement, without any waiver, modification, revision or amendment since the delivery of the Lenders' Commitments not consented to by the Lenders (such consent not to be unreasonably withheld) of any term, provision or condition set forth therein in any material respects, and in compliance with all applicable laws and all applicable waiting periods.

          (b)  The Merger Agreement shall be in full force and effect.

          (c) The Borrowers shall have authorized from the proceeds of the Initial Extension of Credit the payment of all accrued fees of the Agents and the Lenders and all accrued expenses of the Agents (including the accrued fees and expenses of Shearman & Sterling, counsel to the U.S. Administrative Agent, and Tory Tory DeLauriers & Binnington, local counsel to the Lenders), for which Global has received detailed invoices prior to the Effective Date.

          (d) The U.S. Administrative Agent shall have received on or before the Effective Date the following, each dated such day (unless otherwise specified), in form and substance satisfactory to the Lenders (unless otherwise specified) and (except for the Notes) in sufficient copies for each Lender:

               (i)  The Notes to the order of the Lenders.

               (ii) Certified copies of the resolutions of the Board of Directors of each Loan Party approving this Agreement, the Notes and each other Loan Document to which it is or is to be a party, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, the Notes and each other Loan Document.

               (iii) A copy of a certificate of the Secretary of State of the state of incorporation of each Loan Party incorporated in the United States, dated reasonably near the Funding Date, listing the charter of such Loan Party and each amendment thereto on file in his office and certifying that (A) such amendments are the only amendments to such Loan Party's charter on file in his office, (B) such Loan Party has paid all franchise taxes to the date of such certificate and (C) such Loan Party is duly incorporated and in good standing under the laws of the state of such Loan Party's incorporation.

               (iv) A certificate of compliance issued under the Canada Business Corporations Act with respect to each of the Loan Parties incorporated under the laws of Canada, together with a certified copy of the articles of each such Loan Party.

               (v) A certificate of each Loan Party, dated the Funding Date, the statements made in which certificate shall be true on and as of the Funding Date, signed on behalf of such Loan Party, (A) by its Secretary or any Assistant Secretary, certifying as to (x) the absence of any amendments to the charter of such Loan Party since the date of the Secretary of State's certificate referred to in Section 3.02(d)(iii) or the certified copy of the articles referred to in
          Section 3.02(d)(iv), (y) a true and correct copy of the bylaws of such Loan Party as in effect on the Funding Date, (z) the absence of any proceeding for the dissolution or liquidation of such Loan Party and (B) by its treasurer, chief financial officer, president or any vice president, certifying as to (x) the truth of the representations and warranties contained in the Loan Documents as though made on and as of the Funding Date and (y) the absence of any event occurring and continuing that constitutes a Default.

               (vi) A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign this Agreement, the Notes and each other Loan Document to which they are or are to be parties and the other documents to be delivered hereunder and thereunder.

               (vii) Certified copies of each of the Related Documents and the Prudential Guarantee, duly executed by the parties thereto and in form and substance reasonably satisfactory to the Lenders, together with all agreements, instruments and other documents delivered in connection therewith.

               (viii) Such financial, business and other information regarding each Loan Party and their respective Subsidiaries as the Lenders shall have reasonably requested, including, without limitation, information as to possible contingent liabilities, tax matters, environmental matters, obligations under ERISA and Welfare Plans, collective bargaining agreements and other arrangements with employees.

               (ix) Evidence satisfactory to the Lenders that all Obligations in respect of Debt outstanding under the Existing Credit Agreements are being prepaid, redeemed or defeased in full from the proceeds of the Initial Extension of Credit, or otherwise satisfied and extinguished (subject to the survival of provisions relating to indemnifications, taxes and increased costs, to the extent set forth therein), and the "Commitments" (as defined in each Existing Credit Agreement) under the Existing Credit Agreements have been terminated.

                    (x) A letter from the Process Agent, dated the Effective Date, agreeing to act as Process Agent, in form and substance satisfactory to the Lenders.

               (xi) The Disclosure Letter, duly executed by each Loan Party.

               (xii) A favorable opinion of Blake, Cassels & Graydon, Canadian counsel for the Loan Parties, in substantially the form of Exhibit E hereto and as to such other matters as any Lender or any Agent through the U.S. Administrative Agent may reasonably request.

               (xiii) A favorable opinion of Tory Tory DeLauriers & Binnington, Canadian counsel for the Lenders, in substantially the form of Exhibit F hereto and as to such other matters as any Lender or any Agent through the U.S. Administrative Agent may reasonably request.

               (xiv) A favorable opinion of Sidley & Austin, special counsel for the Loan Parties, in substantially the form of Exhibit G hereto and as to such other matters as any Lender or any Agent through the U.S. Administrative Agent may reasonably request.

               (xv) A favorable opinion of Marschall I. Smith, General Counsel of Global, with respect to each Loan Party, in substantially the form of Exhibit H hereto and as to such other matters as any Lender or any Agent through the U.S. Administrative Agent may reasonably request.

               (xvi) A favorable opinion of Fraser & Beatty, Canadian counsel for the Loan Parties, in substantially the form of Exhibit J hereto and as to such other matters as any Lender or any Agent through the U.S. Administrative Agent may reasonably request.

               (xvii) A favorable opinion of Shearman & Sterling, counsel for the Lenders, in form and substance satisfactory to the Lenders.

          Section 3.03. Conditions Precedent to Each Regular Borrowing and Each Issuance, Etc. The obligation of each Appropriate Lender to make a Regular Advance (other than a Letter of Credit Advance made by an Issuing Bank or a Lender pursuant to Section 2.13(c) and a Swing Line Advance made by a Lender pursuant to Section 2.02(b)) on the occasion of each Borrowing (including the initial Borrowing), and the right of the Borrowers to request the issuance of Letters of Credit (including the initial issuance of Letters of Credit) or renew Letters of Credit and Swing Line Borrowings, shall be subject to the conditions precedent that the Funding Date shall have occurred and on the date of such Borrowing, issuance or renewal (a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Swing Line Borrowing or Notice of Issuance and the acceptance by such Borrower of the proceeds of such Borrowing or of such Letter of Credit shall constitute a representation and warranty by such Borrower that on the date of such Borrowing, issuance or renewal such statements are true):

          (i) the representations and warranties contained in each Loan Document are true and correct on and as of the date of such Borrowing, issuance or renewal, before and after giving effect to such Borrowing, issuance or renewal and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a date other than the date of such Borrowing, issuance or renewal; and

          (ii) no event has occurred and is continuing, or would result from such Borrowing, issuance or renewal or from the application of the proceeds therefrom, that constitutes a Default;

and (b) the U.S. Administrative Agent shall have received such other approvals, opinions or documents as any Appropriate Lender through the Administrative Agent may reasonably request.

          Section 3.04. Conditions Precedent to Each Competitive Bid Borrowing. The obligation of each U.S. RC Lender that is to make a Competitive Bid Advance on the occasion of a Competitive Bid Borrowing to make such Competitive Bid Advance as part of such Competitive Bid Borrowing is subject to the conditions precedent that (a) the Funding Date shall have occurred, (b) the U.S. Administrative Agent shall have received the written confirmatory Notice of Competitive Bid Borrowing with respect thereto, (c) on or before the date of such Competitive Bid Borrowing, but prior to such Competitive Bid Borrowing, the U.S. Administrative Agent shall have received a Competitive Bid Note payable to the order of such Lender for each of the one or more Competitive Bid Advances to be made by such Lender as part of such Competitive Bid Borrowing, in a principal amount equal to the principal amount of the Competitive Bid Advance to be evidenced thereby and otherwise on such terms as were agreed to for such Competitive Bid Advance in accordance with Section 2.14, and (d) on the date of such Competitive Bid Borrowing the following statements shall be true (and each of the giving of the applicable Notice of Competitive Bid Borrowing and the acceptance by the U.S. Borrower giving such notice of the proceeds of such Competitive Bid Borrowing shall constitute a representation and warranty by such U.S. Borrower that on the date of such Competitive Bid Borrowing such statements are true):

          (i) the representations and warranties contained in each Loan Document are true and correct on and as of the date of such Competitive Bid Borrowing, before and after giving effect to such Competitive Bid Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a date other than the date of such Borrowing, and

          (ii) no event has occurred and is continuing, or would result from such Competitive Bid Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

          Section 3.05. Determinations Under Sections 3.01 and 3.02. For purposes of determining compliance with the conditions specified in Section
3.01 or 3.02, as the case may be, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Appropriate Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the date that Global, by notice to the Lenders, designates as the proposed Effective Date or Funding Date, as the case may be, specifying its objection thereto, and in the case of Section 3.02, if the Initial Extension of Credit consists of a Borrowing, such Lender shall not have made available to the Administrative Agent such Lender's ratable portion of such Borrowing.


                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES

          Section 4.01. Representations and Warranties of the Borrowers and the Guarantors. Each Loan Party represents and warrants as follows:

          (a) Each Loan Party (i) is a corporation duly organized, validly existing and good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified and in good standing as a foreign corporation or extraprovincial corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed could not be reasonably likely to have a Material Adverse Effect and (iii) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. Except as set forth on
     Schedule 4.01(b), all of the outstanding capital stock of each Borrower has been validly issued, is fully paid and non-assessable and, is owned directly or indirectly, by Global free and clear of all Liens.

          (b) Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Relevant Subsidiaries of each Loan Party as of the Funding Date, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its incorporation, as of the Effective Date, the number of shares of each class of capital stock authorized, and the number outstanding, on the date hereof and the percentage of the outstanding shares of each such class owned (directly or indirectly) by such Loan Party and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof. All of the outstanding capital stock of all of such Subsidiaries has been validly issued, is fully paid and non-assessable and is owned as of the Effective Date by such Loan Party or one or more of its Subsidiaries free and clear of all Liens. Each such Subsidiary (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified and in good standing as a foreign or extra-provincial corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed could not be reasonably likely to have a Material Adverse Effect and (iii) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

          (c) The execution, delivery and performance by each Loan Party of this Agreement, the Notes, each other Loan Document and each Related Document to which it is or is to be a party, and the consummation of the Merger and the other transactions contemplated hereby, are within such Loan Party's corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene such Loan Party's charter or by-laws, (ii) violate any law (including, without limitation, the Securities Exchange Act of 1934), rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default under, any material contract, loan agreement, indenture, mortgage, deed of trust, material lease or other instrument binding on or affecting any Loan Party, any Subsidiary of any Loan Party or of their properties or
     (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any Subsidiary of any Loan Party. No Loan Party and no Subsidiary of any Loan Party is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could be reasonably likely to have a Material Adverse Effect.

          (d) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of this Agreement, the Notes, any other Loan Document or any Related Document to which it is or is to be a party, or for the consummation of the Merger or the other transactions contemplated hereby or (ii) the exercise by any Agent or any Lender of its rights under the Loan Documents except for the authorizations, approvals, actions, notices and filings listed on Schedule 4.01(d), all of which have been duly obtained, taken, given or made and are in full force and effect. All applicable waiting periods in connection with the Merger and the other transactions contemplated hereby have expired and no action shall have been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon the transactions contemplated hereby.

          (e) This Agreement has been, and each of the Notes, each other Loan Document and each Related Document when delivered hereunder will have been, duly executed and delivered by each Loan Party thereto. This Agreement is, and each of the Notes, each other Loan Document and each Related Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party thereto, enforceable against such Loan Party in accordance with its terms subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar law affecting creditors' rights generally.

          (f) (i) The Consolidated balance sheets of Global and its Subsidiaries as at June 30, 1995, and the related Consolidated statements of income and cash flows of Global and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Global's independent public accountants, and the summary financial statements of Global and its Subsidiaries as at December 31, 1995, and for the six months then ended, duly certified by the treasurer or chief financial officer of Global, copies of which have been furnished to each Lender, fairly present, subject, in the case of said summary financial statements as at December 31, 1995, and for the six months then ended, to year-end audit adjustments, the Consolidated financial condition of Global and its Subsidiaries as at such dates and the Consolidated results of the operations of Global and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles applied on a consistent basis, and since June 30, 1995, there has been no Material Adverse Change.

          (ii) The Consolidated balance sheets of Vigoro and its Subsidiaries as at June 30, 1994, and the related Consolidated statements of income and cash flows of Vigoro and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Vigoro's independent public accountants, and the summary financial information of Vigoro and its Subsidiaries as at September 30, 1995 and for the nine months then ended, duly certified by the treasurer or chief financial officer of Vigoro, copies of which have been furnished to each Lender, fairly present, subject, in the case of said summary financial information September 30, 1995 and for the nine months then ended, to year-end audit adjustments, the Consolidated financial condition of Vigoro and its Subsidiaries as at such dates and the Consolidated results of the operations of Vigoro and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles applied on a consistent basis, and since June 30, 1994, there has been no Material Adverse Change as of the Effective Date.

          (g) The unaudited Consolidated pro forma condensed combined financial information of Global and its Subsidiaries consisting of the unaudited Consolidated pro forma combined statement of operations for the one-year period ended June 30, 1995 and the unaudited pro forma condensed Consolidated pro forma combined balance sheet at September 30, 1995 of Global and its Subsidiaries, giving effect to the Merger, certified by the treasurer or chief financial officer of Global and the treasurer or chief financial officer of Vigoro, copies of which have been furnished to each Lender, fairly present the Consolidated pro forma results of operations of Global and its Subsidiaries for the one-year period ended on such date, in each case giving effect to the Merger, all in accordance with U.S. GAAP.

          (h) The Consolidated forecasted balance sheets, income statements and cash flows statements of Global and its Subsidiaries delivered to the Lenders pursuant to Section 3.02(d)(vii) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in the light of conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, Global's and Vigoro's, as applicable, good faith estimate of its and its applicable Subsidiaries' future financial performance, it being understood that uncertainty is inherent in any forecasts or projections and that no assurances can be given by Global or Vigoro of the future achievement of such performance.

          (i) Neither the Pre-Commitment Information (taken as a whole) nor any other information, exhibit or report furnished by any Loan Party to any Agent or to the Lenders generally as a group, in connection with the negotiation of the Loan Documents or pursuant to the terms of the Loan Documents (other than projections and forecasts as to which clause (h) above applies) contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading at the time and under the circumstances when given.

          (j) Except as to Environmental Claims (which are addressed solely by Section 4.01(q)), there is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any Subsidiary of any Loan Party pending or threatened before any court, governmental agency or arbitrator that (i) would reasonably be expected to have a Material Adverse Effect (other than the Disclosed Litigation) or (ii) purports to affect the legality, validity or enforceability of this Agreement, any Note, any other Loan Document or any Related Document or the consummation of the Merger or the other transactions contemplated hereby, and there has been no material change in the status, or financial effect on any Loan Party or any Subsidiary of any Loan Party, of the Disclosed Litigation from that described of Parts I and II in Exhibit B to the Disclosure Letter that could be reasonably likely to have a Material Adverse Effect; provided, however, that neither Global nor any of its Subsidiaries makes any representation in the first sentence of this Section 4.01(j) with respect to the litigation set forth as Item 2 of Parts I and II in Exhibit B to the Disclosure Letter; with respect to the litigation set forth on Item 2 on Schedule 301(c), to the actual knowledge of the chairman, vice chairman, president or treasurer of Global and Vigoro, there have been no actions taken by Global or any of its Subsidiaries that are the subject of such litigation that could reasonably be expected to have a material adverse effect on the ability of any Loan Party to perform their obligations under the Loan Documents or the Related Documents or that purport to affect the legality, validity or enforceability of this Agreement, any Note, any other Loan Document or any Related Document or the consummation of the Merger or the other transactions contemplated hereby.

          (k) No proceeds of any Advance will be used to acquire, in connection with a hostile or contested bid, any equity security of a class that is registered pursuant to Section 12 of the Securities Exchange Act of 1934.

          (l) (i) (A) No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying, and no proceeds of any Advance will be used to extend credit to others for the purpose of purchasing or carrying, Margin Stock, and (B) no proceeds of any Advance will be used to purchase or carry any Margin Stock in connection with a hostile or contested bid.

          (ii) Following application of the proceeds of each Advance, not more than 25% of the value of the assets (of any Loan Party individually or with such Loan Party's Subsidiaries taken as a whole) subject to the provisions of Section 5.02(a) or 5.02(d) or subject to any restriction contained in any agreement or instrument between any Loan Party and any Lender or any Affiliate of any Lender relating to Debt and within the scope of Section 6.01(e) will be Margin Stock.

          (m) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan of any Loan Party or any of its ERISA Affiliates which ERISA Event could reasonably be expected to subject any Loan Party or any of its ERISA Affiliates to liability in excess of $7,500,000.

          (n) Schedule B (Actuarial Information) to the most recent report (Form 5500 Series) for each Plan of each Loan Party and each of its ERISA Affiliates, copies of which have been filed with the Internal Revenue Service, is complete and accurate and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status.

          (o) No Loan Party and no ERISA Affiliate of any Loan party has incurred and not discharged in the ordinary course and in accordance with ERISA or is reasonably expected to incur any Withdrawal Liability in excess of $7,500,000 to any Multiemployer Plan.

          (p) No Loan Party and no ERISA Affiliate of any Loan Party has been notified by the sponsor of a Multiemployer Plan of any Loan Party or any of their ERISA Affiliates that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA other than in connection with any such reorganization or termination which is not reasonably expected to subject any Loan Party or any of its ERISA Affiliates to liability in any plan year in excess of $1,500,000 in excess of the aggregate annual contributions of the Loan Parties and their ERISA Affiliates to all Multiemployer Plans.

          (q) To the best knowledge of the Loan Parties and their Subsidiaries and except as disclosed in Exhibit C to the Disclosure Letter, (i) each Loan Party and each of its Subsidiaries has complied with, and is in compliance with, all applicable Environmental Laws and the requirements to obtain and comply with any permits or governmental approvals issued under such Environmental Laws, (ii) there are no past, pending or threatened Environmental Claims against either a Loan Party or any of its Subsidiaries or on any Real Property owned or operated at any time by a Loan Party or any of its Subsidiaries, and (iii) there are no facts, circumstances, conditions or occurrences arising from, relating to or on any real property owned or operated at any time by a Loan Party or any of its Subsidiaries or on any property adjoining or in the immediate vicinity of any such Real Property that could be reasonably be expected (A) to form the basis of an Environmental Claim against any Loan Party or any of its Subsidiaries or any such Real Property or (B) to cause such real property to be subject to any restrictions on the ownership, occupancy, use or transferability of such real property under any Environmental Law, except all such non-compliances, Environmental Claims, and facts, circumstances, conditions or occurrences described in the preceding clauses (i), (ii) and
     (iii) which individually or in the aggregate could not reasonably be expected to have a material adverse effect on the ability of the Loan Parties to perform their obligations under the Loan Documents from the date hereof through the Termination Date. Notwithstanding any other provision contained in this Section 4.01, the provisions of this
     Section 4.01(q) shall be the only representations and warranties applicable to environmental matters or Environmental Claims and no other provision of this Section 4.01 shall be construed to include environmental matters or Environmental Claims.

          (r) No Loan Party and no Subsidiary of any Loan Party is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction that could reasonably be expected to have a Material Adverse Effect.

          (s) Each Loan Party and each of its Subsidiaries has filed, has caused to be filed or has been included in all income and other material tax returns (Federal, state, provincial, local and foreign) required to be filed and has paid all income and other material taxes shown thereon to be due, together with applicable interest and penalties other than any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien attaches with respect thereto which is not a Lien permitted under Section 5.02(a).

          (t) No Loan Party and no Subsidiary of any Loan Party is an "investment company," or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Advances, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by any Borrower, nor the consummation of the other transactions contemplated hereby, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

          (u) (i) All actuarial reports and annual regulatory or other reports, returns and filings in respect of each Canadian Plan, and any agreements made or required to have been made with any regulatory agency, have been made and no material adverse change has occurred since the date thereof; (ii) each Canadian Plan complies in all material respects, and has been administered in compliance in all material respects with, its terms and with all applicable legislation and regulatory policy, and none of the Canadian Borrowers has received any notice from any party questioning or challenging such compliance; (iii) no event has occurred respecting any Canadian Plan which would entitle any person or persons (without the consent of the applicable Canadian Borrower) to wind-up or terminate any Canadian Plan in whole or in part, nor has any person threatened to do so; (iv) there are no unfunded liabilities in any material amount under any Canadian Plan (including, without limiting the generality of the foregoing, any going concern unfunded actuarial liability, past service unfunded actuarial liability or solvency deficiency); (v) there has been no surplus received in any material amount (except with the approval of all necessary pension regulatory and taxation authorities) or applied for in respect of any Canadian Plan; and (vi) there have been no improper withdrawals or transfers of assets in respect of any Canadian Plan which would result in liabilities in any material amount.


                                   ARTICLE V

                 COVENANTS OF THE BORROWERS AND THE GUARANTORS

          Section 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment hereunder, each Loan Party will:

          (a) Compliance with Laws, Etc. Comply and cause each of its Subsidiaries to comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property except (i) such noncompliances as could not, individually or in the aggregate, have a Material Adverse Effect and (ii) as to environmental matters which are solely addressed by Section 5.01(c).

          (b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all income and other material taxes, assessments and governmental charges or levies imposed upon it or upon its property and
     (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that no Loan Party and no Subsidiary of any Loan Party shall be required to pay or discharge any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings and as to which adequate reserves are being maintained, unless and until any Lien attaches with respect thereto which is not a Lien permitted under Section 5.02(a).

          (c) Compliance with Environmental Laws. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable Environmental Laws, except for such non-compliance which individually or in the aggregate could not reasonably be expected to have a material adverse effect on the ability of the Loan Parties to perform their obligations under the Loan Documents from the date hereof through the Termination Date and promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance with Environmental Laws. Notwithstanding any other provision contained in this Section 5.01, the provisions of this Section 5.01(c) shall be the only covenant applicable to environmental matters and no other provision of this Section
     5.01 shall be construed to include environmental matters.

          (d) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Loan Party or such Subsidiary operates; provided, however, that the Borrowers and their Subsidiaries may self-insure to the same extent as other companies engaged in similar businesses and owing similar properties in the same general areas in which such Borrower or such Subsidiary operates and to the extent consistent with prudent business practice.

          (e) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that each Loan Party and its Subsidiaries may consummate any merger, amalgamation or consolidation permitted under
     Section 5.02(c) and provided further that no Loan Party and no Subsidiary of a Loan Party shall be required to preserve any right or franchise if the Board of Directors of such Loan Party or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Loan Party or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to such Loan Party or such Relevant Subsidiary, as the case may be, or to the Lenders.

          (f) Visitation Rights. At any reasonable time and from time to time, upon reasonable prior notice, permit any Agent or any of the Lenders or any agents or representatives thereof to examine and make copies of and abstracts from the records (other than any confidential non-public proprietary information relating to operational technology (including, without limitation, information relating to the process of solution mining of potash), unless an Event of Default has occurred and is continuing, in which case to the extent practicable and to the extent consistent with the Lenders' objectives, the Lenders will use reasonable efforts to inspect such information on-site without making any copies thereof) and books of account of, and visit the properties of (other than upon the occurrence and continuance of an Event of Default, such visitation and inspection to be conducted, in the case of the Lenders, by all of the Lenders at the same time), any Loan Party and any Subsidiary of any Loan Party, and to discuss the affairs, finances and accounts of such Loan Party and such Subsidiary with any of its officers or directors and with its independent certified public accountants.

          (g) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Loan Party and each Subsidiary of such Loan Party in accordance with generally accepted accounting principles in effect from time to time.

          (h) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or are, in the reasonable judgment of such Loan Party, useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

          (i) Compliance with Terms of Leaseholds. Make all payments and otherwise perform all obligations in respect of all leases of real property, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the U.S. Administrative Agent of any default by any party with respect to such leases and cooperate with the U.S. Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, in each case except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

          (j) Performance of Related Documents. Perform and observe all of the terms and provisions of each Related Document to be performed or observed by it, maintain each such Related Document in full force and effect, enforce such Related Document in accordance with its terms, take all such action to such end as may be from time to time reasonably requested by the U.S. Administrative Agent and, upon the reasonable request of the U.S. Administrative Agent, make to each other party to each such Related Document such demands and requests for information and reports or for action as such Loan Party is entitled to make under such Related Document, in each case except to the extent that the failure to do so could not be reasonably likely to materially impair the value of the interests or materially impair the rights of such Loan Party or any of their Subsidiaries and could not be reasonably likely to materially impair the interests or materially impair the rights of any Agent or any Lender.

          (k) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates on terms that are fair and reasonable and no less favorable to such Loan Party or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate, other than: (i) the marketing and administrative services agreement between Global Operations and the Managing Partner,
     (ii) the employee leasing agreement between Global Operations and the Managing Partner, (iii) transactions between the Joint Venture Company and
     (A) Global Operations' railcar repair business located at Fitzgerald, Georgia, (B) Global Operations' "Rainbow" Division, (C) Vigoro's and its Subsidiaries' "FarMarkets" Divisions pursuant to the arrangements set forth in the Partnership Agreement as in effect on the date hereof and (D) IMC-Canada and (iv) loans, Investments and other transactions between or among Global and its subsidiaries to the extent permitted by Section 5.02(b), (c), (d) or (e).

          (l)  Covenant to Guarantee Obligations.   So long as the Release Date
     shall not have occurred, at the expense of Global, at such time as any new direct or indirect Relevant Subsidiaries of Global are formed or acquired or any existing Subsidiary of Global becomes a Relevant Subsidiary (other than IMC Canada, IMC Global Potash Holdings, George Smith Ag Services, Inc. and the Joint Venture Company) (i) within 15 Business Days thereafter, cause such Relevant Subsidiary to duly execute and deliver to the U.S. Administrative Agent a guaranty or other agreement, in form and substance satisfactory to the U.S. Administrative Agent, whereby such Relevant Subsidiary guarantees Global's Obligations under the Loan Documents, such Guaranty to be effective until the Release Date, (ii) within 30 days thereafter, deliver to the U.S. Administrative Agent a signed copy of a favorable opinion, addressed to the Agents and the Lenders, of internal counsel for Global or other counsel for the Loan Parties acceptable to the U.S. Administrative Agent as to such guaranty being the legal, valid and binding Obligation of the Loan Party party thereto, enforceable in accordance with its terms and as to such other matters as the U.S. Administrative Agent may reasonably request; provided, however, that nothing contained in this Section 5.01(l) shall require that any present or future Subsidiary of the Borrower issue any such guaranty if as a result of the issuance of such guaranty, Global would incur material adverse tax consequences.

          Section 5.02. Negative Covenants. So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment hereunder, no Loan Party will, at any time:

          (a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file, or permit any of its Subsidiaries to sign or file, under the Uniform Commercial Code or other applicable personal property security legislation of any jurisdiction, a financing statement that names any Loan Party or any Subsidiary of any Loan Party as debtor, or sign, or permit any of its Subsidiaries to sign, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, excluding, however, from the operation of the foregoing restrictions the following:

               (i)  Permitted Liens;

                    (ii) Liens in existence on the Effective Date and described on Schedule 5.02(a);

               (iii) (A) Liens arising in connection with Capitalized Leases, provided that no such Lien shall extend to or cover any property or assets other than the assets subject to such Capitalized Leases, and (B) Liens upon or in real property or equipment acquired or held by Global or any of its Subsidiaries in the ordinary course of business after the date hereof to secure the purchase price of such property or equipment or to secure Debt incurred or assumed solely for the purpose of financing the acquisition, construction or improvement of any such property or equipment to be subject to such Liens, or Liens existing on any such property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount as at the time of such acquisition, construction or improvement; provided, however, that no such Lien shall extend to or cover any property other than the property or equipment being acquired, constructed or approved and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; provided further that such Lien shall be incurred within 180 days after such acquisition, construction or improvement and provided still further that the aggregate principal amount of the Debt secured by Liens permitted by this clause (iii) shall not exceed $25,000,000 at any time outstanding and that any such Debt shall not otherwise be prohibited by the terms of the Loan Documents;

               (iv) Liens arising by reason of customary deposits necessary to qualify Global or any of its Subsidiaries to maintain self-insurance, to the extent such self-insurance is permitted hereunder;

               (v) security deposits customarily required in connection with leases of real property entered into in the ordinary course of business;

               (vi) any interest or title of a lessor under any operating lease and liens arising from precautionary filings of UCC financing statements regarding leases;

               (vii) attachment, judgment and other similar Liens arising in connection with court proceedings; provided that the execution or other enforcement of such Liens is effectively stayed within ten days after Global or one of its Subsidiaries receives notice thereof and the claims secured thereby are being actively contested in good faith by appropriate proceedings and against which an adequate reserve has been established, and provided further that the aggregate amount secured by such Liens does not exceed $15,000,000;

               (viii) Liens on accounts receivable and other related assets (including the taking of possession of chattel paper) arising solely in connection with the sale, assignment or other disposition of such accounts receivable pursuant to Section 5.02(d)(iv);

               (ix) The replacement, extension or renewal of any Lien permitted by clause (ii) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby; and

               (x)  Liens not otherwise covered in (i) through (ix) of this
          Section 5.02(a) which Liens do not secure obligations in an amount exceeding $25,000,000 in the aggregate.

          (b) Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt other than:

               (i)  in the case of Global,

                    (A) unsecured Debt, provided that immediately after giving effect thereto, Global shall be in pro forma compliance (calculated based on historical financial statements most recently furnished or required to be furnished pursuant to
               Section 5.03(b) or (c) as though such Debt had been incurred at the beginning of the period covered thereby, adjusted to account for the refinancing or replacement of Debt by such Debt being incurred and for any permanent repayments of Debt) with the covenants set forth in Section 5.04, provided further, that with respect to any Debt arising under Hedge Agreements, such Hedge Agreements shall be designed to hedge against fluctuations in interest rates, commodity prices or foreign exchange rates incurred in the ordinary course of business, shall be consistent with prudent business practices, and shall be non-speculative in nature (including, without limitation, with respect to the term and purpose thereof), and

                    (B)  Debt under the Loan Documents,

               (ii) in the case of Global's Subsidiaries (other than the Joint Venture Company),

                    (A) Membership Debt with respect to (i) Canpotex incurred in the ordinary course of business and consistent with prudent business practices or (ii) SKMG incurred in the ordinary course of business and consistent with past business practices,

                    (B)  Debt existing on the date hereof, as set forth on
               Part I of Schedule 5.02(b) (such Debt, other than Debt consisting of intercompany Debt, being the "Existing Subsidiary Debt"), and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, any Existing Subsidiary Debt, provided that the terms of any such extending, refunding or refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, are no more restrictive in any material respects than the terms of the Existing Subsidiary Debt being extended, refunded or refinanced thereby (it being understood that Debt being refinanced at maturity may bear interest at then-market rates) and provided further that the principal amount of such Existing Subsidiary Debt shall not be increased above the principal amount thereof outstanding immediately prior to the Funding Date and the direct and contingent obligors therefor shall not be changed (other than the addition of the guarantee of such Debt by Global) to the extent such guarantee is otherwise permitted under Section 5.02(b)(i), as a result of or in connection with such extension, refunding or refinancing,

                              (C) Debt arising under Hedge Agreements designed to hedge against fluctuations in interest rates, commodity prices or foreign exchange rates incurred in the ordinary course of business and consistent with prudent business practices, provided that such Hedge Agreements shall be non-speculative in nature (including, without limitation, with respect to the term and purpose thereof),

                              (D) indorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business,

                    (E) Debt owing from a Subsidiary Guarantor to another Subsidiary Guarantor,

                              (F)  (i) prior to the Release Date, (x) Debt
               owing from a Subsidiary Guarantor to a Non-Guarantor Subsidiary
               (y) Debt owing from a Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary, and (z) Debt owing from a Non-Guarantor Subsidiary to a Subsidiary Guarantor, which, shall not exceed, in the aggregate, $25,000,000 at any time outstanding, and (ii) after the Release Date, Debt owing from any Subsidiary of Global to any other Subsidiary of Global,

                    (G) Debt (other than intercompany Debt listed on Schedule 5.02(b)) owing to Global, which, prior to the Release Date, shall not exceed, in the aggregate, $200,000,000 at any time outstanding,

                    (H) Chemical Supplier Debt incurred in the ordinary course of business and consistent with past business practices,

                    (I) Debt of any Subsidiary arising in connection with the redemption of the Vigoro Series E Preferred Stock outstanding on the date hereof upon exercise of any mandatory redemption right; provided, however, that the provisions of the documents governing or evidencing the same are, in the good faith determination of the U.S. Administrative Agent, not materially more restrictive than the provisions in the Loan Documents and not materially adverse to the interests of the Lenders, and

                    (J)  Debt under the Loan Documents;

                              (K) other Debt not to exceed in the aggregate $75,000,000 outstanding at any time,

               (iii)     in the case of the Joint Venture Company,

                    (A) Debt existing on the date hereof, as set forth on Part II of Schedule 5.02(b) (the "Existing JV Debt"), and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, any JV Existing Debt, provided that the terms of any such extending, refunding or refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, are no more restrictive in any material respects than the terms of the Existing Debt being extended, refunded or refinanced thereby (it being understood that Debt being refinanced at maturity may bear interest at then-market rates) and provided further that the principal amount of such JV Existing Debt shall not be increased above the principal amount thereof outstanding immediately prior to the Funding Date and the direct and contingent obligors therefor shall not be changed as a result of or in connection with such extension, refunding or refinancing,

                              (B) indorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business,

                              (C) Debt arising under Hedge Agreements designed to hedge against fluctuations in interest rates, commodity prices or foreign exchange rates incurred in the ordinary course of business and consistent with prudent business practices, provided that such Hedge Agreements shall be non-speculative in nature (including, without limitation, with respect to the term and purpose thereof),

                    (D) Membership Debt with respect to PhosChem or Phosrock incurred in the ordinary course of business and consistent with past business practices,

                    (E) Chemical Supplier Debt incurred in the ordinary course of business and consistent with past business practices,

                              (F) Debt incurred in connection with the limited recourse sale of accounts receivable in an aggregate amount not to exceed $75,000,000 outstanding at any time, and

                    (G) other Debt not to exceed in the aggregate $50,000,000 outstanding at any time.

          (c) Mergers, Etc. Merge into, amalgamate or consolidate with any Person, permit any Person to merge into it, permit any of its Subsidiaries to do so, or enter into any contract or arrangement that, upon consummation, will result in any Person or two or more Persons acquiring control over Voting Stock of Global (or other securities convertible into such securities) representing 35% or more of the combined voting power of all the Voting Stock of Global, except that (i) Global, Bull Merger and Vigoro may consummate the Merger, (ii) any Non-Guarantor Subsidiary may merge into, amalgamate or consolidate with any other Non-Guarantor Subsidiary, (iii) any Subsidiary Guarantor may merge into, amalgamate or consolidate with any other Subsidiary Guarantor, (iv) any Subsidiary Guarantor may merge into, amalgamate or consolidate with any Non-Guarantor Subsidiary, provided, however, that in the case of any such merger, amalgamation or consolidation prior to the Release Date, such Subsidiary Guarantor is the surviving corporation and (v) after the Release Date, (x) any of Global's wholly owned Subsidiaries may merge into Global and (y) any of Global's Subsidiaries may merge into any other of Global's Subsidiaries; provided further that in each case, immediately after giving effect thereto, no event shall occur and be continuing that constitutes a Default and, in the case of any such merger to which Global is a party, Global is the surviving corporation.

          (d) Sales, Etc. of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, including, without limitation, any manufacturing plant or substantially all assets constituting the business of a division, branch or other unit operation, or grant any option or other right to purchase, lease or otherwise acquire any assets other than inventory to be sold in the ordinary course of its business, except:

               (i) sales of assets in the ordinary course of its business (whether to a third party or to any other Subsidiary) consistent with past business practices;

               (ii) in a transaction authorized by subsection (c) of this Section;

               (iii) the sale of Global's 50% interest in Chinhae Chemical Company, Ltd., a Korean Chemical Company, for cash and for fair value;

               (iv)      the limited recourse sale of accounts receivable;

               (v) the lease (as lessee) by Global or any of its Subsidiaries of real or personal property in the ordinary course of business (as long as such lease does not create Debt under Capitalized Leases not permitted under Section 5.02(b));

               (vi) prior to the Release Date, any sale of assets by (A) any Subsidiary Guarantor to any Non-Guarantor Subsidiary, (B) Global to any of its Subsidiaries, and (C) any Subsidiary Guarantor to Global in an aggregate amount under this subclause (vi) not to exceed $25,000,000, from the date hereof to the Release Date;

               (vii) after the Release Date, any sale or other disposition of assets (A) made by Global to a Subsidiary of Global for fair value (including by way of liquidation or dissolution of such Subsidiary) and (B) made by a Subsidiary of Global to any other Subsidiary of Global or to Global;

               (viii) sale, discount, or transfer of (a) delinquent accounts receivable in the ordinary course of business for purposes of collection or (b) receivables arising in connection with credit card purchases sold or transferred, in each case, in the ordinary course of business and consistent with past practices; and

               (ix) other sales of assets for cash (except as set forth below) and for fair value in an amount not to exceed (A) an aggregate purchase price of $50,000,000 for any consecutive twelve-month period or (B) an aggregate of $150,000,000 from the date hereof until the Termination Date; provided, however, that up to 20% of the aggregate purchase price for such sales set forth in (A) and (B) above may be received in the form of senior promissory notes payable within five years of the date of issuance of such promissory note.

          (e) Investments in Other Persons. Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person other than:

               (i) Global and its Subsidiaries may acquire and hold receivables owing to them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with prudent business practices;

               (ii) Investments by Global or any of its Subsidiaries in Cash Equivalents;

               (iii) Investments by Global or any of its Subsidiaries resulting from Hedge Agreements permitted under Section 5.02(b)(i) or
          (ii)(C);

               (iv) Investments (a) by Global Operations and the Managing Partner in the Joint Venture Company in accordance with the terms of the Partnership Agreement and (b) by Global Operations in IMC Partner, the Managing Partner and the Joint Venture Company, in each case pursuant to and in accordance with the Partnership Agreement or as otherwise permitted under Section 5.02(b)(iii)(A);

               (v) Equity investments by Global or any of its Subsidiaries in any of its Subsidiaries made prior to the date hereof;

               (vi) Investments by Global or any of its Subsidiaries in any third party made prior to the date hereof and set forth on Schedule 5.02(e);

               (vii) Investments in connection with the acquisition of all or a material part of the assets or capital stock or other equity interest of any Person provided, however, that in connection with any such acquisition for which the aggregate consideration payable in connection therewith is in excess of 5% of Adjusted Tangible Net Worth (calculated as at the end of the most recent fiscal quarter for which financial statements have been furnished to the Lenders pursuant to Section 5.03(b) or (c)), Global shall have delivered to the U.S. Administrative Agent an officer's certificate executed by the chief financial officer or treasurer of Global which certificate shall (a) demonstrate that on a pro forma basis determined as if such acquisition had been consummated on the date occurring 12 months prior to the last day of the most recently ended fiscal quarter for which financial statements have been furnished to the Lenders pursuant to Section 5.03(b) or (c), Global and its Subsidiaries would have been in compliance with Section 5.04(b) for the relevant period ended on the last day of such fiscal quarter, (b) demonstrate compliance with Section 5.04(a) and 5.04(c) after giving effect to such acquisition, and (c) state that no Default then exists or would result therefrom;

               (viii) Global or any of its Subsidiaries may acquire and hold promissory notes received in connection with any asset sale permitted pursuant to Section 5.02(d)(ix);

               (ix) Equity Investments made after the date hereof by Global and its Subsidiaries in any of its Subsidiaries;

               (x) Investments consisting of Debt owing to Global or any of its Subsidiaries permitted under Section 5.02(b)(i) or (ii)(E), (F) or (G);

               (xi) Investments consisting of guaranties by Global of Debt of its Subsidiaries to the extent permitted under Section 5.02(b);

               (xii) Investments consisting of the purchase, repurchase, self-tender or redemption of capital stock of Global;

               (xiii) Investments in special purpose vehicles on a basis consistent with the securitization program for the Joint Venture Company in effect on the date hereof in connection with securitizations, to the extent otherwise permitted hereunder; and

               (xiv) other Investments having an aggregate cost at any time not to exceed $35,000,000.

          (f) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature of its business as carried on at the date hereof.

          (g) Charter Amendments. Amend, or permit any of its Subsidiaries to amend, its certificate of incorporation or bylaws in any manner that could be reasonably expected to be adverse to the Lenders of the Loan Parties.

          (h) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required or permitted (with the consent of Global's independent public accountants), by U.S. or Canadian generally accepted accounting principles or make more than two changes in its fiscal year, provided that Global shall promptly provide written notice to the Lenders and the Agents of any change in its fiscal year; provided further, however, that if any changes in U.S. GAAP or Canadian GAAP are hereafter required or permitted and are adopted by Global or any of its Subsidiaries and such changes result in a material change in the method of calculation of any of the financial covenants contained in Section 5.04 or the restrictions contained in Section 5.02 or in the related definitions or terms used in either of such Sections ("Material Accounting Changes"), the parties hereto agree to enter into negotiations, in good faith, in order to amend such provisions in a credit neutral manner so as to reflect equitably such changes with the desired result that the criteria for evaluating Global and its Subsidiaries' financial condition shall be the same after such changes as if such changes had not been made; provided, however, that no Material Accounting Change shall be given effect in such calculations until such provisions are amended, in a manner reasonably satisfactory to Global and the Required Banks.

          (i) Amendment, Etc. of Related Documents. Cancel or terminate any Related Document or consent to or accept any cancellation or termination thereof, amend or otherwise modify any Related Document or give any consent, waiver or approval thereunder, waive any default under or breach of any Related Document, agree in any manner to any other amendment, modification or change of any term or condition of any Related Document or take any other action in connection with any Related Document or permit any of its Subsidiaries to do any of the foregoing, in each case, that would materially impair or reduce the value of the interests or materially impair the rights of any Loan Party thereunder or that would materially impair the interests or materially impair the rights of any Agent or any Lender.

          (j) Negative Pledge. Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets other than in favor of the Agents and the Lenders other than (i) agreements to which a Loan Party or any Subsidiary of a Loan Party is a party on the date hereof that, as of the date hereof, contain such a prohibition or condition, (ii) the Certificate of Designation with respect to the Vigoro Series E Preferred Stock, (iii) any agreement or indenture evidencing the Debt permitted under Section 5.02(b)(i) and (iv) any agreement or indenture evidencing Debt of Global issued in a public offering or under Rule 144a of the Securities Act of 1933, as amended, to the extent such agreement or indenture provides that the Debt thereunder shall be equally and ratably secured upon the creation or granting of certain liens or security interests.

          (k) Partnerships. Become a general partner in any general or limited partnership, or permit any of its Subsidiaries to do so, other than (i) any Subsidiary the sole assets of which consist of its interest in such partnership, (ii) as contemplated by, and in accordance with the terms of, the Partnership Agreement and (iii) other partnerships so long as before and after giving effect thereto, no Default shall have occurred and be continuing.

          (l) Maintenance of Ownership of Subsidiaries. Sell or otherwise dispose of any shares of Voting Stock of any Relevant Subsidiary of the U.S. Borrower (other than (i) the contribution of the Voting Stock of Kalium and/or CCP to the IMC Global Potash Holdings and (ii) the sale or other disposition by Kalium Canada, Ltd. of Shares of preferred stock owned by it in KCL Holdings, Inc.) or any warrants, rights or options to acquire such Voting Stock or permit any Relevant Subsidiary of the U.S. Borrower to issue, sell or otherwise dispose of any shares of its Voting Stock or the Voting Stock of any other Relevant Subsidiary of the U.S. Borrower (other than the issuance of Preferred Stock of IMC Global Potash Holdings in an amount not to exceed $10,000,000) or any warrants, rights or options to acquire such Voting Stock.
          Section 5.03. Reporting Requirements. So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment hereunder, the U.S. Borrower will furnish to the Lenders:

          (a) Default Notice. As soon as possible and in any event within two days after any Loan Party becomes aware that any Default has occurred and such Default is continuing on the date of such statement, a statement of the treasurer or chief financial officer of Global setting forth details of such Default and the action that Global has taken and proposes to take with respect thereto.

          (b) Quarterly Financials. As soon as available and in any event within 50 days after the end of each of the first three quarters of each fiscal year of Global, Consolidated balance sheets of Global and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of Global and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the treasurer or chief financial officer of Global as having been prepared in accordance with U.S. GAAP, together with (i) a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that Global has taken and proposes to take with respect thereto and (ii) a schedule in form satisfactory to the Agents of the computations used by Global in determining compliance with the covenants contained in Section 5.04.

          (c) Annual Financials. As soon as available and in any event within 95 days after the end of each fiscal year of Global, (i) a copy of the annual audit report for such year for Global and its Subsidiaries, including therein Consolidated balance sheets of Global and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of Global and its Subsidiaries for such fiscal year, in each case accompanied by an opinion acceptable to the Required Lenders of the independent public accountants of Global, who shall be of recognized standing acceptable to the Required Lenders and (ii) a Consolidated unaudited balance sheet of Global Operations, KCL Holdings, IMC Global Potash Holdings and the Joint Venture Company and its Subsidiaries and of the Joint Venture Company as of the end of such fiscal year and Consolidated unaudited statements of income and cash flows of such Borrower and its Subsidiaries and of the Joint Venture Company for such fiscal year, together with (A) a certificate of such accounting firm to the Lenders stating that in the course of the regular audit of the business of Global and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such accounting firm, a Default has occurred and is continuing, a statement as to the nature thereof, (B) a schedule in form satisfactory to the Agents of the computations used by such accountants in determining, as of the end of such fiscal year, compliance with the covenants contained in Section 5.04 and (C) a certificate of the treasurer or chief financial officer of Global stating that no Default has occurred and is continuing or, if a default has occurred and is continuing, a statement as to the nature thereof and the action that Global has taken and proposes to take with respect thereto.

          (d) ERISA Events. Promptly and in any event within 20 days after any Loan Party or any of its ERISA Affiliates knows or has reason to know that any ERISA Event with respect to any Loan Party or any of its ERISA Affiliates that has resulted or is reasonably likely to result in a liability of any Loan Party or any of its ERISA Affiliates in excess of $1,000,000 has occurred, a statement of the treasurer or chief financial officer of Global describing such ERISA Event and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto.

          (e) Plan Terminations. Promptly and in any event within 10 Business Days after receipt thereof by any Loan Party or any of its ERISA Affiliates, copies of each notice from the PBGC stating its intention to terminate any Plan of such Loan Party or any of its ERISA Affiliates or to have a trustee appointed to administer any such Plan.

          (f) Plan Annual Reports. Promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan of each Loan Party or any of its ERISA Affiliates.

          (g) Multiemployer Plan Notices. Promptly and in any event within 10 Business Days after receipt thereof by any Loan Party or any of its ERISA Affiliates from the sponsor of a Multiemployer Plan of any Loan Party or any of its ERISA Affiliates, copies of each notice concerning (i) the imposition of Withdrawal Liability in excess of $1,000,000 by any such Multiemployer Plan, (ii) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan that has resulted or is reasonably likely to result in a liability of any Loan Party or any of its ERISA Affiliates in excess of $1,000,000 or (iii) the amount of liability incurred, or that may be incurred, by such Loan Party or any of its ERISA Affiliates in connection with any event described in clause (i) or (ii).

          (h) Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any Loan Party or any Subsidiary of any Loan Party of the type described in Section 4.01(j) that could be reasonably likely to have a Material Adverse Effect or in which the relief requested (if successful) would require the payment by any Loan Party or any Subsidiary of any Loan Party of an amount in excess of any amount in excess of 5% of the book value of the Consolidated assets of Global and its Subsidiaries or more, and promptly after the occurrence thereof, notice of any material adverse change in the status or the financial effect on any Loan Party or any Subsidiary of any Loan Party of the Disclosed Litigation from that described in Exhibit B to the Disclosure Letter.

          (i) Securities Reports. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that any Loan Party or any Subsidiary of any Loan Party sends to its stockholders in a general distribution, and copies of all regular, periodic and special reports, and all registration statements, that any Loan Party or any Subsidiary of any Loan Party files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange (other than any such reports to which the Securities and Exchange Commission accords confidential treatment).

          (j) Agreement Notices. Promptly upon receipt thereof, (i) copies of all notices of breach or default and any other notices or requests, the substance of which could materially impair the value of the interests or materially impair rights of any Loan Party or any Subsidiary of any Loan Party or could materially impair the interests or materially impair the rights of any Agent or any Lender received by either Loan Party or any of its Subsidiaries under or pursuant to any Related Document (ii) copies of all notices of breach or default received by any Loan Party or any of its Subsidiaries under or pursuant to any Related Document the impact of which could reasonably be expected to materially impair the value of the interests or materially impair the rights of any Loan Party and, (iii) from time to time upon request by any Agent, such information and reports regarding the Related Documents and the Related Documents as such Agent may reasonably request.

          (k) Environmental Matters. Promptly upon the chief executive officer, chief operating officer, president, vice president, chief financial officer, treasurer, assistant treasurer or any other senior financial officer or legal officer of Global obtaining knowledge thereof, notice of any of the following environmental matters: (i) any pending or threatened Environmental Claim against Global or any of its Subsidiaries or any real property owned or at any time operated by Global or any of its Subsidiaries; (ii) any condition or occurrence on, arising from or related to any real property owned or at any time operated by Global or any of its Subsidiaries that (a) results in non-compliance by Global or any of its Subsidiaries with any applicable Environmental Law or (b) could be reasonably anticipated to form the basis of an Environmental Claim against Global or any of its Subsidiaries or any such real property; (iii) any condition or occurrence on, arising from, or related to any real property owned or at any time operated by Global or any of its Subsidiaries that could be reasonably anticipated to cause such real property to be subject to any restrictions on the ownership, occupancy, use or transferability of such real property under any Environmental Law; and (iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any real property owned or at any time operated by Global or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency; unless the Environmental Claims, conditions, occurrences, non-compliances, restrictions and removal or remedial actions described in the preceding clauses (i), (ii), (iii) and (iv) could not, individually or in the aggregate, be reasonably expected to have a material adverse effect on the ability of the Loan Parties to perform their Obligations under the Loan Documents from the date hereof through the Termination Date. All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and Global's or such Subsidiary's response thereto and with respect to such matters Global, at the request of the Required Banks, will provide the U.S. Administrative Agent for distribution to the Banks and Agents with copies of all material communications by Global or any of its Subsidiaries with any Person (including any government or governmental agency), other than such communications or reports between Global or any of its Subsidiaries and their counsel to the extent same are subject to attorney-client privilege.

          (l) Amendment, Etc. of Related Documents. Promptly after the execution or occurrence thereof, copies of any amendment, modification or supplement of any Related Documents including, without limitation, any waiver or consent given thereunder.

          (m) Canadian Pension Plans. Promptly and in any event within 20 days after any Loan Party knows or has any reason to know that any of the representations and warranties regarding Canadian Plans referred to in
     Section 4.01(u) is no longer accurate and that the event causing such inaccuracy has resulted or is reasonably likely to result in a liability to any Canadian Borrower in excess of $7,500,000, a statement of the treasurer of chief financial officer of Global describing such event and the action, if any, that such Canadian Borrower has taken and proposes to take with respect thereto.

          (n) Other Information. Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of Global or any of its Subsidiaries as any Agent or any Lender may from time to time reasonably request.

          Section 5.04. Financial Covenants. So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment hereunder, Global will:

          (a) Tangible Net Worth. Maintain at the end of each fiscal quarter of Global Adjusted Tangible Net Worth in an amount equal at least to the sum of (i) $900,000,000, (ii) an amount equal to 40% of cumulative Consolidated net income (calculated with the payment of dividends on the Vigoro Series E Preferred Stock being treated as interest payments) of Global and its Subsidiaries for each fiscal quarter of Global commencing April 1, 1996 and (iii) the amount, if any, of equity resulting from the conversion of Global's 6.25% Convertible Subordinated Notes due 2001 into equity.

          (b) Interest Coverage Ratio. Maintain at the end of each fiscal quarter of Global a ratio of (x) an amount equal to (i) Consolidated EBITDA of Global and its Subsidiaries less (ii) income from minority interests held by Global or any of its Subsidiaries to (y) the sum of
     (A) interest payable on, and amortization of debt discount in respect of, all Debt of Global and its Subsidiaries (excluding, to the extent included therein, interest in respect of the Chemical Supplier Debt and contingent obligations in respect of Membership Debt) and (B) cash dividends on the Vigoro Series E Preferred Stock of not less than 3.25:1 for the four consecutive fiscal quarters of Global then ended.

          (c)  Leverage Ratio.  Maintain at all times a ratio of (i) the sum of
     (A) Consolidated Funded Debt and (B) the average (calculated as at the end of each of the twelve most recently ended months) outstanding Consolidated short term Debt with a maturity of less than one year from the date of the creation of such liabilities (excluding, to the extent included therein, Debt in respect of Hedge Agreements, the Chemical Supplier Debt and contingent obligations in respect of Membership Debt) and (C) the book value of the Vigoro Series E Preferred Stock minus (D) cash and Cash Equivalents in excess of $15,000,000 of Global and its Subsidiaries on hand at such time to (ii) Capitalization, in each case, of Global and its Subsidiaries of not more than 0.55:1.


                                  ARTICLE VI

                               EVENTS OF DEFAULT

          Section 6.01. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

          (a) (i) any Borrower shall fail to pay any principal of any Advance when the same becomes due and payable, (ii) any Borrower shall fail to pay any interest on any Advance within five Business Days of the date such interest becomes due and payable, or (iii) any Loan Party shall fail to make any other payment under any Loan Document within five Business Days of the date such payment becomes due and payable; or

          (b) any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

          (c) any Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d), 5.01(k), 5.02, 5.03(a) or 5.04; or

          (d) any Loan Party shall fail to perform any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed and (i) such failure shall remain unremedied for 30 Business Days after written notice thereof shall have been given to such Borrower by the Appropriate Administrative Agent or any Lender or (ii) any such failure shall not be remedied within 30 Business Days after any Responsible Officer of Global obtains actual knowledge thereof; or

          (e) any Loan Party or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt that is outstanding in a principal amount of at least $15,000,000 in the aggregate (but excluding Debt outstanding hereunder) of such Loan Party or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

          (f) any Loan Party or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

          (g) any judgment or order for the payment of money in excess of $15,000,000 (calculated after deducting therefrom any amount that will be paid by any insurer rated at least A+ by A.M. Best Company to the extent such insurer has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order) shall be rendered against any Loan Party or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (h) any non-monetary judgment or order shall be rendered against any Loan Party or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (i) any provision of any Loan Document, the invalidity of which could materially adversely affect the rights and remedies of the Lenders, after delivery thereof pursuant to Article III or Section 5.01(l) shall for any reason cease to be valid and binding on or enforceable against any Loan Party party to it, or either such Loan Party shall so state in writing; or

          (j) (i) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of Global (or other securities convertible into such Voting Stock) representing 35% or more of the combined voting power of all Voting Stock of Global; or (ii) during any period of up to 24 consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of Global shall cease for any reason (other than due to death or disability) to constitute a majority of the board of directors of Global, except to the extent that individuals who at the beginning of such 24-month period were replaced by individuals (x) elected by 66-2/3% of the remaining members of the board of directors of Global or (y) nominated for election by a majority of the remaining members of the board of directors of Global and thereafter elected as directors by the shareholders of Global; or (iii) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that has resulted in its or their acquisition of, control over Voting Stock of Global (or other securities convertible into such securities) representing 35% or more of the combined voting power of all Voting Stock of Global; or

          (k) any ERISA Event shall have occurred with respect to a Plan of any Loan Party or any of its ERISA Affiliates and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans of the Loan Parties and their ERISA Affiliates with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Loan Parties and their ERISA Affiliates related to such ERISA Event) exceeds $15,000,000; or

          (l) any Loan Party or any of its ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan of any Loan Party or any of its ERISA Affiliates that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and their ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $15,000,000 or requires payments exceeding $3,000,000 per annum; or

          (m) any Loan Party or any of its ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan of any Loan Party or any of its ERISA Affiliates that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties and their ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $3,000,000;

then, and in any such event, the U.S. Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the obligation of each Appropriate Lender to make Advances (other than Letter of Credit Advances by an Issuing Bank or an RC Lender pursuant to Section 2.13(c) and Swing Line Advances by a U.S. RC Lender pursuant to Section 2.02(b)) and of any Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, (A) by notice to the Borrowers, declare the Notes, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Borrower and (B) by notice to each party required under the terms of any agreement in support of which a Letter of Credit is issued, request that all Obligations under such agreement be declared to be due and payable; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Loan Party under the Federal Bankruptcy Code, (x) the obligation of each Lender to make Advances (other than Letter of Credit Advances by an Issuing Bank or an RC Lender pursuant to Section 2.13(c) and Swing Line Advances by a U.S. RC Lender pursuant to Section 2.02(b)) and of each Issuing Bank to issue Letters of Credit shall automatically be terminated and (y) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Borrower.

          Section 6.02. Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Appropriate Administrative Agent may, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrowers to, and forthwith upon such demand the Borrowers will, pay to the Appropriate Administrative Agent on behalf of the Lenders in same day funds at the Administrative Agent's office designated in such demand, for deposit in a non-interest bearing cash collateral account in the name of such Borrower but under the sole control and dominion of the Appropriate Administrative Agent and subject to the terms of this Agreement (the "L/C Cash Collateral Account"), an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding. If at any time the Appropriate Administrative Agent determines that any funds held in the L/C Cash Collateral Account are subject to any right or claim of any Person other than the Agents and the Lenders or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, such Borrower will, forthwith upon demand by such Administrative Agent, pay to such Administrative Agent, as additional funds to be deposited and held in the L/C Cash Collateral Account, an amount equal to the excess of
(a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Collateral Account that such Administrative Agent determines to be free and clear of any such right and claim.


                                  ARTICLE VII

                                   GUARANTY

          Section 7.01. Guaranty. (a) Global hereby unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of Global Operations and each Canadian Borrower now or hereafter existing under the Loan Documents, whether for principal, interest, fees, expenses or otherwise (such Obligations being such Guarantor's "Parent Guaranteed Obligations"), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by any Agent or any Lender in enforcing any rights under such Guaranty.

          (b) (i) Each Subsidiary Guarantor (except Kalium) hereby unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of Global now or hereafter existing under the Loan Documents, whether for principal, interest, fees, expenses or otherwise (such Obligations being such Guarantor's "Guaranteed U.S. Obligations"), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by any Agent or any Lender in enforcing any rights under such Guaranty.

          (ii) Kalium hereby unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of Kalium Chemicals, Ltd., a Delaware corporation and of KCL Holdings, Inc., a Delaware corporation, now or hereafter existing under the Loan Documents, whether for principal, interest, fees, expenses or otherwise (such Obligations being Kalium's "Guaranteed Canadian Obligations" and together with the Parent Guaranteed Obligations and the Guaranteed U.S. Obligations, the "Guaranteed Obligations"), and agree to pay any and all expenses (including reasonably counsel fees and expenses) incurred by any Agent or any Lender in enforcing any rights under such Guaranty.

          (iii) The liability of any Subsidiary Guarantor (except Kalium) under this Guaranty shall not exceed the greater of (A) the net benefit realized by such Subsidiary Guarantor from the proceeds of the advances made from time to time by the Borrowers to such Subsidiary Guarantor or any Subsidiary of such Subsidiary Guarantor and (B) the greater of (x) 95% of the "Adjusted Net Assets" (as defined below) of such Subsidiary Guarantor on the date of delivery hereof and (y) 95% of the Adjusted Net Assets of such Subsidiary Guarantor on the date of any payment hereunder. "Adjusted Net Assets" of a Subsidiary Guarantor at any date means the lesser of (x) the amount by which the fair value of the property of such Subsidiary Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities, but excluding liabilities under this Guaranty, of such Subsidiary Guarantor at such date and (y) the amount by which the present fair salable value of the assets of such Subsidiary Guarantor at such date exceeds the amount that will be required to pay the probable liability of such Subsidiary Guarantor on its debts, excluding debt in respect of this Guaranty, as they become absolute and matured.

          (c) Without limiting the generality of the foregoing, each Guarantor's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrowers to the Agents or the Lenders under the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such Borrower.

          Section 7.02. Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agents or the Lenders with respect thereto. The Obligations of each Guarantor under this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents, and a separate action or actions may be brought and prosecuted against such Guarantor to enforce this Guaranty, irrespective of whether any action is brought against any Borrower or whether any Borrower is joined in any such action or actions. The liability of such Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives to the extent permitted by applicable law any defenses it may now or hereinafter have in any way relating to, any or all of the following:

          (a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

          (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Borrower or any of its Subsidiaries or otherwise;

          (c) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

          (d) any manner of application of collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under the Loan Documents or any other assets of any Borrower or any of its Subsidiaries;

          (e) any change, restructuring or termination of the corporate structure or existence of any Borrower or any of its Subsidiaries; or

          (f) any other circumstance or any existence of or reliance on any representation by any Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, any Borrower, any Guarantor or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated (provided no such reinstatement shall occur after the Release Date with respect to any Subsidiary Guarantor (except Global Operations) and after the Operations Release Date with respect to Global Operations), as the case may be, if at any time any payment of any of the Guaranteed Obligations made, with respect to the Subsidiary Guarantors (except Global Operations), prior to the Release Date and with respect to Global Operations prior to the Operations Release Date, is rescinded or must otherwise be returned by any Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, all as though such payment had not been made.

          Section 7.03. Waiver. Each Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Agent or any Lender protect, secure, perfect or insure any Lien on any property subject thereto or exhaust any right or take any action against any Borrower or any other Person or any collateral. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waiver set forth in this
Section 7.03 is knowingly made in contemplation of such benefits.

          Section 7.04. Payments Free and Clear of Taxes, Etc. (a) Any and all payments made by or on behalf of any Guarantor hereunder shall be made, in accordance with Section 2.11, free and clear of and without deduction for any and all present or future Taxes. If any Person shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or any Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) such Lender or such Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Person shall make such deductions and
(iii) such Person shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

          (b) In addition, each Guarantor agrees to pay any present or future Other Taxes.

          (c) Each Guarantor will indemnify each Lender and each Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) imposed on or paid by such Lender or such Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or such Agent (as the case may be) makes written demand therefor.

          (d) Within 30 days after the date of any payment of Taxes by a Guarantor, such Guarantor will furnish to the Appropriate Administrative Agent, at its address referred to in Section 9.02, appropriate evidence of payment thereof. In the case of any payment hereunder by such Guarantor through an account or branch outside the United States, in the case of the U.S. Borrowers, or outside Canada, in the case of a Canadian Borrower, or by or on behalf of such Guarantor by a payor that is not a United States person or a person Resident in Canada, as the case may be, such Guarantor will furnish, or will cause such payor to furnish, to the Appropriate Administrative Agent, at such address, a certificate from each appropriate taxing authority or authorities or an opinion of counsel reasonably acceptable to the Appropriate Administrative Agent, in either case stating that such payment is exempt from or not subject to Taxes.

          (e) Without prejudice to the survival of any other agreement of any Guarantor hereunder, the agreements and obligations of each Guarantor contained in this Section 7.04 shall (i) in the case of Global, survive the payment in full of the Guaranteed Obligations and all other amounts payable under this Guaranty, (ii) in the case of the Subsidiary Guarantors, survive until the Release Date and (iii) with respect to Global Operations, survive until the Operations Release Date.
          Section 7.05. Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until, (i) in the case of Global, the later of the indefeasible cash payment in full of the Guaranteed Obligations and the Termination Date, (ii) in the case of Global Operations, the Operations Release Date and (iii) in the case of each Subsidiary Guarantor (other than Global Operations), the Release Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Lenders, the Agents and their successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may assign or otherwise transfer all or any portion of its rights and obligations hereunder (including, without limitation, all or any portion of its Commitment, the Advances owing to it and the Note or Notes held by it) to any Eligible Assignee, and such Eligible Assignee shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as provided in Section 9.07.

          Section 7.06. Subrogation. No Guarantor will exercise any rights that it may now or hereafter acquire against any Borrower or any other insider guarantor that arise from the existence, payment, performance or enforcement of any Guarantor's Obligations under this Agreement or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Agent or any Lender against any Borrower or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Borrower or any other insider guarantor, directly or indirectly, in cash or other property or by setoff or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and the Commitments shall have expired or terminated. If any amount shall be paid to any Guarantor in violation of the preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and the Termination Date, such amount shall be held in trust for the benefit of the Agents and the Lenders and shall forthwith be paid to the U.S. Administrative Agent to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) any Guarantor shall make payment to any Agent or any Lender of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall be paid in full in cash and
(iii) the Termination Date shall have occurred, the Agents and the Lenders will, at such Guarantor's request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.

          Section 7.07. Release of Subsidiary Guarantors. The U.S. Administrative Agent is authorized on behalf of each of the Agents and the Lenders to execute a release evidencing the termination of the Subsidiary Guarantors' Obligations under this Article VII and the permanent release of the guarantees of such Subsidiary Guarantors hereunder (a) in the case of Global Operations, at any time or after the Operations Release Date and (b) in the case of the other Subsidiary Guarantors, at any time on or after the Release Date. Unless on or prior to the date on which Global receives a rating of BBB-or above from S&P or Baa3 or above from Moody's on any class of Global's non-credit enhanced long-term senior unsecured Debt, the Borrowers or any Lender shall have notified the U.S. Administrative Agent (and in the case of any Lender, such notice has also been sent to Global by such Lender or by the U.S. Administrative Agent) in writing that a Default has occurred, the U.S. Administrative Agent shall have no liability in executing any such release of the Subsidiary Guarantors on or after such date. The U.S. Administrative Agent will, at Global's request and expense, timely execute and deliver to Global appropriate release documents necessary to evidence the release and termination of each of the Subsidiary Guarantors from all of its Obligations under this
Article VII, (a) in the case of Global Operations, at any time or after the Operations Release Date and (b) in the case of the other Subsidiary Guarantors, at any time on or after the Release Date.


                                 ARTICLE VIII

                                  THE AGENTS

          Section 8.01. Authorization and Action. Each Lender (in its capacity as a Lender, a Swing Line Bank (if applicable) and an Issuing Bank (if applicable)) hereby appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that no Agent shall be required to take any action that exposes any of them to personal liability or that is contrary to this Agreement or applicable law. Each Agent agrees to give to each Lender and to each other Agent prompt notice of each notice given to it by any Borrower pursuant to the terms of this Agreement.
          Section 8.02. Agents' Reliance, Etc. No Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, each Agent: (i) may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 9.07; (ii) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with the Loan Documents;
(iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document on the part of either Loan Party or to inspect the property (including the books and records) of either Loan Party; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

          Section 8.03. Citibank, NationsBanc and Affiliates. With respect to its Commitments, the Advances made by it and the Note issued to it, Citibank and NationsBanc shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not an Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include Citibank and NationsBanc in their respective individual capacities. Citibank and NationsBanc and their respective affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, either Loan Party, any of its Subsidiaries and any Person who may do business with or own securities of either Loan Party or any such Subsidiary, all as if Citibank and NationsBanc were not Agents and without any duty to account therefor to the Lenders.

          Section 8.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

          Section 8.05. Indemnification. Each Lender (other than the Designated Bidders) severally agrees to indemnify each Agent (to the extent not promptly reimbursed by the Borrowers) from and against such Lender's ratable share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent under the Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender (other than the Designated Bidders) agrees to reimburse each Agent promptly upon demand for its ratable share of any costs and expenses payable by any Borrower under Section 9.04, to the extent that such Agent is not promptly reimbursed for such costs and expenses by the Borrowers. For purposes of this Section 8.05, the Lenders' respective ratable shares of any amount shall be determined, at any time, according to the sum of (a) the aggregate principal amount of the Regular Advances outstanding at such time and owing to the respective Lenders,
(b) their respective Pro Rata Shares of the aggregate Available Amount of all Letters of Credit outstanding at such time, (c) the aggregate unused portions of their Term Commitments at such time plus (d) their respective Unused RC Commitments at such time. In the event that any Defaulted Advance shall be owing by any Defaulting Lender at any time, such Lender's Commitment with respect to the Facility under which such Defaulted Advance was required to have been made shall be considered to be unused for purposes of this Section 8.05 to the extent of the amount of such Defaulted Advance. The failure of any Lender to reimburse any Agent promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent for such other Lender's ratable share of such amount.

          Section 8.06. Successor Agents. Any Agent may resign at any time by giving 30 days' written notice thereof to the Lenders and the Borrowers and may be removed as such Agent at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent, subject, so long as no Default under
Section 6.01(a), (c) (with respect to Section 5.04) or (f) shall have occurred and be continuing, to consent by Global of such appointment (which consent shall not be unreasonably withheld or delayed). If no successor Agent shall have been so appointed by the Required Lenders and, if applicable, consented to by Global, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation or the Required Lenders' removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, subject, so long as no Default shall have occurred and be continuing, to consent by Global of such appointment (which consent shall not be unreasonably withheld or delayed) which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent, under this Agreement.


                                  ARTICLE IX

                                 MISCELLANEOUS

          Section 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes or the Subordination Agreement, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders (other than any Lender Party that is, at such time, a Defaulting Lender and the Designated Bidders), do any of the following at any time: (i) waive any of the conditions specified in Section 3.01 or 3.02 or, in the case of the Initial Extension of Credit, Section 3.03, (ii) change the number of Lenders or the percentage of (x) the Commitments, (y) the aggregate unpaid principal amount of the Advances or (z) the aggregate Available Amount of outstanding Letters of Credit that, in each case, shall be required for the Lenders or any of them to take any action hereunder, (iii) reduce or limit the obligations of any Guarantor under Section 7.01 of the Guaranty or otherwise limit the Guarantor's liability with respect to the Obligations owing to the Agents and the Lenders or (iv) amend this Section 9.01 and (b) no amendment, waiver or consent shall, unless in writing and signed by the Required Lenders and each Lender that has a Commitment under the Term Facility, the U.S. RC Facility or the Canadian RC Facility if affected by such amendment, waiver or consent, (i) increase the Commitments of such Lender or subject such Lender to any additional obligations, (ii) reduce the principal of, or interest on, the Notes held by such Lender or any fees or other amounts payable hereunder to such Lender or (iii) postpone any date fixed for any payment of principal of, or interest on, the Notes held by such Lender or any fees or other amounts payable hereunder to such Lender; provided further that no amendment, waiver or consent shall, unless in writing and signed by each Swing Line Bank or each Issuing Bank, as the case may be, in addition to the Lenders required above to take such action, affect the rights or obligations of the Swing Line Banks or of the Issuing Banks, as the case may be, under this Agreement; and provided further that no amendment, waiver or consent shall, unless in writing and signed by any Agent in addition to the Lenders required above to take such action, affect the rights or duties of such Agent under this Agreement.

          Section 9.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy, telex or cable communication) and mailed, telegraphed, telecopied, telexed, cabled or delivered, if to:

          (a) any Loan Party, c/o Global, at its address at 2100 Sanders Road, Northbrook, Illinois 60062, Attention: Treasurer;

          (b) any Initial Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto;

          (c) any other Lender, at (i) its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender or
     (ii) at the notice address specified in the Designation Agreement pursuant to which it became a Lender in the case of a Designated Bidder;

          (d) the U.S. Administrative Agent, at its address at 399 Park Avenue, New York, New York 10043, Attention: Philip Green; and

          (e) the Canadian Administrative Agent, at its address at Citibank Place, 123 Front Street, West, Toronto, Ontario, M5J 2M3, Attention: Lita Pulumbarit;

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telegraphed, telecopied, telexed or cabled, be effective when deposited in the mails, delivered to the telegraph company, transmitted by telecopier, confirmed by telex answerback or delivered to the cable company, respectively, except that notices and communications to either Administrative Agent pursuant to Article II, III or VIII shall not be effective until received by such Agent.

          Section 9.03. No Waiver; Remedies. No failure on the part of any Lender or any Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
          Section 9.04. Costs and Expenses. (a) Global agrees to pay not later than 20 Business Days after presentation of relevant invoices and backup information (i) all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents (including, without limitation, (A) all due diligence, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses (provided that so long as no Default shall have occurred and be continuing, no such appraisal, audit, insurance or consultant fees and expenses shall be incurred without the consent of Global) and (B) the reasonable fees and expenses of Shearman & Sterling and local counsel to Lenders, counsel for the Administrative Agents with respect thereto, with respect to advising the Administrative Agents as to their respective rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors' rights generally and any proceeding ancillary thereto) and
(ii) all reasonable costs and expenses of the Agents and the Lenders in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, any bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally or otherwise (including, without limitation, the reasonable fees and expenses of counsel for each Agent and each Lender with respect thereto).

          (b) Each Borrower agrees to indemnify and hold harmless each Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with (i) the transactions contemplated hereby or (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Claim relating in any way to any Loan Party or any of its Subsidiaries, in each case whether or not such investigation, litigation or proceeding is brought by either Loan Party, its directors, shareholders or creditors or an Indemnified Party or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated (but excluding any such claims, damages, losses, liabilities and expenses (A) of any Indemnified Party to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct or (B) arising from disputes among two or more Lenders (but not including any dispute that involves a Lender to the extent that such Lender is acting in a different capacity (such as Agent) under the Loan Documents or to the extent it involves the Agents' syndication activities). Each Borrower also agrees not to assert any claim against any Agent, any Lender, any of their affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to any of the transactions contemplated herein or in any other Loan Document or the actual or proposed use of the proceeds of the Advances.

          (c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance or LIBO Rate Advance is made by any Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.05, 2.08(a)(i) or
(b)(i), 2.09(d) or 2.14(d), acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, such Borrower shall, upon demand by such Lender (with a copy of such demand to the Appropriate Administrative Agent), pay to the Appropriate Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses (excluding loss of anticipated profits), costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

          (d) If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by any Agent or any Lender, in its sole discretion.

          (e) Notwithstanding any provision to the contrary in this Agreement or any of the other Loan Documents, including without limitation any provision of this Agreement which provides that the Borrowers are jointly and severally liable to the Lenders for the payment of any amount or the performance of any obligation hereunder, each of Kalium and IMC Canada shall only be liable to the Lenders for (i) Borrowings made by it, (ii) all interest, fees and other sums due hereunder attributable directly to such Borrowings, (iii) in the case of Kalium, all amounts due hereunder which it has guaranteed pursuant to Article VII, and (iv) in the case of Kalium, obligations of KCL Holdings, Inc. and Kalium Chemicals, Ltd. for which it is jointly liable under this Agreement.

          Section 9.05. Right of Setoff. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the U.S. Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of any Borrower or any Guarantor against any and all of the Obligations of each Borrower or each Guarantor now or hereafter existing under this Agreement and the Note or Notes held by such Lender, irrespective of whether such Lender shall have made any demand under this Agreement or such Note or Notes and although such Obligations may be unmatured. Each Lender agrees promptly to notify the Borrowers or the Guarantors, as the case may be, after any such setoff and application; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) that such Lender and its Affiliates may have.

          Section 9.06. Binding Effect. This Agreement shall become effective (other than Sections 2.01, 2.13 and 2.14, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by each Borrower, each Guarantor, each Agent and when the U.S. Administrative Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of each Loan Party each Agent and each Lender and their respective successors and assigns, except that no Borrower and no Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

          Section 9.07. Assignments, Designations and Participations. (a) Each Lender (other than the Designated Bidders) may and, if demanded by Global pursuant to Section 2.17, will assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments, the Regular Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of one or more Facilities (other than any right to make Competitive Bid Advances, Competitive Bid Advances owing to it and Competitive Bid Notes), (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender (other than a Designated Bidder) or an assignment of all of a Lender's rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 and shall be an integral multiple of $1,000,000, (iii) each such assignment shall be to an Eligible Assignee to which Global shall have consented, if required, and (iv) the parties to each such assignment shall execute and deliver to the U.S. Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,000; and (v) the Assignment and Acceptance shall contain a representation by the assignee to the effect that none of the consideration used to make the purchase of the Commitments, advances and other Obligations under the applicable Assignment and Acceptance are "plan assets" as defined under ERISA or that an applicable exemption is available to exempt such purchase from the prohibited transaction provisions of ERISA and the Internal Revenue Code. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

          (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or any Guarantor or the performance or observance by any Borrower or any Guarantor of any of its obligations under the Loan Documents or any other instrument or document furnished pursuant thereto;
(iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon any Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to such Agents by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

          (c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with any Note or Notes subject to such assignment, the U.S. Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Canadian Administrative Agent and the relevant Borrower. Within five Business Days after its receipt of such notice, such Borrower, at its own expense, shall execute and deliver to the U.S. Administrative Agent in exchange for the surrendered Note or Notes a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment hereunder, a new Note to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A-1, A-2 or A-3 hereto, as the case may be.

          (d) Each U.S. RC Lender (other than the Designated Bidders) may designate one or more banks or other entities to have a right to make Competitive Bid Advances as a Lender pursuant to Section 2.14; provided, however, that (i) no such Lender shall be entitled to make more than two such designations, (ii) each such Lender making one or more of such designations shall retain the right to make Competitive Bid Advances as a Lender pursuant to
Section 2.14, (iii) each such designation shall be to a Designated Bidder, and other than with respect to any Designated Bidder that is a Lender or an affiliate of a Lender at least 50% of the Voting Stock of which is owned by such Lender, Global shall have approved the designation of such Designated Bidder (such approval not to be unreasonably withheld or delayed) (iv) the Designated Bidder shall have entered into a Confidentiality Agreement and
(v) the parties to each such designation shall execute and deliver to the U.S. Administrative Agent, for its acceptance (and Global's approval, if required) and recording in the Register, a Designation Agreement. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Designation Agreement, the designee thereunder shall be a party hereto with a right to make Competitive Bid Advances as a Lender pursuant to
Section 2.14 and the obligations related thereto.

          (e) By executing and delivering a Designation Agreement, the U.S. RC Lender making the designation thereunder and its designee thereunder confirm and agree with each other and the other parties hereto as follows: (i) such Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant hereto; (ii) such Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or the performance or observance by the Borrower, of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such designee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Designation Agreement; (iv) such designee will, independently and without reliance upon any Agent, such designating Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such designee confirms that it is a Designated Bidder; (vi) such designee appoints and authorizes the Agents to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to such Agents by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such designee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

          (f) Upon its receipt of a Designation Agreement executed by a designating Lender and a designee representing that it is a Designated Bidder, the U.S. Administrative Agent shall, if such Designation Agreement has been completed and is substantially in the form of Exhibit D hereto, (i) accept such Designation Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the relevant Borrower.

          (g) The U.S. Administrative Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance and Designation Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders other than Designated Bidders, the Commitment under each Facility of, and principal amount of the Advances owing under each Facility of, and principal amount of Advances owing to each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Loan Parties, the Agents and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Loan Party, any Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.

          (h) Each Lender may sell participations in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrowers, the Guarantors, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation and provided, further, that participations in or to any Canadian RC Commitment, any Canadian RC Advance, any Letter of Credit issued under the Canadian RC Facility, any Letter of Credit Advance under the Canadian RC Facility or any of the other rights and obligations under the Canadian RC Facility may be sold only to a bank listed in
Schedule I or II to the Bank Act (Canada).

          (i) Any Lender may, in connection with any assignment, designation or participation or proposed assignment, designation or participation pursuant to this Section 9.07, disclose to the assignee, designee or participant or proposed assignee, designee or participant, any information relating to any Borrower or any Guarantor furnished to such Lender by or on behalf of such Borrower or such Guarantor; provided, however, that, prior to any such disclosure, the assignee, designee or participant or proposed assignee, designee or participant shall execute and deliver to Global and the U.S. Administrative Agent a confidentiality agreement (the "Confidentiality Agreement") substantially in the form attached hereto as Exhibit N, and otherwise agree to preserve the confidentiality of any Confidential Information received by it from such Lender.

          (j) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

          Section 9.08. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

          Section 9.09. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

          Section 9.10. No Liability of the Issuing Banks. The Borrowers assume all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither any Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;
(b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that each Borrower to which a Letter of Credit has been issued shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to such Borrower, to the extent of any direct, but not consequential, damages suffered by such Borrower that such Borrower proves were caused by (i) such Issuing Bank's willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) such Issuing Bank's willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

          Section 9.11. Confidentiality. None of the Agents or the Lenders shall disclose any Confidential Information to any Person without the consent of the relevant Borrower or the relevant Guarantor, other than (a) as permitted pursuant to the Confidentiality Agreement to which such Agent or Lender is a party, and (b) to any rating agency when required by it, provided that, prior to such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to Global or any of its Subsidiaries received by it from such Lender. Notwithstanding any term contained in any Confidentiality Agreement to the contrary, each of the Agents and Lenders agrees that its obligations under its Confidentiality Agreement shall not terminate until two years following the payment in full of the Obligations hereunder and the termination of this Agreement.

          Section 9.12. Acknowledgements. Each of the Lenders party to this Agreement on the Effective Date acknowledge that (i) it has executed a Confidentiality Agreement and (ii) has received from Global prior to the Effective Date a summary of the insurance plans set forth as Exhibit D to the Disclosure Letter and such summary and the coverage described therein as of such date is satisfactory to the Lenders as of the Effective Date.

          Section 9.13. Judgment. (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder or under the Notes in any currency (the "Original Currency") into another currency (the "Other Currency"), the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Original Currency with the Other Currency at 9:00 A.M. (New York City time) on the first Business Day preceding that on which final judgment is given.

          (b) The obligation of each Borrower in respect of any sum due in the Original Currency from it to any Lender or any Agent hereunder or under the Note or Notes held by such Lender shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by such Lender or such Agent (as the case may be) of any sum adjudged to be so due in such Other Currency, such Lender or such Agent (as the case may be) may in accordance with normal banking procedures purchase Dollars with such Other Currency; if the amount of Dollars so purchased is less than the sum originally due to such Lender or such Agent (as the case may be) in the Original Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or such Agent (as the case may be) against such loss, and if the amount of Dollars so purchased exceeds the sum originally due to any Lender or any Agent (as the case may be) in the Original Currency, such Lender or such Agent (as the case may be) agrees to remit to such Borrower such excess.

          Section 9.14. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction. Each Canadian Borrower hereby irrevocably appoints CT Corporation System (the "Process Agent"), with an office on the date hereof at 1633 Broadway, New York, New York 10019, United States, as its agent to receive on behalf of such Canadian Borrower and its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by mailing or delivering a copy of such process to the relevant Canadian Borrower in care of the Process Agent at the Process Agent's above address, and such Canadian Borrower hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, each Borrower also irrevocably consents, to the extent permitted by applicable law, such action or proceeding by sending copies of such process by mail (by method requiring evidence of receipt) with a second copy to be sent by courier to such Borrower at its address specified in Section 9.02 or by such other method as is permitted by applicable law.

          (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (c) To the extent that any Loan Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, such Loan Party hereby irrevocably waives such immunity in respect of its Obligations under this Agreement, any other Loan Documents or any Related Documents and, without limiting the generality of the foregoing, agrees that the waivers set forth in this subsection (c) shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

          Section 9.15. Interest Act (Canada). For purposes of the Interest Act (Canada), where in any Loan Document (i) a rate of interest is to be calculated on the basis of a year of 360 days, the yearly rate of interest to which the 360 day rate is equivalent is such rate multiplied by the number of days in the year for which such calculation is made and divided by 360, or (ii) an annual rate of interest is to be calculated during a leap year, the yearly rate of interest to which such rate is equivalent is such rate multiplied by 366 and divided by 365.

          Section 9.16. Currency. Except as otherwise specifically provided herein, all monetary amounts in this Agreement are stated in United States dollars.

          Section 9.17. Waiver of Jury Trial. Each of the Borrowers, the Guarantors, the Agents and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the transactions contemplated thereby, the Advances or the actions of any Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                               IMC GLOBAL INC.,
                                 as Borrower and Guarantor


                               By:
                                    Title:

                               IMC GLOBAL OPERATIONS, INC.,
                                 as Borrower and Guarantor


                               By:
                                    Title:

                               INTERNATIONAL MINERALS &
                                 CHEMICAL (CANADA) GLOBAL LIMITED,
                                 as Borrower


                               By:
                                    Title:

                               KALIUM CANADA, LTD.,
                                 as Borrower and Guarantor


                               By:
                                    Title:

                               CENTRAL CANADA POTASH, INC.,
                                 as Borrower and Guarantor


                               By:
                                    Title:

                               THE VIGORO CORPORATION,
                                 as Guarantor


                               By:
                                    Title:

                               VNH, INC., as Guarantor


                               By:
                                    Title:

                               VIGORO INDUSTRIES, INC.,
                                 as Guarantor


                               By:
                                    Title:

                               KCL HOLDINGS, INC.,
                                 as Guarantor


                               By:
                                    Title:

                               KALIUM CHEMICALS, LTD.,
                                 as Guarantor


                               By:
                                    Title:


                               PHOENIX CHEMICAL COMPANY


                               By:
                                    Title:

                               CITIBANK, N.A., as
                                 U.S. Administrative Agent and
                                 Documentation Agent

                               By:
                                    Title:


                               CITIBANK CANADA, as
                                 Canadian Administrative Agent


                               By:
                                    Title:


                               NATIONSBANC CAPITAL MARKETS, INC.,
                                 as Syndication Agent


                               By:
                                    Title:


                                Initial Lenders

                               CITIBANK, N.A.


                               By:
                                    Title:


                               CITIBANK CANADA


                               By:
                                    Title:


                               NATIONSBANK,  N.A.


                               By:
                                    Title:


                               ABN AMRO NORTH AMERICA, INC.,
                                  as Agent for ABN AMRO BANK N.V.


                               By:
                                    Title:


                               By:
                                    Title:


                               ABN AMRO BANK CANADA


                               By:
                                    Title:

                               By:
                                    Title:

                               BANK OF MONTREAL


                               By:
                                    Title:

                               CAISSE NATIONALE DE CREDIT
                                 AGRICOLE


                               By:
                                    Title:

                               CREDIT LYONNAIS CHICAGO BRANCH


                               By:
                                    Title:



                               CREDIT LYONNAIS CANADA


                               By:
                                    Title:

                               CREDIT LYONNAIS CAYMAN ISLAND
                                  BRANCH


                               By:
                                    Title:





                               HARRIS TRUST AND SAVINGS BANK



                               By:
                                    Title:


                               MORGAN GUARANTY TRUST COMPANY
                                  OF NEW YORK


                               By:
                                    Title:


                               THE NORTHERN TRUST COMPANY

                               By:
                                    Title:


                               PNC BANK,
                                 NATIONAL ASSOCIATION


                               By:



                               COOPERATIEVE CENTRALE RAIFFEISEN -
                                  BOERENLEENBANK, B.A."RABOBANK
                                  NEDER LAND", NEW YORK BRANCH


                               By:





                               ROYAL BANK OF CANADA


                               By:
                                    Title: